     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              THERMADYNE MFG. LLC
           (Exact Name of Co-Registrant as Specified in Its Charter)

             DELAWARE                              3548                             74-2878452
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)             Identification No.)

                            THERMADYNE CAPITAL CORP.

           (Exact Name of Co-Registrant as Specified in Its Charter) (and Certain Subsidiaries Identified in Footnote (1) Below)

             DELAWARE                              3548                             74-2878453
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)             Identification No.)
          101 SOUTH HANLEY ROAD, SUITE 300                      101 SOUTH HANLEY ROAD, SUITE 300
             ST. LOUIS, MISSOURI 63105                             ST. LOUIS, MISSOURI 63105
                   (314) 721-5573                                        (314) 721-5573
(Address, Including Zip Code, and Telephone Number,
                     Including
  Area Code of Co-Registrants' Principal Executive     (Name, Address, Including Zip Code, and Telephone
                      Offices)                         Number, Including Area Code, of Agent For Service)

                                   Copies to:

                                 R. SCOTT COHEN
                           WEIL, GOTSHAL & MANGES LLP
                               100 CRESCENT COURT
                                   SUITE 1300
                              DALLAS, TEXAS 75201
                                 (214) 746-7700
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                              PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                 AMOUNT TO BE              AGGREGATE                AMOUNT OF
SECURITIES TO BE REGISTERED                             REGISTERED           OFFERING PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
9 7/8% Senior Subordinated Notes due 2008.......       $207,000,000             $205,373,396              $60,585.15
---------------------------------------------------------------------------------------------------------------------------
Senior Subordinated Guarantees(3)...............
===========================================================================================================================

(1) The following direct and indirect subsidiaries of Thermadyne Mfg. LLC are Co-Registrants (the "Guarantors"), each of which is incorporated in the state and has the I.R.S. Employer Identification Number indicated: C&G Systems Holding, Inc., a Delaware corporation (43-1704862), C&G Systems, Inc., an Illinois corporation (36-3923822), Coyne Natural Gas Systems Inc., a Missouri corporation (43-1476849), Marison Cylinder Company, a Delaware corporation (37-1258890), MECO Holding Company, a Delaware corporation (43-1691576), Modern Engineering Company, Inc., a Missouri corporation (43-0418190), Stoody Company, a Delaware corporation (31-1525264), Tag Realty, Inc., a Texas corporation (75-2450351), Thermadyne Cylinder Company, a California corporation (94-167459), Thermadyne Industries, Inc., a Delaware corporation (94-2697077), Thermadyne International Corp., a Delaware corporation (94-2655752), Thermal Arc, Inc., a Delaware corporation (43-1789286), Thermal Dynamics Corp., a Delaware corporation (94-2452212), Tweco Products, Inc., a Delaware corporation (94-2725575), Victor Coyne International, Inc., a Delaware corporation (94-2159326), Victor Equipment Company, a Delaware corporation (94-0955680), Wichita Warehouse Corporation, a Kansas corporation (43-1683218), and Woodland Cryogenics Company, a Delaware corporation (52-2061312).

(2) Estimated solely for the purpose of calculating the registration fee.

(3) The 9 7/8% Senior Subordinated Notes due 2008 are unconditionally (as well as jointly and severally) guaranteed by the Guarantors on an unsecured, senior subordinated basis. No separate consideration will be paid in respect to these guarantees.

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED JUNE      , 1998

PROSPECTUS
                           OFFER FOR ALL OUTSTANDING
                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2008
                                IN EXCHANGE FOR
                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF

                              THERMADYNE MFG. LLC
                                      AND

                            THERMADYNE CAPITAL CORP.

Thermadyne Mfg. LLC (the "Company"), Thermadyne Capital Corp. ("Capital Corp.," and together with the Company, the "Issuers") and the Guarantors (as hereinafter defined) hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of registered 9 7/8% Senior Subordinated Notes due 2008 (the "New Senior Subordinated Notes") issued by the Issuers for each $1,000 principal amount at maturity of unregistered 9 7/8% Senior Subordinated Notes due 2008 (the "Old Senior Subordinated Notes") issued by the Issuers, of which an aggregate principal amount at maturity of $207,000,000 is outstanding. The form and terms of the New Senior Subordinated Notes are identical to the form and terms of the Old Senior Subordinated Notes except that the New Senior Subordinated Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Senior Subordinated Notes will evidence the same debt as the Old Senior Subordinated Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Senior Subordinated Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Issuers. See "The Exchange Offer" and "Description of New Senior Subordinated Notes." The New Senior Subordinated Notes and the Old Senior Subordinated Notes are sometimes collectively referred to herein as the "Senior Subordinated Notes."

The New Senior Subordinated Notes will mature on June 1, 2008. Interest on the New Senior Subordinated Notes will be payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1998. The New Senior Subordinated Notes will be subject to redemption at any time on or after June 1, 2003 at the option of the Issuers, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the applicable redemption date. Notwithstanding the foregoing, on or prior to June 1, 2001, the Issuers may redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes ever issued under the Indenture in cash at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined herein); provided that at least 65% of the aggregate principal amount of Senior Subordinated Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption. In addition, at any time prior to June 1, 2003, the Issuers may, at their option upon the occurrence of a Change of Control (as defined herein), redeem the New Senior Subordinated Notes, in whole but not in part, in cash at a redemption price equal to (i) the present value of the sum of all the remaining interest (excluding accrued and unpaid interest, if any), premium and principal payments that would become due on the New Senior Subordinated Notes as if the New Senior Subordinated Notes were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points, plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Upon the occurrence of a Change of Control, each Holder of New Senior Subordinated Notes will have the right to require the Issuers to repurchase all or any part of such Holder's New Senior Subordinated Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of New Senior Subordinated Notes."

The New Senior Subordinated Notes will be general unsecured obligations of the Issuers and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Issuers, including indebtedness pursuant to the New Credit Facility (as defined herein). The New Senior Subordinated Notes will rank pari passu with any future senior subordinated indebtedness of the Issuers and will rank senior to all subordinated Indebtedness (as defined herein) of the Issuers. The New Senior Subordinated Notes will be effectively subordinated to all liabilities of the Issuers' subsidiaries that are not Guarantors (as defined herein). The New Senior Subordinated Notes will be unconditionally guaranteed on a senior subordinated basis by certain of the Company's existing domestic subsidiaries (the "Guarantors"). The Note Guarantees (as defined herein) will be general unsecured obligations of the Guarantors, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including indebtedness under the New Credit Facility, and will rank senior in right of payment to any future subordinated indebtedness of the Guarantors. On a pro forma basis after giving effect to the Merger (as defined herein), including the Merger Financing (as defined herein) and the application of the proceeds thereof, as of March 31, 1998, the Company and the Guarantors would have had outstanding approximately $379.5 million of Senior Indebtedness, and the Company's non-Guarantor subsidiaries would have had approximately $87.0 million of outstanding liabilities, including trade payables.
--------------------------------------------------------------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW SENIOR SUBORDINATED NOTES.
--------------------------------------------------------------------------------
The Issuers will accept for exchange any and all Old Senior Subordinated Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
          , 1998, unless extended (as so extended, the "Expiration Date"). Tenders of Old Senior Subordinated Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."
Each broker-dealer that receives New Senior Subordinated Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Subordinated Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Subordinated Notes received in exchange for Old Senior Subordinated Notes where such Old Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed, for a period of 90 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

No public market existed for the Old Senior Subordinated Notes before the Exchange Offer. The Issuers currently do not intend to list the New Senior Subordinated Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Senior Subordinated Notes is currently anticipated. The Issuers will pay all the expenses incident to the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Senior Subordinated Notes being tendered for exchange pursuant to the Exchange Offer.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS           , 1998.

                             AVAILABLE INFORMATION

     As a result of the filing under the Securities Act of the Registration Statement on Form S-1 with respect to the New Senior Subordinated Notes (the "Registration Statement"), of which this Prospectus is a part, the Issuers will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and may be examined without charge at the public reference facilities of the Commission described above. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information filed by the Issuers with the Commission may also be obtained from the web site that the Commission maintains at http://www.sec.gov.

     The Issuers are required by the Indenture to furnish the holders of the New Senior Subordinated Notes with copies of the annual reports and of the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, so long as any New Senior Subordinated Notes are outstanding.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors are urged to read this Prospectus in its entirety. As used in this Prospectus, the term "Holdings" means Thermadyne Holdings Corporation, including its predecessors and subsidiaries; the term "Issuers" means Thermadyne Mfg. LLC (a wholly owned subsidiary of Holdings) ("Thermadyne LLC"), and Thermadyne Capital Corp. ("Thermadyne Capital"), a wholly owned subsidiary of Thermadyne Mfg. LLC; and the terms "Company" and "Thermadyne" mean Thermadyne Mfg. LLC and its predecessors and subsidiaries.

                                  THE COMPANY

OVERVIEW

     Thermadyne is a leading global manufacturer of cutting and welding products and accessories. The Company manufactures a broad range of gas (oxy-fuel) and electric arc cutting and welding products that are ultimately sold to end-user customers principally engaged in the aerospace, automotive, construction, metal fabrication, mining, mill and foundry, petroleum and shipbuilding industries. Thermadyne sells its products through a long-established domestic network of approximately 1,100 independent distributors who market Thermadyne products to over 10,000 end-user customers. For the twelve months ended March 31, 1998, the Company's net sales and Adjusted EBITDA (as defined herein), on a pro forma basis, were $548.2 million and $115.5 million, respectively.

     The Company's core products enjoy leading brand recognition, a reputation for quality and strong market positions. In 1994, following the Company's Restructuring (as defined herein), current management initiated a series of transactions to focus the Company's business exclusively on the cutting and welding industry. As part of this strategy, the Company divested three non-core businesses and acquired six cutting and welding businesses, which collectively generated approximately $169 million in annual revenues at the respective times of acquisition. As a result of this repositioning strategy, along with ongoing new product introductions, an extensive distribution network and market leading brands, the Company has achieved a compound annual growth in net sales and EBITDA of 20.3% and 12.5%, respectively, from 1993 to 1997.

     According to the United States Department of Commerce, domestic welding industry revenues totaled over $3.6 billion in 1997. The domestic industry has grown at an annual rate of 5.9% since 1989 and is expected to grow 4.2% in 1998. Global welding industry revenues are estimated to total over $10.0 billion, and management believes that growth in the international market has been faster than the domestic market, driven, in large part, by infrastructure spending in developing markets. International markets, including Australia and Italy, represented approximately 42% of the Company's net sales in 1997, up from approximately 20% of net sales in 1994. Although the industry has begun to experience global consolidation, it continues to be very fragmented.

COMPETITIVE STRENGTHS

     Thermadyne possesses a number of competitive strengths that have allowed it to develop and maintain a strong position within the cutting and welding industry, including the following:

     Market Leading Brands. Management believes that the strength and longevity of the numerous Thermadyne brand names create a significant competitive advantage and position Thermadyne as one of the leaders in the cutting and welding industry. Each of the Company's major divisions maintains industry-leading brand names with significant market shares. Management believes that VICTOR(R), founded in 1913, is the leading brand name in domestic gas-operated cutting and welding torches and equipment; TWECO(R), founded in 1936, is the leading domestic manufacturer of metal inert gas ("MIG") and manual welding torches; ARCAIR(R) is the leading domestic brand name of tungsten inert gas ("TIG") torch and accessory products; THERMAL DYNAMICS(R), founded in 1957, is a leading domestic manufacturer of manual plasma cutting products; and CIGWELD(R), founded in 1922, is the leading brand name in the Australia/New Zealand cutting and welding products market. Each of the manufacturing operations associated with these brands is ISO-9000 series certified.

     Diverse and Stable Customer Base. The Company's customer base includes cutting and welding product distributors as well as end-user customers principally engaged in the aerospace, automotive, construction, metal fabrication, mining, mill and foundry, petroleum and ship building industries. No one customer accounted for more than 9% of the Company's 1997 net sales. Further, the Company's top 20 customers have been associated with the Company for an average of over 10 years.

     Established, Effective Distribution Channels. The Company believes that its strong, established and long-standing relationships with over 1,100 independent cutting and welding products distributors in the United States provide a significant competitive advantage and support the Company's strong market position. Thermadyne's domestic distributor relationships are maintained by 11 area business managers who oversee the Company's relationships with large distributors and by separate product-specific sales forces for each of Thermadyne's business units. Management believes that this unique structure, which combines relationship managers with technically trained product specialists, will enable the Company to more effectively maintain and utilize its distributor networks. Management also believes that this established distribution network enables the Company to achieve market penetration when introducing newly developed or acquired products.

     Proven and Committed Senior Management Team. Thermadyne's management team has strategically repositioned the Company over the past four years to focus exclusively in its core cutting and welding markets. This repositioning was accomplished through divestitures of three non-core assets and acquisitions of six strategic businesses or product lines. In addition, management has initiated the development and introduction of significant new products and product lines. As a result of management's efforts, the Company achieved a 20.3% growth rate in net sales from 1993 to 1997. In connection with the Merger each member of the senior management team signed an employment contract with the Company. Additionally, the Company adopted an incentive plan to tie each member of senior management's compensation to the Company's financial performance. See "Executive Compensation."

BUSINESS STRATEGY

     Thermadyne has developed a business strategy designed to enhance its strong market positions and continue to improve its growth and profitability. The primary elements of the Company's business strategy are as follows:

     Continue New Product Development and Enhancement. The foundation for Thermadyne's strong market positions and leading brand names is the development and introduction of new products and enhancements of existing products. The Company believes it is at the forefront of cutting and welding technology with a proven track-record of continual new product introductions and existing product enhancements that have resulted in 262 issued or pending United States and foreign patents. New products and product enhancements are designed to add value for customers, including enhanced safety features, improved productivity and ergonomics and an improved welding environment. Examples of recent new product introductions include robotic welding systems and accessories, high-purity instrumentation, automated plasma cutting and safety products as well as underwater cutting electrodes. During 1997, the Company introduced over 135 new products or product enhancements, and the Company expects to continue this effort in the future.

     Expand Strategic Acquisitions. The Company has completed six acquisitions since 1993, which collectively generated approximately $169 million in annual revenues at the respective times of acquisition, including over $135 million of revenues for Australia and Italy. The Company believes that numerous acquisition candidates exist globally, and the Company intends to continue to seek new acquisition opportunities in its cutting and welding business. Thermadyne intends to continue its focused acquisition strategy that includes the following principal elements: (i) entering and expanding in geographic areas where the Company does not currently have a significant presence through acquisitions of local cutting and welding businesses and (ii) expanding in geographic areas where the Company currently maintains a strong presence through the acquisition of complementary product lines.

     Leverage Existing Distribution Network. The Company intends to leverage its existing distribution network through the acquisition or introduction of new products and product enhancements. Management believes that when the Company acquires a local presence in a new geographic area, it can utilize the acquired distribution network to sell existing Thermadyne brands into that local market. In addition, the Company believes that significant opportunities exist to purchase complementary product lines and expand its business by selling the new product lines through Thermadyne's extensive distribution network. For example, through recent acquisitions the Company has expanded its offering of filler metals, conventional arc welding power supplies, safety equipment and engine-driven welding power sources and began marketing such products through its established distribution network. The Company intends to continue this strategy of penetrating new welding product markets by leveraging its extensive distribution network in conjunction with its new product development and focused acquisition strategies.

     Broaden International Presence. Thermadyne has maintained an international presence for over 30 years and continues to broaden its presence throughout the world. International sales accounted for approximately 42% of net sales in 1997 as compared to approximately 20% in 1994. The Company has established a dedicated international market presence and maintains the leading position in Australia/New Zealand and significant and growing positions in Europe, Asia and Latin America. Management intends to continue the expansion of its strong domestic brand names into the international market and to continue to penetrate the growing Asian and Latin American cutting and welding markets.

     Continue Cost Reduction Efforts. Thermadyne strives to continually improve manufacturing efficiencies and reduce unit costs. In December 1997, the Company implemented a cost reduction program that includes the following principal elements: (i) vendor rationalization and consolidation; (ii) manufacturing process and productivity improvements and product design changes; (iii) personnel rationalization and expense reductions; (iv) advertising and trade show expense reductions; (v) aircraft, charter and other travel expense reductions; and (vi) elimination of the annual sales meeting. These cost reduction initiatives are expected to generate approximately $10 million in savings on an annualized basis. In addition, the Company has initiated the implementation of a new global information system that is designed to allow the Company to further integrate administrative functions and improve information flow across business unit lines.

     Continue Dedicated Customer Service. The Company believes that effective and proactive customer service has enabled the Company to build and maintain its leading market positions and strong distributor relationships. Management plans to continue this strategy of enhancing distributor and end-user relationships through continuous customer service improvements. Each of Thermadyne's divisions maintains a dedicated, well trained, technically oriented and product-specific sales and customer service team. Management believes that the dedicated product teams provide Thermadyne with a significant competitive advantage. In addition, to further improve customer service, the Company has implemented a national accounts team of 11 area business managers to support the dedicated product sales and service teams and further support sales to the Company's key distributors.

                        THE MERGER AND MERGER FINANCING

     On May 22, 1998, Holdings consummated the merger of Mercury Acquisition Corporation ("Mercury"), a corporation organized by DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities (the "DLJMB Funds") with and into Holdings, with Holdings continuing as the surviving corporation (the "Merger").

     In order to fund the payment of the cash portion of the Merger Consideration (as defined herein), the Option Cash Proceeds (as defined herein) and the ESPP Cash Proceeds (as defined herein), to refinance and/or retire outstanding indebtedness of the Company, and to pay expenses incurred in connection with the Merger, the Issuers issued the Senior Subordinated Notes and the Company entered into a syndicated senior secured loan facility providing for term loan borrowings in the aggregate principal amount of approximately $330 million and revolving loan borrowings of $100 million (the "New Credit Facility"). In connection with the Merger, the Company borrowed all term loans available under the New Credit Facility plus approximately $25 million of revolving loans. The remaining revolving loans will be available to fund the working capital requirements of the Company. The proceeds of such financings were distributed to Holdings in the form of a dividend. See "Description of New Credit Facility," "The Merger and Merger Financing" and "Certain Relationships and Related Transactions."

     Mercury issued approximately $94.6 million aggregate gross proceeds of its 12 1/2% Senior Discount Debentures due 2008 (the "Debentures"). In connection with the Merger, Holdings succeeded to the obligations of Mercury with respect to the Debentures. The DLJMB Funds also purchased 2,608,696 shares of common stock of Mercury ("Mercury Common Stock"), 2,000,000 shares of senior exchangeable preferred stock of Mercury ("Mercury Preferred Stock") and warrants to purchase 353,428 shares of Mercury Common Stock at an exercise price of $0.01 per share (the "DLJMB Warrants") for approximately $140 million (the "DLJMB Equity Investment"). As a result of the Merger, the proceeds of such purchases became an asset of Holdings, each share of Mercury Common Stock became a share of common stock of Holdings ("Holdings Common Stock"), each share of Mercury Preferred Stock became a share of senior exchangeable preferred stock of Holdings ("Holdings Preferred Stock") and each DLJMB Warrant to acquire Mercury Common Stock became exercisable for an equal number of shares of Holdings Common Stock. In addition, in connection with the Merger, certain members of senior management purchased 143,192 shares of Holdings Common Stock for approximately $4.9 million (the "Management Share Purchase"), of which approximately $3.6 million was provided through non-recourse loans from Holdings (the "Management Loans").

     The equity and debt financings referred to above are collectively referred to herein as the "Merger Financing."

                               THE EXCHANGE OFFER

The Exchange Offer.........  $1,000 principal amount at maturity of New Senior
                             Subordinated Notes in exchange for each $1,000 principal amount at maturity of Old Senior Subordinated Notes. The Old Senior Subordinated Notes were sold on May 22, 1998 in a private placement to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser"), which immediately resold to the Old Senior Subordinated Notes pursuant to Rule 144A promulgated under the Securities Act (the "Offering"). As of the date hereof, Old Senior Subordinated Notes representing $207 million aggregate principal amount at maturity are outstanding. The terms of the New Senior Subordinated Notes and the Old Senior Subordinated Notes are substantially identical in all material respects, except that the New Senior Subordinated Notes will be freely transferable by the holders thereof except as otherwise provided herein. See "Description of New Senior Subordinated Notes."

                             Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Issuers and the Guarantors, the Issuers and the Guarantors believe that New Senior Subordinated Notes issued pursuant to the Exchange Offer in exchange for Old Senior Subordinated Notes may be offered for resale, sold and otherwise transferred by any person receiving the New Notes, whether or not that person is the registered holder (other than any such holder or such other person that is an "affiliate" of the Issuers or any Guarantor within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Senior Subordinated Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Senior Subordinated Notes and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Senior Subordinated Notes. See "The Exchange
                             Offer -- Purpose and Effect." Each broker-dealer that receives New Senior Subordinated Notes for its own account in exchange for Old Senior Subordinated Notes, where those Old Senior Subordinated Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these New Senior Subordinated Notes. See "Plan of Distribution."

Registration Rights
  Agreement................  In connection with the Offering, the Issuers and the Guarantors entered into a Registration Rights Agreement with the Initial Purchaser (the "Registration Rights Agreement") requiring the Issuers to make the Exchange Offer. See "The Exchange Offer -- Purpose and Effect."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time,             , 1998, or such later
                             date and time to which it is extended (the
                             "Expiration Date").

Withdrawal.................  The tender of the Old Senior Subordinated Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Senior Subordinated

                             Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New
  Senior Subordinated
  Notes....................  Interest on each New Senior Subordinated Note will accrue from the date of issuance of the Old Senior Subordinated Note for which the New Senior Subordinated Note is exchanged or from the date of the last periodic payment of interest on such Old Senior Subordinated Note, whichever is later. No additional interest will be paid on Old Senior Subordinated Notes tendered and accepted for exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Issuers. See "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
Old
  Notes....................  Each holder of Old Senior Subordinated Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Senior Subordinated Notes and any other required documentation, to the Exchange Agent (as defined herein) at the address set forth herein. Persons holding the Old Senior Subordinated Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Issuers that, among other things, (i) the New Senior Subordinated Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Subordinated Notes, whether or not such person is the registered holder of the Old Senior Subordinated Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Senior Subordinated Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Senior Subordinated Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Issuers or any Guarantor. Pursuant to the Registration Rights Agreement, the Issuers are required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (a) they are prohibited from consummating the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (b) any holder of Transfer Restricted Securities (as defined) notifies the Issuers in writing prior to the 20th business day following consummation of the Exchange Offer that (i) based on an opinion of counsel, it is prohibited by law or Commission policy from participating in the Exchange Offer or (ii) it is a broker-dealer and owns Senior Subordinated Notes acquired directly from the Issuers.

Acceptance of Old Notes and
  Delivery of New Notes....  The Issuers and the Guarantors will accept for exchange any and all Old Senior Subordinated Notes which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Senior Subordinated Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  State Street Bank and Trust Company is serving as
                             Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Effect of Not Tendering....  Old Senior Subordinated Notes that are not tendered or that are improperly tendered and not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Issuers and the Guarantors will have no further obligation to provide for the registration under the Securities Act of such Old Senior Subordinated Notes.

                                 THE NEW NOTES

Securities Offered.........  $207.0 million aggregate principal amount at maturity of 9 7/8% Senior Subordinated Notes due 2008.

Issuers....................  The New Senior Subordinated Notes will be joint and several obligations of the Company and Thermadyne Capital. Thermadyne Capital is a Delaware corporation and wholly-owned subsidiary of the Company formed in connection with the Offering. Thermadyne Capital has no assets, no liabilities (other than the Senior Subordinated Notes), no substantial operations, and will be prohibited from engaging in any business activities.

Maturity Date..............  June 1, 2008.

Interest Payment Dates.....  June 1 and December 1, commencing December 1, 1998.

Optional Redemption........  The New Senior Subordinated Notes will be subject to redemption at any time on or after June 1, 2003 at the option of the Issuers, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date. Notwithstanding the foregoing, on or prior to June 1, 2001, the Issuers may redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes ever issued under the Indenture in cash at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Subordinated Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption. In addition, at any time prior to June 1, 2003, the Issuers may, at their option upon the occurrence of a Change of Control, redeem the New Senior Subordinated Notes, in whole but not in part, in cash at a redemption price equal to (i) the present value of the sum of all the remaining interest (excluding accrued and unpaid interest, if any), premium and principal payments that would become due on the New Senior Subordinated Notes as if the New Senior Subordinated Notes were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of New Senior Subordinated Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, each
                             Holder of New Senior Subordinated Notes will have the right to require the Issuers to repurchase all or any part of such Holder's New Senior Subordinated Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. No assurance can be given that the Issuers will have sufficient resources to satisfy their repurchase obligation with respect to the New Senior Subordinated Notes following a Change of Control. See "Risk Factors -- Possible Inability to Repurchase New Senior Subordinated Notes upon Change of Control" and "Description of New Senior Subordinated Notes -- Repurchase at the Option of Holders -- Change of Control"

Ranking....................  The New Senior Subordinated Notes will be general unsecured obligations of the Issuers and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, including indebtedness pursuant to the New Credit Facility. The New Senior Subordinated Notes will rank pari passu with any future senior subordinated indebtedness of the Issuers and will rank senior to all Subordinated Indebtedness of the Issuers. The New Senior Subordinated Notes will be effectively subordinated to all liabilities of the Issuers' subsidiaries that are not Guarantors. On a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of proceeds thereof, as of March 31, 1998, the Company and the Guarantors would have had outstanding approximately $379.5 million of Senior Indebtedness and the Company's non-Guarantor subsidiaries would have had approximately $87.0 million of outstanding liabilities, including trade payables.

Note Guarantees............  The New Senior Subordinated Notes will be unconditionally guaranteed on a senior subordinated basis by the Guarantors. The Note Guarantees will be general unsecured obligations of the Guarantors, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including indebtedness under the New Credit Facility, and will rank senior in right of payment to any future subordinated indebtedness of the Guarantors. See "Description of New Senior Subordinated Notes -- Note Guarantees."

Certain Covenants..........  The Indenture pursuant to which the New Senior
                             Subordinated Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Issuers and their Restricted Subsidiaries (as defined herein) to: incur indebtedness and issue preferred stock, repurchase Capital Stock (as defined herein) and Indebtedness subordinated to the New Senior Subordinated Notes, engage in transactions with affiliates, engage in sale and leaseback transactions, incur or suffer to exist certain liens, pay dividends or other distributions, make investments, sell assets and engage in certain mergers and consolidations.

Use of Proceeds............  There will be no cash proceeds to the Issuers from the exchange pursuant to the Exchange Offer. The net proceeds from the Offering, together with the initial borrowings under the New Credit Facility, the DLJMB Equity Investment and the issuance of the Debentures, were used to fund payment of the cash portion of the Merger Consideration, the Option Cash Proceeds and the ESPP Cash Proceeds, to refinance outstanding indebtedness of the Company and to pay the expenses incurred in connection with the Merger. See "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the New Senior Subordinated Notes.

  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                  INFORMATION

     The summary historical consolidated financial data for and as of the end of each of the years in the five-year period ended December 31, 1997 set forth below have been derived from the audited consolidated financial statements of the Company's predecessor, Holdings. The pro forma financial data for the three-month period ended March 31, 1998 and the historical financial data for the three-month period ended March 31, 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the pro forma three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the historical consolidated financial statements of the Company and its predecessor, and the related notes thereto, set forth elsewhere herein.

     The unaudited summary consolidated pro forma financial data of the Company set forth below are based on historical consolidated financial statements of Holdings as adjusted to give effect to certain transactions described below and the Merger, including the Merger Financing and the application of the proceeds thereof. The pro forma balance sheet data give effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if it had occurred on March 31, 1998. The pro forma statement of operations data for the three-month period ended March 31, 1998 gives effect to the Merger and the Merger Financing and the application of the proceeds thereof as if it had occurred at the beginning of such period. The pro forma statement of operations data for the twelve months ended March 31, 1998 give effect to the acquisition of the welding division of Prestolite Power Corporation ("Arcsys"), which occurred on September 26, 1997 (the "Arcsys Acquisition"), the acquisition of certain assets of Woodland Cryogenics, Inc. ("Woodland"), which occurred on November 25, 1997 (the "Woodland Acquisition"), and the Merger, including the Merger Financing and the application of the proceeds thereof, as if they all had occurred on April 1, 1997. The pro forma statement of operations data for the twelve months ended March 31, 1998 and the three-month period ended March 31, 1998 have been derived as if the balance sheet of the Company at the beginning of such period was the pro forma balance sheet as of March 31, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The pro forma financial data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Arcsys Acquisition, the Woodland Acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, had occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

     In 1996, Holdings announced plans to sell, and in 1997 consummated the sale of, its wear resistance business; in late 1995, Holdings announced its plans to sell, and in 1996 consummated the sale of, its gas containment and floor maintenance businesses. These businesses are accounted for as discontinued operations in Holdings' Consolidated Financial Statements. The following data should be read in conjunction with "Unaudited Condensed Consolidated Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holdings' Consolidated Financial Statements and Notes thereto, in each case included elsewhere herein.

                                                                      COMPANY                                        PREDECESSOR
                                 ---------------------------------------------------------------------------------   ------------
                                 TWELVE MONTHS
                                     ENDED          THREE MONTHS ENDED
                                   MARCH 31,             MARCH 31,              FISCAL YEARS ENDED DECEMBER 31,      FISCAL YEAR
                                 -------------   -------------------------   -------------------------------------      ENDED
                                   PRO FORMA      PRO FORMA                                                          DECEMBER 31,
                                     1998           1998          1997        1997      1996      1995     1994(1)       1993
                                 -------------   -----------   -----------   -------   -------   -------   -------   ------------
                                  (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
OPERATING RESULTS DATA(2):
  Net sales....................     $ 548.2        $ 131.8       $ 117.8     $ 520.4   $ 439.7   $ 316.8   $258.1      $ 248.3
  Cost of goods sold...........       342.2           81.8          70.3       320.0     259.8     176.0    141.1        132.2
  Selling, general and
    administrative expenses....       114.1           27.1          26.3       110.7      95.9      74.7     60.0         57.8
  Amortization of
    goodwill(3)................         1.6            0.4           0.4         1.6      83.0      92.9     83.9          4.5
  Amortization of
    intangibles(4).............         5.8            0.5           1.7         6.8      12.4      48.4     10.7          8.7
  Net periodic postretirement
    benefits...................         2.8            0.6           0.6         2.8       2.7       2.1      2.1          3.6
                                    -------        -------       -------     -------   -------   -------   ------      -------
  Operating income (loss)......        81.7           21.4          18.5        78.5     (14.1)    (77.3)   (39.7)        41.5
  Interest expense.............        57.1           14.6          11.5        45.3      45.7      41.3     39.1         66.9
  Other expense, net(5)........         5.3            0.3           0.1         4.7       3.7       4.8      2.0         27.4
  Income (loss) from continuing
    operations available to
    common.....................         8.7            3.3           3.9        15.1     (62.9)   (313.8)   (85.1)       (53.4)
CONSOLIDATED BALANCE SHEET DATA
  (AT PERIOD END):
  Cash and cash equivalents....     $   0.2        $   0.2       $   7.5     $   1.5   $   1.4   $   1.8   $  7.3      $  15.0
  Working capital(6)...........       123.6          123.6         121.4        88.5      67.6      52.3     81.5         65.8
  Total assets.................       399.2          399.2         386.6       354.5     353.4     416.4    627.8        517.5
  Total debt(7)................       587.4          587.4         444.1       358.1     421.3     456.5    497.7        693.3
  Total stockholders' equity
    (deficit)..................      (334.0)        (334.0)       (184.5)     (162.8)   (185.3)   (132.2)    20.6       (307.9)
OTHER DATA:
  Adjusted EBITDA(8)...........     $ 105.8        $  26.5       $  24.0     $ 102.1   $  95.7   $  74.6   $ 62.7      $  63.8
  Adjusted EBITDA with cost
    savings(9).................       115.5             --            --          --        --        --       --
  Depreciation.................        13.6            3.6           2.9        12.5      11.7       8.5      5.7          5.6
  Capital expenditures.........        17.8            3.8           2.4        16.3      11.4       7.2      8.0          5.0
CREDIT RATIOS:
  Adjusted EBITDA/interest
    expense....................        2.0x             --            --          --        --        --       --           --
  Total debt/Adjusted
    EBITDA(10).................         5.1             --            --          --        --        --       --           --

---------------

 (1) Represents the eleven-month period from February 1, 1994, the effective date of the Company's comprehensive financial restructuring under Chapter 11 of the United States Bankruptcy Code (the "Restructuring"), through December 31, 1994.

 (2) See "Business -- Business Strategy" and the discussion under the caption "Recent Events -- Acquisitions" in Note 2 to Holdings' Consolidated Financial Statements for information concerning the Company's business combinations occurring during the periods presented.

 (3) In conjunction with the Restructuring, Holdings' assets and liabilities were revalued at the effective date thereof. The assets and liabilities were stated at their reorganization value. The portion of the reorganization value not attributable to specific assets was amortized over a three year period.

 (4) Includes $33.0 million in 1995 related to the writedown of intangible assets in accordance with Financial Accounting Standards Board Statement No. 121.

 (5) During 1993, nonrecurring charges of $18.9 million were recorded resulting from writing off unamortized debt discount and deferred financing costs and other costs related to the Restructuring.

 (6) Excludes net assets of discontinued operations for 1995 and 1996.

 (7) For 1993, includes liabilities subject to compromise of $466.2 million.

 (8) "Adjusted EBITDA" is defined as operating income plus depreciation, amortization of goodwill, amortization of intangibles and net periodic postretirement benefits expense and is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA is also one of the financial measures by which the Company's compliance with its covenants is calculated under its debt agreements. The Company believes that Adjusted EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies. In addition, Adjusted EBITDA is not necessarily indicative of amounts that may be available for discretionary uses and does not reflect any legal or contractual restrictions on the Company's use of funds.

 (9) Adjusted EBITDA with cost savings represents the pro forma 1997 Adjusted EBITDA plus $10.2 million of anticipated cost savings and operational enhancements. The components of these cost savings and operational enhancements are set forth below.

                  COST SAVINGS CATEGORY                     (IN MILLIONS)
                  ---------------------                     -------------
Vendor rationalization and consolidation..................      $ 3.0
Manufacturing process and productivity improvements and
  product design changes..................................        1.8
Personnel rationalization and expense reductions..........        1.6
Advertising and trade show expense reductions.............        0.5
Aircraft, charter and other travel expense reductions.....        2.0
Elimination of the annual sales meeting...................        1.3
                                                                -----
                                                                $10.2
                                                                =====

(10) Total debt equals total long-term debt, including current maturities.

                                  RISK FACTORS

     In addition to the other information set forth herein, prospective investors should carefully consider the following information in evaluating the Company and its business before making an investment in the Senior Subordinated Notes.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to: the competitive environment in the cutting and welding industry in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SUBSTANTIAL LEVERAGE; LIQUIDITY; STOCKHOLDER'S DEFICIT

     In connection with the Merger and the Merger Financing, including the application of the proceeds therefrom, the Company incurred a significant amount of indebtedness. As of March 31, 1998, after giving pro forma effect to the Merger, including the Merger Financing and the application of the proceeds thereof, the Company would have had (i) total consolidated indebtedness of approximately $587.4 million, (ii) $66.8 million of additional borrowings available under the New Credit Facility and (iii) a stockholder's deficit of $334.0 million. In addition, subject to the restrictions in the New Credit Facility and the Indenture, the Company may incur significant additional indebtedness, which may be secured, from time to time.

     The level of the Company's indebtedness could have important consequences to the Company, including: (i) limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of the Company's cash flow from operations must be dedicated to debt service; (ii) limiting the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; (iii) limiting the Company's flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and (iv) exposing the Company to risks inherent in interest rate fluctuations because certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service its debt requirements as they become due. However, if the Company's future operating cash flows are less than currently anticipated it may be forced, in order to meet its debt service obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses, including, but not limited to, investment spending such as selling and marketing expenses, expenditures on management information systems and expenditures on new products. If the Company were unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or to seek additional equity capital. There can be no assurance that the Company will be able to effect any of the foregoing on satisfactory terms, if at all. In addition, subject to the restrictions and limitations contained in the agreements relating to the Merger Financing, the Company may incur significant additional indebtedness to finance future acquisitions, which could adversely affect the Company's operating cash flows and its ability to service its indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, impose restrictions on the ability of a Restricted Subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying its other indebtedness (including the Senior Subordinated Notes). See "Description of New Credit Facility" and "Description of New Senior Subordinated Notes -- Repurchase at the Option of Holders." The New Credit Facility requires the Company to maintain specified financial ratios and satisfy certain other financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility and/or the New Senior Subordinated Notes. Upon the occurrence of an event of default under the New Credit Facility, the lenders could elect to declare all amounts outstanding under the New Credit Facility to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Credit Facility accelerate, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the New Senior Subordinated Notes. Substantially all of the Issuer's domestic assets are pledged as security under the New Credit Facility. See "Description of New Credit Facility."

SUBORDINATION; ASSET ENCUMBRANCES

     The New Senior Subordinated Notes will be general unsecured obligations of the Issuers and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, including all indebtedness under the New Credit Facility. In addition, the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Indebtedness of such Guarantor (including such Guarantor's guarantee of the New Credit Facility) to the same extent that the Senior Subordinated Notes are subordinated to Senior Indebtedness of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the proceeds thereof, the Company and the Guarantors would have had outstanding approximately $379.5 million of Senior Indebtedness, all of which would have been secured borrowings, and approximately $66.8 million of additional revolving borrowings available under the New Credit Facility. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuers or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Senior Indebtedness, the holders of such Senior Indebtedness and any other creditors who are holders of Senior Indebtedness and creditors of subsidiaries, if any, must be paid in full before the Holders of the New Senior Subordinated Notes may be paid. If the Issuers or the Guarantors incur any additional pari passu debt, the holders of such debt would be entitled to share ratably with the Holders of the New Senior Subordinated Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuers or the Guarantors. This may have the effect of reducing the amount of proceeds paid to Holders of the New Senior Subordinated Notes. In addition, no cash payments may be made with respect to the New Senior Subordinated Notes during the continuance of a payment default with respect to Senior Indebtedness and, under certain circumstances, for a period of up to 179 days if a non-payment default exists with respect to Senior Indebtedness. In addition, holders of indebtedness and other liabilities of the Company's subsidiaries that are not Guarantors will have claims that are effectively senior to the New Senior Subordinated Notes. On a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as of March 31, 1998, the Company's non-Guarantor subsidiaries would have had approximately $87.0 million of outstanding liabilities, including trade payables. See "Description of New Senior Subordinated Notes -- Subordination."

HOLDING COMPANY STRUCTURE

     The Company currently conducts substantially all of its business through subsidiaries. The Company is dependent on the cash flow of its subsidiaries and distributions thereof from its subsidiaries to the Company in order to meet its debt service obligations. Subject to the provisions of the Indenture, future borrowings by the Company's subsidiaries may contain restrictions or prohibitions on the payment of dividends by such subsidiaries to the Company. See "Description of New Senior Subordinated Notes -- Certain Covenants." In addition, under applicable state law, subsidiaries of the Company may be limited in the amount that they are permitted to pay as dividends on their capital stock.

POSSIBLE INABILITY TO REPURCHASE NEW SENIOR SUBORDINATED NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of New Senior Subordinated Notes will have the right to require the Issuers to repurchase all or any part of such Holder's New Senior Subordinated Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. No assurance can be given that the Issuers will have sufficient resources to satisfy their repurchase obligation with respect to the New Senior Subordinated Notes following a Change of Control. See "Description of New Senior Subordinated Notes -- Repurchase at the Option of Holders -- Change of Control."

     The New Credit Facility prohibits the Issuers from purchasing the Senior Subordinated Notes (except in certain limited amounts) and will also provide that certain change of control events with respect to the Issuers will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing the New Senior Subordinated Notes, the Issuers could seek the consent of its lenders to the purchase of the New Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from purchasing the New Senior Subordinated Notes by the relevant Senior Indebtedness. In such case, the Issuers' failure to purchase the tendered New Senior Subordinated Notes would constitute an event of default under the Indenture which would, in turn, constitute a default under the New Credit Facility and could constitute a default under other Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the New Senior Subordinated Notes. See "Description of New Senior Subordinated Notes -- Subordination."

CONTROL BY THE DLJMB FUNDS

     Approximately 80.6% of the outstanding shares of Holdings Common Stock are held by the DLJMB Funds. As a result of their stock ownership, the DLJMB Funds control Holdings (and through Holdings, the Issuers) and have the power to elect a majority of its directors, appoint new management and approve any action requiring the approval of the holders of Holdings Common Stock, including adopting certain amendments to Holdings' certificate of incorporation and approving mergers or sales of all or substantially all of Holdings' assets. The directors elected by the DLJMB Funds will have the authority to effect decisions affecting the capital structure of Holdings, including the issuance of additional capital stock, the implementa-tion of stock repurchase programs and the declaration of dividends. The interests of the DLJMB Funds may differ from the interests of other holders of Holdings Common Stock.

     The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."). DLJ Capital Funding, which acted as syndication agent for the New Credit Facility in connection with the Merger, is also an affiliate of DLJ, Inc. DLJSC, which placed the Senior Subordinated Notes and the Debentures, is also an affiliate of DLJ, Inc.

     The existence of a controlling stockholder of Holdings is likely to have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding Holdings Common Stock. A third party would be required to negotiate any such transaction with the DLJMB Funds and the interests of the DLJMB Funds may be different from the interests of other Holdings stockholders.

ACQUISITION GROWTH STRATEGY; MANAGEMENT AND FUNDING OF GROWTH

     The Company has historically pursued an aggressive acquisition strategy, completing six acquisitions from September 13, 1994 to December 31, 1997, and expects to continue to pursue such a strategy to promote its growth. There are various risks associated with pursuing a growth strategy of this nature. Any future growth of the Company will require the Company to manage its expanding domestic and international operations, integrate new businesses and adapt its operational and financial systems to respond to changes in its business environment, while maintaining a competitive cost structure. The acquisition strategy of the Company will continue to place significant demands on the Company and its management to improve the Company's operational, financial and management information systems, to develop further the management skills of the Company's managers and supervisors, and to continue to retain, train, motivate and effectively manage the Company's employees. The failure of the Company to manage its prior or any future growth effectively could have a material adverse effect on the Company. There also can be no assurance that suitable acquisition candidates will be available or that acquisitions can be completed on reasonable terms.

     Additionally, the Company's ability to maintain and increase its revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on its ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth. There can be no assurance that the Company will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of the Merger Financing and any future indebtedness) to fund the Company's future growth.

CYCLICALITY AND MATURITY OF THE CUTTING AND WELDING INDUSTRY

     The cutting and welding industry in the United States is a mature industry that is cyclical in nature. The substitution of plastic, concrete and other materials impacts the use of fabricated metal parts in many products and structures. Increased offshore manufacturing by United States companies has contributed to slow growth rates in the domestic manufacturing industry and in turn has led to slower growth in the United States cutting and welding industry. During periods of economic expansion the cutting and welding industry has grown at double digit rates but has experienced contraction during periods of slowing industrial activity. There can be no assurance that during future periods of economic expansion the cutting and welding industry will experience the same growth rates as it has in the past. Although the Company believes that its exposure to cyclical downturns is moderated by its broad customer base and the diversity of the industries it serves, cyclical downturns could have an adverse effect on period-to-period results.

INTERNATIONAL MARKETS

     The Company's growth strategy includes increasing the marketing of existing products into Europe, Asia, Latin America and other developing economies. However, there can be no assurance that the Company will be successful in its expansion efforts.

     Approximately 42% of the Company's net sales in 1997 (including its United States third party export sales) were made to purchasers located in foreign countries. Because of its foreign operations, the Company's business is subject to the currency risks of doing business abroad, including exchange rate fluctuations and limits on repatriation of funds.

     Additionally, as a result of the current downturn in the Asian economy, there may be a decrease in infrastructure development in the Asian region or an overall worldwide contraction of industrial development. The impact of decreased development could have a material adverse effect on the Company's business, financial condition or results of operations.

     Further, many developing economies have a significant degree of political and economic uncertainty. Social unrest, the absence of trained labor pools and the uncertainty of entering into joint ventures or other partnership arrangements with local organizations have slowed business activities in some large developing economies. The political and economic uncertainties present in these promising growth markets may adversely impact the Company's ability to implement and achieve its foreign growth objectives.

COMPETITION

     The cutting and welding industry is highly competitive. While the Company believes it is one of only a few worldwide broad line manufacturers of both cutting and welding equipment and consumable products, the Company competes in each of its businesses with other broad line manufacturers and numerous smaller competitors specializing in particular products.

     While the Company has historically experienced little direct foreign competition in the United States market, fluctuations in the value of the United States dollar against other currencies could make the United States market more attractive to foreign exporters.

     The Company currently experiences substantial competition in the foreign markets in which it competes.

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly Holdings' executive officers. See "Management." Although Holdings has employment agreements with all of its executive officers, there can be no assurance that such persons will remain in the employ of the Company. Competition for qualified management personnel in the industry is intense. The loss of the services of certain of these key employees or the failure to retain qualified employees when needed could have a material adverse effect on the Company's business, financial condition or results of operations. See "Executive Compensation -- Employment Contracts." The Company does not currently maintain key man life insurance.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, the Company is involved from time to time in administrative or legal proceedings relating to environmental matters and has in the past and will continue to incur capital costs and other expenditures relating to environmental matters. Liability under environmental laws may be imposed on current and prior owners and operators of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. The Company may be required to incur costs relating to the remediation of properties, including properties at which the Company disposes of waste, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources. The Company is aware of environmental conditions at certain properties which it now or previously owned or leased which are undergoing remediation and the Company has in the past and may in the future be named a potentially responsible party ("PRP") at off-site disposal sites to which it has sent waste.

     The Company believes, based on current information, that any costs it may incur relating to environmental matters will not have a material adverse effect on its business, financial condition or its result of operations.

There can be no assurance, however, that the Company will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation thereof, the development of new facts or the failure of other PRPs to pay their share will not cause the Company to incur additional costs that could have a material adverse effect on its business, financial condition or results of operations. See "Business -- Legal Proceedings and Environmental Matters."

ABSENCE OF PUBLIC MARKET

     The Old Senior Subordinated Notes were issued on May 22, 1998, and the Issuers are not aware that any active trading market for the Old Senior Subordinated Notes has developed. The Issuers do not intend to apply for a listing of the New Notes on a securities exchange or on any automated dealer quotation system. If any of the New Senior Subordinated Notes are traded after their issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance of, and prospects for, the Company. There can be no assurance as to the development of any market or liquidity of any market that may develop for the New Senior Subordinated Notes. The liquidity of, and trading markets for, the New Senior Subordinated Notes may also be adversely affected by declines in the market for high yield securities generally.

YEAR 2000

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company believes that its internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements. However, the Company is uncertain as to the extent its customers and vendors may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in the customers' and vendors' businesses.

                                USE OF PROCEEDS

     The Issuers will not receive any cash proceeds from the exchange pursuant to the Exchange Offer.

     The proceeds from the sale of the Old Senior Subordinated Notes, after deducting expenses of the Offering, including discounts to the Initial Purchaser, were approximately $198.7 million. The proceeds from the Offering, together with the borrowings under the New Credit Facility, the DLJMB Equity Investment, and the issuance of Debentures were used to finance the conversion into cash of approximately 95.7% of the shares of Holdings Common Stock currently outstanding, to refinance the outstanding indebtedness of the Company, fund payments of the Option Cash Proceeds and the ESPP Cash Proceeds, and finance the expenses and fees incurred in connection with the Merger. See "The Merger and Merger Financing." Approximately $547 million of the proceeds to the Company from the initial borrowings under the New Credit Facility and the Senior Subordinated Notes was dividended to Holdings to fund a portion of the Cash Merger Consideration (as defined herein) and fees and expenses of Holdings in connection therewith.

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company as of March 31, 1998, and on a pro forma basis to give effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred on March 31, 1998. See "Use of Proceeds." The information set forth below should be read in conjunction with the Company's Unaudited Condensed Consolidated Pro Forma Financial Data, the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                                 AS OF MARCH 31, 1998
                                                             ----------------------------
                                                             HISTORICAL      PRO FORMA(1)
                                                             ----------      ------------
                                                                    (IN MILLIONS)
Cash and cash equivalents..................................   $   0.2          $   0.2
                                                              =======          =======
Total debt (including current portion):
     New Credit Facility:
          Revolving credit facility........................        --          $  33.2
          Term loan facility...............................        --            330.0
     Capitalized lease obligations and other debt..........   $  18.8             18.8
     Outstanding subordinated notes........................     179.3               --
     Outstanding senior notes..............................      99.3               --
     Other existing debt...................................      73.1               --
     Senior Subordinated Notes.............................        --            205.4
                                                              -------          -------
          Total debt.......................................     370.4            587.4
Shareholders' deficit......................................    (156.8)          (334.0)
                                                              -------          -------
Total capitalization.......................................   $ 213.6          $ 253.4
                                                              =======          =======

---------------

(1) For a description of the pro forma adjustments, see the Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet Data.

                            SELECTED FINANCIAL DATA

     The selected financial data for and as of each of the years in the five-year period ended December 31, 1997 set forth below have been derived from the audited Consolidated Financial Statements of the Company's predecessor, Holdings. The historical financial data for the three-month periods ended March 31, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the historical consolidated financial statements of the Company and its predecessor, and the related notes thereafter, set forth elsewhere herein. In 1996, Holdings announced plans to sell, and in 1997 consummated the sale of, its wear resistance business; in late 1995, Holdings announced its plans to sell, and in 1996 consummated the sale of, its gas containment and floor maintenance businesses. These businesses are accounted for as discontinued operations in Holdings' Consolidated Financial Statements. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holdings' Consolidated Financial Statements and Notes thereto, in each case included elsewhere herein.

                                                                 COMPANY                                 PREDECESSOR
                                    -----------------------------------------------------------------    ------------
                                       THREE MONTHS ENDED                                                FISCAL YEAR
                                            MARCH 31,              FISCAL YEARS ENDED DECEMBER 31,          ENDED
                                    -------------------------   -------------------------------------    DECEMBER 31,
                                       1998          1997        1997      1996      1995     1994(1)        1993
                                    -----------   -----------   -------   -------   -------   -------    ------------
                                    (UNAUDITED)   (UNAUDITED)           (IN MILLIONS, EXCEPT FOR RATIO DATA)
OPERATING RESULTS DATA(2):
    Net sales.....................    $ 131.8       $117.8      $ 520.4   $ 439.7   $ 316.8   $ 258.1      $ 248.3
    Cost of goods sold............       81.8         70.3        320.0     259.8     176.0     141.1        132.2
    Selling, general and
      administrative expenses.....       27.1         26.3        110.7      95.9      74.7      60.0         57.8
    Amortization of goodwill(3)...        0.4          0.4          1.6      83.0      92.9      83.9          4.5
    Amortization of
      intangibles(4)..............        0.5          1.7          6.8      12.4      48.4      10.7          8.7
    Net periodic postretirement
      benefits....................        0.6          0.6          2.8       2.7       2.1       2.1          3.6
                                      -------       ------      -------   -------   -------   -------      -------
    Operating income (loss).......       21.4         18.5         78.5     (14.1)    (77.3)    (39.7)        41.5
    Interest expense..............       10.8         11.5         45.3      45.7      41.3      39.1         66.9
    Other expense, net(5).........        0.2          0.1          4.7       3.7       4.8       2.0         27.4
    Income (loss) from continuing
      operations available to
      common......................        5.8          3.9         15.1     (62.9)   (131.8)    (85.1)       (53.4)
CONSOLIDATED BALANCE SHEET DATA
  (AT PERIOD END):
    Cash and cash equivalents.....    $   0.2       $  7.5      $   1.5   $   1.4   $   1.8   $   7.3      $  15.0
    Working capital(6)............      104.3        121.4         88.5      67.6      52.3      81.5         65.8
    Total assets..................      372.5        386.6        354.5     353.4     416.4     627.8        517.5
    Total debt(7).................      370.4        444.1        358.1     421.3     456.5     497.7        693.3
    Total stockholders' equity
      (deficit)...................     (156.8)      (184.5)      (162.8)   (185.3)   (132.2)     20.6       (307.9)
OTHER DATA:
    Adjusted EBITDA(8)............    $  26.5       $ 24.0      $ 102.1   $  95.7   $  74.6   $  62.7      $  63.8
    Depreciation..................        3.6          2.9         12.5      11.7       8.5       5.7          5.6
    Capital expenditures..........        3.8          2.4         16.3      11.4       7.2       8.0          5.0
    Ratio of earnings to fixed
      charges(9)..................        1.9x         1.5x         1.6x       --        --        --           --

---------------

(1) Represents the eleven-month period from February 1, 1994, the effective date of the Restructuring, through December 31, 1994.

(2) See "Business -- Business Strategy" and the discussion under the caption "Recent Events -- Acquisitions" in Note 2 to Holdings' Consolidated Financial Statements for information concerning the Company's business combinations occurring during the periods presented.

(3) In conjunction with the Restructuring, Holdings' assets and liabilities were revalued at the effective date thereof. The assets and liabilities were stated at their reorganization value. The portion of the reorganization value not attributable to specific assets was amortized over a three year period.

(4) Includes $33.0 million in 1995 related to the writedown of intangible assets in accordance with Financial Accounting Standards Board Statement No. 121.

(5) During 1993, nonrecurring charges of $18.9 million were recorded resulting from writing off unamortized debt discount and deferred financing costs and other costs related to the Restructuring.

(6) Excludes net assets of discontinued operations for 1995 and 1996.

(7) For 1993, includes liabilities subject to compromise of $466.2 million.

(8) "Adjusted EBITDA" is defined as operating income plus depreciation, amortization of goodwill, amortization of intangibles and net periodic postretirement benefits expense and is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA is also one of the financial measures by which the Company's compliance with its covenants is calculated under its debt agreements. The Company believes that Adjusted EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies. In addition, Adjusted EBITDA is not necessarily indicative of amounts that may be available for discretionary uses and does not reflect any legal or contractual restrictions on the Company's use of funds.

(9) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest component of rent expense. Earnings were not sufficient to cover fixed charges by $52.8 million, $80.8 million, $123.3 million and $63.5 million for the fiscal years ended December 31, 1993, 1994, 1995 and 1996, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with Holdings' Consolidated Financial Statements including the notes thereto.

     This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     Thermadyne, through its subsidiaries, is engaged in the design, manufacture and distribution of cutting and welding products and accessories. Since 1993, the Company has embarked on a strategy designed to focus its business exclusively on the cutting and welding industry and enhance the Company's market position within that industry.

     The Company divested three non-core businesses: the Coyne Cylinder Company
(1996), the Clarke floor maintenance business (1996) and the Deloro Stellite wear resistance business (1997). In addition, since 1993, the Company acquired six cutting and welding businesses, which businesses collectively generated approximately $169 million in annual revenue at the respective times of acquisition, in order to broaden the Company's product offerings and expand the Company's worldwide geographic coverage. The acquisitions of Modern Engineering Company (1994), C&G Systems Inc. (1995), Arcsys (1997), and Woodland (1997) all added additional or complementary product lines to the Company's product offering. The acquisition of Cigweld (1996), an Australian based manufacturer of welding products, provided the Company with new product offerings as well as a significant market position in Australia and New Zealand and positioned the Company to effectively compete in the growing Asian market. The acquisition of GenSet (1997), an Italian manufacturer of engine-driven welders, extended the Company's product line globally and increased the Company's European presence. Thermadyne plans to continue its focused acquisition strategy to acquire businesses that augment its product offering and/or geographic coverage.

     The Company's revenue is now generated entirely by the sale of cutting and welding equipment, accessories and consumables. Consumables include tips, electrodes, parts and other products that are required to be periodically replaced. Consumable sales accounted for over 40% of total revenue in 1997 and are expected to continue generating a significant percentage of revenue in the future.

     As a result of the Merger, the Company and Mercury incurred various costs in connection with consummating the transaction. See Note 2 to the Unaudited Condensed Consolidated Pro Forma Statement of Operations for a more detailed explanation of these expenses. While the exact timing, nature and amount of these costs have not yet been fully determined, the Company anticipates that a significant one-time pretax charge will be recorded in its second fiscal quarter. As a result of the foregoing, the Company expects to record a significant net loss in its second fiscal quarter. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position.

COST REDUCTION INITIATIVES

     Thermadyne strives to continually improve manufacturing efficiencies and reduce unit costs. In December 1997, the Company implemented a cost reduction program that includes the following principal elements: (i) vendor rationalization and consolidation; (ii) manufacturing process and productivity improvements and product design changes; (iii) personnel rationalization and expense reductions; (iv) advertising and trade show expense reductions; (v) aircraft, charter and other travel expense reductions; and (vi) elimination of the annual sales meeting. These cost reduction initiatives are expected to generate approximately $10 million in savings on an annualized basis. In addition, the Company has initiated the implementation of a new global information system that is designed to allow the Company to further integrate administrative functions and improve information flow across business unit lines.

RESULTS OF OPERATIONS

     The following discussion of results of operations is presented for the fiscal years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997. The results of operations of the Company's predecessor, Holdings, include the operations of C&G, Cigweld, GenSet, Arcsys and Woodland from their respective dates of acquisition.

  THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

  Net Sales

     Net sales were $131.8 million for the three months ended March 31, 1998 compared to $117.8 million for the three months ended March 31, 1997, an increase of 12.0%. Domestic sales for the first three months of 1998 were up 20.3% (10.5% excluding acquisitions) over the first three months of 1997. International sales increased approximately 1.0% overall despite the continuing economic turmoil in Asia. Europe, Latin America and the Middle East regions all recorded significant increases over the prior year.

  Costs and Expenses

     Cost of goods sold as a percentage of sales for the quarter ended March 31, 1998 was 62.0% compared to 59.7% for the quarter ended March 31, 1997. This increase is the result of (i) recent acquisitions, which generally carry a somewhat lower average gross margin than the Company's existing businesses, and
(ii) sales mix, as the Company expanded its product offering including items in more price-competitive markets.

     Selling, general and administrative expenses were $27.1 million for the first three months of 1998, an increase of $0.8 million, or 3.0% over the first three months of 1997. As a percentage of sales, selling, general and administrative expenses were 20.5% for the three months ended March 31, 1998 and 22.3% for the three months ended March 31, 1997. This improvement is due in part to the Company's growth in sales, as well as the realization of savings from a cost reduction program the Company initiated in December 1997.

     Interest expense decreased from $11.5 million in the first quarter of 1997 to $10.8 million in the first quarter of 1998, a decrease of $0.7 million or 6.1%. This decrease is largely the result of lower debt levels in 1998 compared to 1997.

     Income tax provision was $4.6 million on pre-tax income of $10.4 million for the three months ended March 31, 1998, compared to an income tax provision of $3.0 million on pre-tax income of $6.9 million for the three months ended March 31, 1997.

  Adjusted EBITDA

     Adjusted EBITDA was $26.5 million for the quarter ended March 31, 1998, compared to $24.0 million for the quarter ended March 31, 1997, an increase of $2.5 million or 10.5%.

  FISCAL 1997 COMPARED TO FISCAL 1996

  Net Sales

     Net sales from continuing operations for the year ended December 31, 1997 were $520.4 million, compared to net sales of $439.7 million for the year ended December 31, 1996, an increase of $80.7 million, or 18.4%. Domestic and international sales increased 12.0% and 28.3%, respectively in 1997. Included in net sales for the year ended December 31, 1997 are sales of $32.9 million related to GenSet, which was acquired effective February 1, 1997, $5.6 million related to Arcsys, which was acquired on September 26, 1997 and $0.2 million related to Woodland, which was acquired on November 25, 1997. Excluding sales from these acquired companies, net sales from continuing operations increased $42.0 million, or 9.6%. New product introductions and the addition of products through acquisition have been the most significant growth factors in domestic sales. Success with new marketing programs and with sales through alternate channels have also contributed to this increase. Sales in international markets have increased as a result of strategic initiatives in Asia and Latin America, and the addition of sales personnel.

  Costs and Expenses

     Cost of goods sold from continuing operations as a percentage of sales for the year ended December 31, 1997 was 61.5% compared to 59.1% for the year ended December 31, 1996. This change is largely due to the 1997 acquisitions as these new product lines have lower average gross margins than the blended margin in the Company's existing businesses. Excluding the effect of the 1997 acquisitions, cost of goods sold as a percentage of sales would have been 59.9%.

     Selling, general and administrative expenses from continuing operations increased 15.4% to $110.7 million for the year ended December 31, 1997 from $95.9 million for the year ended December 31, 1996. The 1997 acquisitions added $4.6 million of this $14.8 million increase. The remainder of this increase is mostly the result of spending in Asia and Latin America related to internal infrastructure and business development as the Company pursues increased market share in these regions. As a percentage of sales, selling, general and administrative expenses from continuing operations decreased to 21.3% for the year ended December 31, 1997 from 21.8% for the year ended December 31, 1996.

     Amortization of goodwill decreased $81.4 million to $1.6 million for the year ended December 31, 1997 from $83.0 million for the year ended December 31, 1996. Goodwill amortization in 1997 relates to acquisitions since the Company's 1994 financial reorganization. In 1996, goodwill recorded in connection with the reorganization was reduced, in part, by the initial recognition of certain deferred tax assets existing on the effective date of the Company's comprehensive financial restructuring and the remaining amount associated with the reorganization became fully amortized. Amortization of other intangibles decreased from $12.4 million to $6.8 million for the years ended December 31, 1996 and 1997, respectively. This $5.6 million, or 45.3%, decrease results from the initial recognition of the net deferred tax asset as well as adjustments during 1997 resulting from the recognition of net operating loss carryforward benefits and the sale of the wear resistance business.

     Interest expense was essentially the same for 1997 as in 1996, even though the Company's overall debt level decreased $63.3 million over the course of the year. This is due to the acquisition of GenSet in February 1997 which resulted in a higher overall debt balance the first nine months of the year. Cash proceeds from the sale of discontinued operations were used to reduce debt at the end of the third quarter of 1997.

     Income tax expense was $13.5 million for the year ended December 31, 1997 compared to an income tax benefit of $0.5 million for the year ended December 31, 1996. The income tax benefit recorded in the fourth quarter of 1996 includes a $13.8 million income tax benefit resulting from the initial recognition of the Company's net deferred tax asset. The Company's decision to record the net deferred tax asset was based on an analysis of actual taxable income in the available carryback period and taxable income expected to be generated in the succeeding three years. Based on this analysis, the Company believes that it is more likely than not that the recorded net deferred tax asset will be realized.

  Adjusted EBITDA

     Adjusted EBITDA from continuing operations was $102.1 million and $95.7 million for the years ended December 31, 1997 and 1996, respectively. As a percentage of sales, Adjusted EBITDA was 19.6% for the year ended December 31, 1997 compared to 21.8% for the year ended December 31, 1996. For a description of the term "Adjusted EBITDA," see Note 9 to "Summary -- Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Information."

  Recent Accounting Pronouncements

     As of January 1, 1998, the Company adopted FASB Statement 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholder's equity. Statement 130 requires foreign currency translation adjustments, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FASB 131"), which requires publicly-held companies to report financial and descriptive information about its operating segments in financial statements issued to shareholders for interim and annual periods. The statement also requires additional disclosures with respect to products and services, geographical areas of operations, and major customers. FASB 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. The Company is evaluating the impact of adopting this standard.

  FISCAL 1996 COMPARED TO FISCAL 1995

  Net Sales

     Net sales from continuing operations were $439.7 million for the year ended December 31, 1996, representing an increase of $123.0 million, or 38.8%, over comparable net sales for the year ended December 31, 1995. This increase includes $100.2 million related to Cigweld, which was acquired effective February 1, 1996. Excluding the effects of Cigweld, net sales from continuing operations increased $22.8 million, or 7.2%, over 1995. This growth was realized over all of the Company's key product lines and was the result of emphasis on new product development, sales force expansion and increasing the Company's international presence. The Company's overall sales increase came from domestic growth of 7.5% and an increase in international business of 154.4% including the effects of Cigweld. Sales have increased in all the Company's major international markets, particularly Asia and Latin America which are two of the key geographic areas the Company has targeted for growth.

  Costs and Expenses

     Cost of goods sold from continuing operations for the year ended December 31, 1996 was 59.1% of sales, which compares to 55.5% of sales for the year ended December 31, 1995. This increase in percent of sales was expected upon completion of the acquisition of Cigweld as the average gross margin on Cigweld products is lower than the Company's existing businesses' blended margin. Excluding the effect of Cigweld, cost of goods sold would have been 54.6% of sales with the improvement over 1995 due primarily to a more favorable sales mix.

     Selling, general and administrative expenses from continuing operations increased $21.2 million, or 28.4%, to $95.9 million for the year ended December 31, 1996. The acquisition of Cigweld accounts for $17.2 million of this increase. As a percentage of sales, selling, general and administrative expenses were 21.8% for the 12 months ended December 31, 1996 compared to 23.6% for the twelve months ended December 31, 1995.

     Amortization of other intangibles has decreased from 1995 due to the early adoption of Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," during the fourth quarter of 1995, which resulted in a writedown of those assets of approximately $33.0 million.

     Interest expense increased $4.4 million to $45.7 million for the year ended December 31, 1996 from $41.3 million for the year ended December 31, 1995. This increase results primarily from debt incurred in the acquisition of Cigweld.

     A tax benefit of $0.5 million was reported for the year ended December 31, 1996 compared to tax expense of $8.5 million reported for the year ended December 31, 1995. In the fourth quarter of 1996, the Company reevaluated the realizability of its net deferred tax asset, and consequently, recorded a $13.8 million reduction in income tax expense. The Company's decision to record the net deferred tax asset was based on an analysis of actual taxable income in the available carryback period and taxable income expected to be generated in the succeeding three years. Based on this analysis, the Company believes that it is more likely than not that the recorded net deferred tax asset will be realized.

  Adjusted EBITDA

     Adjusted EBITDA from continuing operations was $95.7 million for the twelve months ended December 31, 1996 compared to $74.6 million for the twelve months ended December 31, 1995. As a percentage of sales, Adjusted EBITDA was 21.8% for the year ended December 31, 1996, compared to 23.6% for 1995. Excluding Cigweld the Adjusted EBITDA percentage for 1996 would have been 24.8%.

  Discontinued Operations

     Excluding the effects of accounting for the wear resistance business as discontinued operations, net sales and Adjusted EBITDA for the twelve months ended December 31, 1996, were $546.1 million and $110.5 million, respectively, increases of 31.9% and 24.4%, respectively, over the twelve months ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Working Capital and Cash Flows. Cash used in operating activities was $9.1 million for the first quarter of 1998, a decrease of $12.0 million from the first quarter of 1997, in which cash flow from operations provided $2.9 million. This use of cash by operating activities is the result of a net increase in operating assets and liabilities of $12.9 million. Net cash used in investing activities decreased from $22.2 million in the first quarter of 1997 to $4.7 million in the first quarter of 1998. Cash used for acquisitions decreased $27.1 million and was offset by an increase in capital expenditures of $1.4 million and a decrease in cash provided by other assets of $8.9 million. Cash provided by financing activities decreased $12.9 million to $12.6 million for the quarter ended March 31, 1998 from $25.4 million for the quarter ended March 31, 1997. Net borrowings of long-term debt decreased $12.0 million in a comparison of these same periods. In addition, the accounts receivable securitization program provided $4.3 million less in the first three months of 1998 compared to 1997, while financing activities of discontinued operations and other financing activities used $1.2 million and $2.0 million less in the first quarter of 1998, respectively.

     Cash provided by operating activities was $15.0 million for the year ended December 31, 1997 compared to $21.5 million for the year ended December 31, 1996. This decrease in cash provided by operating activities is the result of a net increase in operating assets and liabilities in 1997 compared to 1996 of $7.3 million, partially offset by an increase in earnings (adjusted for noncash expenses) of $0.8 million in 1997 over 1996. Net cash provided by investing activities was $36.8 million in 1997 compared to $18.7 million in 1996. Cash used for acquisitions decreased $36.1 million and cash proceeds from the sale of discontinued operations decreased $23.8 million in 1997 compared to 1996. In addition, cash used for capital expenditures increased $4.9 million and other assets provided $8.6 million more in 1997. Net cash used in financing activities was $51.7 million for the year ended December 31, 1997, an increase of $11.1 million over the use of $40.6 million for the year ended December 31, 1996. The net repayment of long-term obligations was $28.1 million higher in 1997 than in 1996. This was partially offset by an increase in cash provided by the accounts receivable securitization of $15.6 million and a decrease in cash used by financing fees of $3.9 million in the year ended December 31, 1997 compared to the same period of 1996.

     Capital Expenditures. The Company had $16.3 million of capital expenditures related to continuing operations in 1997. The Company's existing credit agreement contains restrictions on the Company's ability to make capital expenditures. Based on present estimates, management believes that the amount of capital expenditures permitted to be made under the existing credit agreement will be adequate to maintain the properties and businesses of the Company's continuing operations.

     Liquidity. The Company's principal sources of liquidity are cash flow from operations and borrowings under the New Credit Facility. The Company's principal uses of cash will be debt service requirements, capital expenditures, acquisitions and working capital. The Company expects that ongoing requirements for debt service, capital expenditures and working capital will be funded from operating cash flow and borrowings under the New Credit Facility. In connection with future acquisitions, the Company may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. There can be no assurance that any such additional financing will be available to the Company on acceptable terms.

     The Company incurred substantial indebtedness in connection with the Merger and the Merger Financing. On a pro forma basis, after giving effect to the Merger, the Merger Financing and the application of the proceeds thereof, the Company would have had approximately $587.4 million of indebtedness outstanding as of March 31, 1998 as compared to $370.4 million of indebtedness outstanding as of March 31, 1998 on a historical basis. In addition, on the same pro forma basis, the Company would have a stockholders' deficit of $334.0 million at March 31, 1998 as compared to a stockholders' deficit of $156.8 million as of March 31, 1998 on a historical basis. The Company's significant debt service obligations following the Merger could, under certain circumstances, have material consequences to security holders of the Company. See "Risk Factors."

     In connection with the Merger, Mercury raised approximately $140 million through the issuance of approximately 2,608,696 shares of Mercury Common Stock, 2,000,000 shares of Mercury Preferred Stock and DLJMB Warrants to purchase 353,428 shares of Mercury Common Stock at an exercise price of $0.01 per share, and approximately $94.6 million aggregate gross proceeds of the Debentures. As a result of the Merger, the proceeds from the sale of such securities became an asset of Holdings, each share of Mercury Common Stock became a share of Holdings Common Stock, each share of Mercury Preferred Stock became a share of Holdings Preferred Stock, each DLJMB Warrant by its terms became exercisable for an equal number of shares of Holdings Common Stock and Holdings succeeded to the obligations of Mercury with respect to the Debentures. In addition, the Company raised approximately $205.4 million through the issuance of the Senior Subordinated Notes and $430 million through the New Credit Facility. In addition, in connection with the Merger, certain members of senior management purchased 143,192 shares of Holdings Common Stock for approximately $4.9 million through the Management Share Purchase, of which approximately $3.6 million was provided through the Management Loans.

     The term loan facility under the New Credit Facility consists of (i) a $100 million Term A loan, (ii) a $115 million Term B loan and (iii) a $115 million Term C loan. The Term A loan will mature six years after the closing date, the Term B Loan will mature seven years after the closing date and the Term C loan will mature eight years after the closing date. The New Credit Facility also includes a $100 million revolving credit facility, which is subject to increase by up to $25 million upon request by the Company and that will terminate six years after the closing date.

     Borrowings under the New Credit Facility generally will bear interest based on a margin over, at the Company's option, the base rate or LIBOR. The applicable margin will vary based on the Company's ratio of consolidated indebtedness to adjusted EBITDA. The Company's obligations under the New Credit Facility will be secured by substantially all of the assets of the Company, including a pledge of the capital stock of all of its subsidiaries, subject to certain limitations with respect to foreign subsidiaries. In addition, Holdings has guaranteed the obligations of the Company under the New Credit Facility. Such guarantee is only recourse to Holdings' pledge of all of the outstanding capital stock of the Company to secure the Company's obligations under the New Credit Facility. The New Credit Facility contains customary covenants and events of default including substantial restrictions on the Company's ability to make dividends or other distributions to Holdings.

     The Debentures were issued by Mercury, became obligations of Holdings following the Merger and are not guaranteed by the Company or any of its consolidated subsidiaries. The Debentures will mature in 2008 and will not require cash interest payments until 2003. The Debentures contain customary covenants and events of default, including covenants that limit the ability of the Company and its subsidiaries to incur debt, pay dividends and make certain investments.

     The Senior Subordinated Notes were issued by the Issuers and are guaranteed by certain of the Company's domestic subsidiaries. The Senior Subordinated Notes will mature in 2008. Interest on the Senior Subordinated Notes will be payable semiannually in cash. The Senior Subordinated Notes contain customary covenants and events of default, including covenants that limit the ability of the Company and its subsidiaries to incur debt, pay dividends and make certain investments.

     The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service its debt requirements as they become due. However, the Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. See "Risk Factors."

EFFECT OF INFLATION; SEASONALITY

     Inflation has not been a material factor affecting the Company's business. In recent years, the cost of electronic components has remained relatively stable due to competitive pressures within the industry, which has enabled the Company to contain its service costs. The Company's general operating expenses, such as salaries, employee benefits, and facilities costs, are subject to normal inflationary pressures.

     The operations of the Company are generally not subject to seasonal fluctuations.

YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company believes that its internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements. However, the Company is uncertain as to the extent its customers and vendors may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in the customers' and vendors' businesses.

                                    BUSINESS

OVERVIEW

     Thermadyne is a leading global manufacturer of cutting and welding products and accessories. The Company manufactures a broad range of gas (oxy-fuel) and electric arc cutting and welding products that are ultimately sold to end-user customers principally engaged in the aerospace, automotive, construction, metal fabrication, mining, mill and foundry, petroleum and shipbuilding industries. Thermadyne sells its products through a long-established domestic network of approximately 1,100 independent distributors who market Thermadyne products to over 10,000 end-user customers. For the twelve months ended March 31, 1998, the Company's net sales and Adjusted EBITDA, on a pro forma basis, were $548.2 million and $115.5 million, respectively.

     The Company's core products enjoy leading brand recognition, a reputation for quality and strong market positions. In 1994, following the Company's comprehensive financial restructuring under chapter 11 of the United States Bankruptcy Code (the "Restructuring"), current management initiated a series of transactions to focus the Company's business exclusively on the cutting and welding industry. As part of this strategy, the Company divested three non-core businesses: the Clarke floor maintenance business (1996); the Coyne Cylinder Company (1996); and the Deloro Stellite wear resistance business (1997). In addition, the Company initiated an acquisition strategy, purchasing six cutting and welding products businesses since the Restructuring, which businesses collectively generated approximately $169 million in annual revenues at the respective times of acquisition. The acquisitions of cutting and welding businesses provided, and will continue to provide, an opportunity for Thermadyne to expand distribution of existing product lines into new geographic regions and to sell acquired product lines through Thermadyne's existing distribution network. As a result of this repositioning strategy, along with ongoing new product introductions, an extensive distribution network and market leading brands, the Company has achieved a compound annual growth in net sales and Adjusted EBITDA of 20.3% and 12.5%, respectively, from 1993 to 1997.

     According to the United States Department of Commerce, domestic welding industry revenues totaled over $3.6 billion in 1997. The domestic industry has grown at an annual rate of 5.9% since 1989 and is expected to grow 4.2% in 1998. Global welding industry revenues are estimated to total over $10.0 billion and management believes that growth in the international market has been faster than the domestic market, driven, in large part, by infrastructure spending in developing markets. International markets, including Australia and Italy, represented approximately 42% of the Company's net sales in 1997, up from approximately 20% of net sales in 1994. Although the industry has begun to experience global consolidation, it continues to be very fragmented.

RECENT ACQUISITIONS

     The following table sets forth certain information with respect to the Company's recent acquisitions:

                                    YEAR                                           ANNUAL
             TARGET               ACQUIRED          PRINCIPAL PRODUCTS           REVENUE(1)
             ------               --------          ------------------          -------------
                                                                                (IN MILLIONS)
Modern Engineering Company,
  Inc............................   1994     Oxy-fuel gas apparatus                $  3.0
C&G Systems, Inc.................   1995     Cutting tables                           2.5
Duxtech Pty. Limited (Cigweld)...   1996     Electric arc products, oxy-fuel        100.1
                                             products, filler metals, gas
                                             control products and safety
                                             products
GenSet S.p.A.....................   1997     Engine-driven welders and               38.1
                                             generators
Prestolite Power Corporation
  Welding Division (Arcsys)......   1997     Arc welders, plasma welders and         20.3
                                             wire feeders
Woodland Cryogenics, Inc.........   1997     Cryogenic pumps, ambient and             4.6
                                             electric vaporizers and automatic
                                             cylinder filling systems
                                                                                   ------
Total.........................................................................     $168.6
                                                                                   ======

---------------

(1) Estimated annual revenue at the respective times of acquisition.

COMPETITIVE STRENGTHS

     Thermadyne possesses a number of competitive strengths that have allowed it to develop and maintain a strong position within the cutting and welding industry, including the following:

     Market Leading Brands. Management believes that the strength and longevity of the numerous Thermadyne brand names create a significant competitive advantage and position Thermadyne as one of the leaders in the cutting and welding industry. Each of the Company's major divisions maintains industry-leading brand names with significant market shares. Management believes that VICTOR(R), founded in 1913, is the leading brand name in domestic gas-operated cutting and welding torches and equipment; TWECO(R), founded in 1936, is the leading domestic manufacturer of MIG and manual welding torches; ARCAIR(R) is the leading domestic brand name of TIG torch and accessory products; THERMAL DYNAMICS(R), founded in 1957, is a leading domestic manufacturer of manual plasma cutting products; and CIGWELD(R), founded in 1922, is the leading brand name in the Australia/New Zealand cutting and welding products market. Each of the manufacturing operations associated with these brands is ISO-9000 series certified.

     Diverse and Stable Customer Base. The Company's customer base includes cutting and welding product distributors as well as end-user customers principally engaged in the aerospace, automotive, construction, metal fabrication, mining, mill and foundry, petroleum and ship building industries. No one customer accounted for more than 9% of the Company's 1997 net sales. Further, the Company's top 20 customers have been associated with the Company for an average of over 10 years.

     Established, Effective Distribution Channels. The Company believes that its strong, established and long-standing relationships with over 1,100 independent cutting and welding products distributors in the United States provide a significant competitive advantage and support the Company's strong market position. Thermadyne's domestic distributor relationships are maintained by 11 area business managers who oversee the Company's relationships with large distributors and by separate product-specific sales forces for each of Thermadyne's business units. Management believes that this unique structure, which combines relationship managers with technically trained product specialists, will enable the Company to more effectively maintain and utilize its distributor networks. Management also believes that this established distribution network enables the Company to achieve market penetration when introducing newly developed or acquired products.

     Proven and Committed Senior Management Team. Thermadyne's management team has repositioned the Company over the past four years to focus exclusively in its core cutting and welding markets. This repositioning was accomplished through divestitures of non-core assets and acquisitions of strategic businesses or product lines. In addition, through aggressive new product development and acquisition strategies, the management team has positioned the Company to realize a 20.3% compound annual growth rate in net sales from 1993 to 1997. In connection with the Merger each member of the senior management team signed an employment contract with the Company. Additionally, the Company adopted an incentive plan to tie each member of senior management's compensation to the Company's financial performance. See "Executive Compensation."

BUSINESS STRATEGY

     Thermadyne has developed a business strategy designed to enhance its strong market positions and continue to improve its growth and profitability. The primary elements of the Company's business strategy are as follows:

     Continue New Product Development and Enhancement. The foundation for Thermadyne's strong market positions and leading brand names is the development and introduction of new products and enhancements of existing products. The Company believes it is at the forefront of cutting and welding technology with a proven track-record of continual new product introductions and existing product enhancements that have resulted in more than 262 issued or pending United States and foreign patents. New products and product enhancements are designed to add value for customers, including enhanced safety features, improved productivity and ergonomics and an improved welding environment. Examples of recent new product introductions include robotic welding systems and accessories, high-purity instrumentation, automated plasma cutting and safety products as well as underwater cutting electrodes. During 1997, the Company introduced over 135 new products or product enhancements, and the Company expects to continue this effort in the future.

     Expand Strategic Acquisitions. The Company has completed six acquisitions since 1993, which collectively generated approximately $169 million in annual revenues at the respective times of acquisition, including over $135 million of revenues for Australia and Italy. The Company believes that numerous acquisition candidates exist globally, and the Company intends to continue to seek new acquisition opportunities in its cutting and welding business. Thermadyne intends to continue its focused acquisition strategy that includes the following principal elements: (i) entering and expanding in geographic areas where the Company does not currently have a significant presence through acquisitions of local cutting and welding businesses and (ii) expanding in geographic areas where the Company currently maintains a strong presence through the acquisition of complementary product lines.

     Leverage Existing Distribution Network. The Company intends to leverage its existing distribution network through the acquisition or introduction of new products and product enhancements. Management believes that when the Company acquires a local presence in a new geographic area, it can utilize the acquired distribution network to sell existing Thermadyne brands into that local market. In addition, the Company believes that significant opportunities exist to purchase complementary product lines and expand its business by selling the new product lines through Thermadyne's extensive distribution network. For example, through recent acquisitions the Company has expanded its offering of filler metals, conventional arc welding power supplies, safety equipment and engine-driven welding power sources and began marketing such products through its established distribution network. The Company intends to continue this strategy of penetrating new welding product markets by leveraging its extensive distribution network in conjunction with its new product development and focused acquisition strategies.

     Broaden International Presence. Thermadyne has maintained an international presence for over 30 years and continues to broaden its presence throughout the world. International sales accounted for approximately 42% of net sales in 1997 as compared to approximately 20% in 1994. The Company has established a dedicated international market presence and maintains the leading position in Australia/New Zealand and significant and growing positions in Europe, Asia and Latin America. Management intends to continue the expansion of its strong domestic brand names into the international market and to continue to penetrate the growing Asian and Latin American cutting and welding markets.

     Continue Cost Reduction Efforts. Thermadyne strives to continually improve manufacturing efficiencies and reduce unit costs. In December 1997, the Company implemented a cost reduction program that includes the following principal elements: (i) vendor rationalization and consolidation; (ii) manufacturing process and productivity improvements and product design changes; (iii) personnel rationalization and expense reductions; (iv) advertising and trade show expense reductions; (v) aircraft, charter and other travel expense reductions; and (vi) elimination of the annual sales meeting. In addition, the Company has initiated the implementation of a new global information system that is designed to allow the Company to further integrate administrative functions and improve information flow across business unit lines.

     Continue Dedicated Customer Service. The Company believes that effective and proactive customer service has enabled the Company to build and maintain its leading market positions and strong distributor relationships. Management plans to continue this strategy of enhancing distributor and end-user relationships through continuous customer service improvements. Each of Thermadyne's divisions maintains a dedicated, well trained, technically oriented and product-specific sales and customer service team. Management believes that the dedicated product teams provide Thermadyne with a significant competitive advantage. In addition, to further improve customer service, the Company has implemented a national accounts team of 11 area business managers to support the dedicated product sales and service teams and further support sales to the Company's key distributors.

PRINCIPAL PRODUCTS

     The Company manufactures a broad range of both gas (oxy-fuel) and arc cutting and welding equipment (including a line of advanced plasma arc cutting systems and oxy-fuel apparatus), accessories and consumables, including repair parts. Over 40% of the Company's 1997 net sales were derived from the sale of consumables and repair parts. Gas cutting and welding torches burn a mixture of oxygen and fuel gas, typically acetylene. Arc cutting and welding systems are powered by electricity. The major arc cutting and welding systems are plasma, stick, MIG and TIG. Arc technology is more sophisticated than gas technology and can be used on more types of metals. In addition, arc equipment produces less distortion in the surrounding metal and it cuts and welds faster, reducing labor costs. However, gas technology is more portable and generally less expensive than arc technology and therefore remains important in many industries.

     The Company conducts its operations through the following subsidiaries:

     Thermal Dynamics -- Plasma Arc Cutting Products. Thermal Dynamics Corporation ("Thermal Dynamics"), located in West Lebanon, New Hampshire and founded in 1957, developed many of the early plasma cutting systems and maintains its position as a leading manufacturer of plasma cutting systems and replacement parts. Thermal Dynamics' product line ranges from a portable 20 amp unit to large 1000 amp units. Thermal Dynamics' end-users are engaged primarily in fabrication and repair of sheet metal and plate products found in fabricated structural steel and non-ferrous metals, automotive products, appliances, sheet metal, HVAC, general fabrication, shipbuilding and general maintenance.

     Advantages of the plasma cutting process over other methods include faster cutting speeds, the ability to cut ferrous and non-ferrous alloys and minimum heat distortion on the material being cut. Plasma cutting also permits metal cutting using only compressed air and electricity.

     Tweco -- Electric Arc Products and Arc Gouging Systems. Tweco Products, Inc. ("Tweco"), located in Wichita, Kansas and founded in 1936, manufactures a line of arc welding replacement parts and accessories, including electrode holders, ground clamps, cable connectors, terminal connectors and lugs and cable splicers, and a variety of automatic and semi-automatic welding guns and cable assemblies utilized in the arc welding process. Tweco also manufactures manual stick electrode holders, ground clamps and accessories. Manual stick welding is one of the oldest forms of welding and is used primarily by smaller welding shops which perform general repair, maintenance and fabrication work. Tweco's end-users are primarily engaged in the manufacture or repair and maintenance of transportation equipment, including automobiles, trucks, aircraft, trains and ships; the manufacture of a broad range of machinery; and the production of fabricated metal products, including structural metal, hand tools and general hardware.

     Tweco is a leading domestic manufacturer of MIG welding guns. The MIG process is an arc welding process utilized in the fabrication of steel, aluminum, stainless steel and other metal products and structures. In the MIG process, a small diameter consumable electrode wire is continuously fed into the arc. The welding arc area is protected from the atmosphere by a "shielding' gas. The welding guns and cable assemblies manufactured by Tweco carry the continuous wire electrode, welding current and shielding gas to the welding arc. Tweco manufactures a related line of robotic welding accessory products. This new accessory line includes, but is not limited to, a robotic torch with patented consumables, a robotic deflection mount, a robotic cleaning station, robotic arms and an anti-splatter misting system.

     Through its Arcair product line, Tweco manufactures equipment and related consumable materials for "gouging," a technique that liquefies metal in a narrow groove and then removes it using compressed air. Gouging products are often used in joint preparation prior to a welding process. Numerous other applications exist for these gouging systems, such as removal of defective welds, removal of trim in foundries and repair of track, switches and freight cars in the railroad industry. Arcair also manufactures a line of underwater welding and gouging equipment.

     In addition to gouging products, Arcair produces a patented exothermic cutting system, SLICE(R). This system generates temperatures in excess of 7000 degreesF and can quickly cut through steel, concrete and other materials. SLICE(R) has many applications, including opening clogged steel furnaces and providing rapid entry in fire and rescue operations. Arcair has developed an underwater version of the SLICE(R)cutting system for use in the marine repair and salvage industry.

     Arcair also manufactures TIG torches and accessories. The TIG process can be used to fuse metals of almost all alloys and in thicknesses down to foil size. TIG welding is used for pressure vessels, such as tanks, valves and pipes and is relied on heavily in welding nuclear components. Fabrications involving aluminum, magnesium and other specialty metals for use in aircraft, ships and weapon systems also utilize the TIG process.

     Arcair provides a complete line of chemicals used in the welding industry. Chemicals are used for weld cleaning and as agents to reduce splatter adherence on the metal being welded. Chemicals are also used to reduce splatter adherence in welding nozzles in MIG applications.

     Victor -- Oxy-Fuel Gas Products. Victor Equipment Company ("Victor") has plants in Abilene and Denton, Texas and Gallman, Mississippi and was founded in 1913. Victor is a leading domestic manufacturer of gas operated cutting and welding torches and gas and flow pressure regulation equipment. Victor's torches are used to cut ferrous metals and to weld, heat, solder and braze a variety of metals, and its regulation equipment is used to control pressure and flow of most industrial and specialty gases. In addition, Victor manufactures a variety of replacement parts, including welding nozzles and cutting tips of various types and sizes and a line of specialty gas regulators purchased by end-users in the process control, electronics and other industries. Victor also manufactures a wide range of medical regulation equipment serving the oxygen therapy market, including home health care and hospitals.

     The torches produced by Victor are commonly referred to as oxy-fuel torches. These torches combine a mixture of oxygen and a fuel gas, typically acetylene, to produce a high temperature flame. These torches are designed for maximum durability, repair ability and performance utilizing patented built-in reverse flow check valves and flash arresters in several models. Victor also manufactures lighter-duty hand-held heating, soldering and brazing torches. Pressure regulators, which are basically diaphragm valves, serve a broad range of industrial and specialty gas process control operations.

     The principal uses of the Victor torch are cutting steel in metal fabricating applications such as shipbuilding, construction of oil refineries, power plants and manufacturing facilities, and welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities. Victor sells its lighter-duty products to end-user customers principally engaged in the plumbing, refrigeration and heating, ventilation and air conditioning industries. The relative low cost, mobility and ease of use of Victor torches makes them suitable for a wide variety of uses.

     Cigweld -- Electric Arc Products, Oxy-Fuel Products, Filler Metals, Gas Control Products and Safety Products. The business now known as Cigweld, located in Melbourne, Australia and founded in 1922, is the leading Australian manufacturer of gas equipment and welding products.

     Cigweld manufactures arc equipment welding products for both the automatic arc and manual arc welding markets. The Cigweld range of automatic welding equipment includes packages specifically designed for particular market segments. End users of this product range include the rural market and the vehicle repair, metal fabrication, ship building, general maintenance and heavy industries. Manual arc equipment products range from small welders designed for the home handyman to units designed for heavy industry.

     Cigweld manufactures a range of consumable products (filler metals) for manual and automatic arc and gas welding. The range of manual arc electrodes includes over 50 individual electrodes for different applications. Cigweld markets its manual arc electrodes under such brand names as Satincraft, Weldcraft, Ferrocraft(R), Alloycraft(R), Satincrome, Cobalarc(R), Castcraft and Weldall(R).

     For automatic and semi-automatic welding applications, Cigweld manufactures a significant range of solid and flux-cored wires, principally under the Autocraft(R), Verti-Cor, Satin-Cor, Metal-Cor and Cobalarc(R) brand names. For gas and TIG welding, Cigweld manufactures and supplies approximately 40 individual types of wires and solders for use in different applications. Cigweld's filler metals are manufactured to standards appropriate for their intended use, with the majority of products approved by agencies, such as Lloyd's Register of Shipping, American Bureau of Shipping, De Norske Veritas and U.S. Naval Ships.

     Cigweld manufactures a comprehensive range of equipment for gas welding and cutting and ancillary products such as gas manifolds, gas regulators and flowmeters. Gas welding and cutting equipment is sold in kit form or as individual products. Kits are manufactured for various customer groups and their components include combinations of oxygen and acetylene regulators, blowpipes, cutting attachments, mixers, welding and heating tips, cutting nozzles, roller guides, twin welding hoses, goggles, flint lighters and tip cleaners, combination spanners and cylinder keys. In addition to its kits, Cigweld manufactures and/or distributes a complete range of gas equipment, including a range of blowpipes and attachments, regulators (for oxygen, acetylene, argon and carbon dioxide), flashback arrestors, cutting nozzles, welding and heating tips, hoses and fittings, gas manifolds and accessories.

     Cigweld also manufactures a range of gas control equipment including specialty regulators (for use with different gases, including oxygen, acetylene, liquified petroleum gas, argon, carbon dioxide, nitrogen, air, helium, hydrogen, carbon monoxide, ethylene, ethane and nitrous oxide), manifold systems, cylinder valves and spares and natural gas regulators. Cigweld's gas control items are primarily sold to gas companies.

     Cigweld manufactures and/or distributes a range of safety products for use in welding and complementary industries. The product range includes welding helmets and accessories, respirators and masks, breathing apparatus, earmuffs and earplugs, safety spectacles, safety goggles and gas welding goggles, safety helmets, faceshields, flashields (see-through welding curtains and screens) and welding apparel.

     Medical products are also manufactured by Cigweld in its manufacturing plant in Melbourne, Australia. These products are distributed through a sole distributor in the Australian market and exported through third party distributors and related entities. The product range includes regulators, flowmeters, suction units, oxygen therapy, resuscitation and outlet valves for medical gas systems.

     C&G Systems -- Cutting Tables. C&G Systems Inc. ("C&G"), located in Itasca, Illinois and founded in 1968, manufactures a line of mechanized cutting tables for fabricating sheet metal and metal plate. The machines utilize either oxy-fuel or plasma cutting torches produced by other divisions of the Company. C&G has a wide range of cutting tables from the relatively inexpensive cantilever type used in general fabrication and job shops to the large precision gantry type found in steel service centers and specialty cutting applications. These metal cutting tables can be used in virtually any metal fabrication plant.

     Stoody -- Hardfacing Products. Stoody Company ("Stoody"), located in Bowling Green, Kentucky and with operations founded in 1921, is a recognized world leader in the development and manufacture of hardfacing welding wires, electrodes and rods. While Stoody's primary product line is iron-based welding wires, Stoody also participates in the markets for cobalt-based and nickel-based electrodes, rods and wires, which are essentially protective overlays, deposited on softer base materials by various welding processes. This procedure, referred to as "hardfacing" or "surface treatment," adds a more resistant surface, thereby increasing the component's useful life. Lower initial costs, the ability to treat large parts, and ease and speed of repairs in the field are some of the advantages of hardfacing over solid wear resistant components. A variety of products have been developed for hardfacing applications in industries utilizing earth moving equipment, agricultural tools, crushing components, and steel mill rolls, and in virtually all applications where metal is exposed to external wear factors.

     Thermal Arc -- Arc Welders, Plasma Welders and Wire Feeders. In 1997, the inverter and plasma arc welder business of Thermal Dynamics and Arcsys were combined to form Thermal Arc, Inc. ("Thermal Arc"). The combined operation is located in Troy, Ohio and produces a full line of inverter and transformer-based electric arc welders, plasma welders, engine driven welders and wire feeders. Thermal Arc products compete in the marketplace for construction, industrial and automated applications, and serve a large and diverse user base.

     The inverter arc welding power machines use high frequency power transistors to provide welding machines that are extremely portable and power efficient when compared to conventional welding power sources. Plasma welding dramatically improves productivity for the end-user. Additionally, conventional transformer-based machines provide a cost-effective alternative for markets where low cost and simplicity of maintenance are a high priority.

     GenSet -- Engine-Driven Welders and Generators. GenSet, located in Pavia, Italy, commenced operations in 1976 with the production of small generating sets. In 1976, it developed its first engine-driven welder and, in 1977, obtained its first patent for the synchronous alternator designed for welding purposes. It now offers a full range of technologically advanced generators and engine-driven welders that are sold throughout the world. These products are used both where main power is not available and for stand-by power where continuous power supply is a key requirement.

     Woodland Cryogenics -- Cryogenic Pumps, Ambient and Electric Vaporizers and Automatic Cylinder Filling Systems. Woodland, with manufacturing facilities in Philadelphia, Pennsylvania and founded in 1986, is a leading manufacturer, distributor and installer of cryogenic and high pressure gas fill plants, vaporizers and pumps. Woodland's products are used to control, mix and package both cryogenic and high pressure gases into containment vessels such as gas cylinders.

     The principal uses of Woodland products are for the filling of cryogenic and high pressure gases for applications in industrial, medical and specialty gas markets served by gas distributors and producers. Woodland has developed computerized filling equipment to maximize productivity while also offering conventional or manual filling equipment.

INTERNATIONAL BUSINESS

     The Company had aggregate international sales from continuing operations of approximately $220.2 million, $171.6 million and $67.5 million for the fiscal years ended December 31, 1997, 1996 and 1995, respectively, or approximately 42%, 39% and 21%, respectively, of net sales in each such period. The Company's international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other risks associated with foreign trade. The Company's international sales consist of: (a) export sales of Thermadyne products manufactured at domestic manufacturing facilities and, to a limited extent, products manufactured by third parties, sold through overseas field representatives of Thermadyne International Corporation ("Thermadyne International"), a subsidiary of Thermadyne; and (b) sales of Thermadyne products manufactured at international manufacturing facilities, sold by Thermadyne's foreign subsidiaries. For further information concerning the international operations of the Company, see the notes to the Consolidated Financial Statements of the Company included elsewhere herein.

     Thermadyne International was formed in 1980 to coordinate Thermadyne's efforts to increase international sales and sells cutting and welding products through independent distributors in more than 80 countries. In support of this effort, the Company operates distribution centers in Canada, Australia, Italy, Mexico, Japan, Singapore, Brazil, the Philippines, Indonesia and the United Kingdom and employs sales people located in 23 additional countries.

DISTRIBUTION

     The Company's cutting and welding products are distributed through a domestic network of approximately 1,100 independent welding products distributors with over 2,800 locations who carry one or more of its product lines. Relationships with the distributors are maintained by a separate sales force for each of the Company's principal product lines. In addition, a team of 11 area business managers exists to support the sale of all of the Company's product lines to its key distributors. The Company's products are distributed internationally through a direct sales force and independent distributors.

RESEARCH AND DEVELOPMENT

     The Company has research and development groups for each of its product lines that primarily conduct process and product development to meet market needs. As of December 31, 1997, the Company employed approximately 125 persons in its research and development groups, most of which are engineers.

PATENTS, LICENSES AND TRADEMARKS

     The Company's products are sold under a variety of trademarks and trade names. The Company owns trademark registrations or has filed trademark applications for all trademarks and has registered all trade names that the Company believes are material to the operation of its businesses. The Company also owns various patents and from time to time acquires licenses from owners of patents to apply such patents to its operations. As of December 31, 1997, the Company had 740 registered and pending trademarks and 262 registered and pending patents. The Company does not believe any single patent or license is material to the operation of its businesses taken as a whole.

COMPETITION

     The Company competes principally with a number of domestic manufacturers of cutting and welding products, the majority of which compete only in limited segments of the overall market. Management believes that competition is based primarily on product quality, brand name, breadth and depth of product lines, effectiveness of distribution channels, acumen of sales force, price and quality of customer service. To date, the Company has experienced little direct foreign competition in its U.S. markets due to the relatively limited size of such markets, the inability of foreign manufacturers to establish effective distribution channels and the relatively non-labor intensive nature of the cutting and welding product manufacturing process. The Company also competes in certain international markets in which it faces substantial competition from foreign manufacturers of cutting and welding products.

RAW MATERIALS

     The Company has not experienced any difficulties in obtaining raw materials for its operations because its principal raw materials, copper, brass, steel and plastic, are widely available and need not be specially manufactured for use by the Company. Certain of the raw materials used in hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States, some of which are located in countries that may be subject to economic and political conditions which could affect pricing and disrupt supply. Although the Company has historically been able to obtain adequate supplies of these materials at acceptable prices and has been able to recover the costs of any increases in the price of raw materials in the form of higher unit sales prices, restrictions in supply or significant fluctuations in the prices of cobalt, chromium and other raw materials could adversely affect the Company's business.

     The Company also purchases certain products which it either uses in its manufacturing processes or resells. These products include, but are not limited to, electronic components, circuit boards, semi-conductors, motors, engines, pressure gauges, springs, switches, lenses and chemicals. The Company believes its sources of such products are adequate to meet foreseeable demand.

EMPLOYEES

     As of December 31, 1997, the Company employed 3,563 people, of which approximately 637 were engaged in sales and marketing activities, 225 were engaged in administrative activities, 2,584 were engaged in manufacturing activities and 117 were engaged in engineering activities. Labor unions represent none of the Company's work force in the United States and virtually all of the manufacturing employees in its foreign operations. The Company believes that its employee relations are good. The Company has not experienced any significant work stoppages.

FACILITIES

     The Company operates 12 manufacturing facilities in the United States, Italy, the Philippines and Australia. All domestic manufacturing facilities, leases and leasehold interests are encumbered by liens securing the Company's obligations under the New Credit Facility. The Company considers its plants and equipment to be modern and well-maintained and believes its plants have sufficient capacity to meet future anticipated expansion needs.

     The Company leases and maintains a 43,600 square foot facility located in St. Louis, Missouri, which houses the executive offices of the Company and its operating subsidiaries, as well as all centralized services.

     The following table describes the location and general character of the Company's principal properties:

              SUBSIDIARY/                            BUILDING SPACE/
         LOCATION OF FACILITY                      NUMBER OF BUILDINGS            PROPERTY SIZE
         --------------------                      -------------------            -------------
Thermal Dynamics/West Lebanon, New
  Hampshire............................  187,000 sq. ft.                            8.0 acres
                                         5 buildings (office, manufacturing,
                                         sales training, future expansion)
Tweco/Wichita, Kansas..................  220,816 sq. ft.                           21.7 acres
                                         3 buildings (office, manufacturing,
                                         storage space)
Victor/Denton, Texas...................  222,403 sq. ft.                           30.0 acres
                                         4 buildings (office, manufacturing,
                                         storage, sales training center)
Victor/Abilene, Texas..................  123,740 sq. ft.                           32.0 acres
                                         1 building (office and manufacturing)
Thermadyne Canada/Oakville, Ontario,
  Canada...............................  57,000 sq. ft.                             8.3 acres
                                         1 building (office and warehouse)
Modern Engineering Company/
  Gallman, Mississippi.................  60,000 sq. ft.                            60.0 acres
                                         1 building (office and manufacturing)
Thermadyne Australia/Melbourne,
  Australia............................  588,000 sq. ft.                           32.4 acres
                                         8 buildings (office, manufacturing,
                                         storage, research)
Thermadyne Australia/Cebu,
  Philippines..........................  34,600 sq. ft.                             1.2 acres
                                         1 building (office and manufacturing)
C&G/Itasca, Illinois...................  38,000 sq. ft.                             2.0 acres
                                         1 building (office, manufacturing,
                                         future expansion)
Stoody/Bowling Green, Kentucky.........  185,000 sq. ft.                           37.0 acres
                                         1 building (office and manufacturing)

              SUBSIDIARY/                            BUILDING SPACE/
         LOCATION OF FACILITY                      NUMBER OF BUILDINGS            PROPERTY SIZE
         --------------------                      -------------------            -------------
GenSet/Pavia, Italy....................  193,000 sq. ft.                            7.9 acres
                                         2 buildings (office, manufacturing,
                                         warehouse)
Thermal Arc/Troy, Ohio.................  120,000 sq. ft.                            6.5 acres
                                         1 building (office, manufacturing,
                                         warehouse, sales training)
Woodland/Philadelphia, Pennsylvania....  25,537 sq. ft.                            32.4 acres
                                         1 building (office and manufacturing)

     All of the above facilities are leased, except for the facilities located in Melbourne, Cebu, Pavia and Gallman, which are owned. The Company also has additional assembly and warehouse facilities in Canada, the United Kingdom, Italy, Japan, Singapore, Mexico, the Philippines, Indonesia, Brazil and Australia.

     In addition, the Company has subleased 264,000 square feet of its 325,000 square foot facility in City of Industry, California, which formerly was the manufacturing facility for certain products now manufactured at the Company's Bowling Green, Kentucky facility.

     The leases for the Company's leased and subleased properties will expire from 1999 through 2010.

LEGAL PROCEEDINGS AND ENVIRONMENTAL MATTERS

     The Company is a party to ordinary litigation incidental to its businesses, including a number of product liability cases seeking substantial damages. The Company maintains insurance against any product liability claims. Coverage for most years has a $500,000 self insured retention with $500,000 of primary insurance per claim. In addition, the Company maintains umbrella policies providing an aggregate of $50,000,000 in coverage for product liability claims. Although it is difficult to predict the outcome of litigation with any certainty, the Company believes that the liabilities which might reasonably result from such lawsuits, to the extent not covered by insurance, will not have a material adverse effect on the Company's financial condition or results of operations.

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. The Company is currently not aware of any citations or claims filed against it by any local, state, federal and foreign governmental agencies which, if successful, would have a material adverse effect on the Company's financial condition or results of operations.

     The Company may be required to incur costs relating to remediation of properties, including properties at which the Company disposes of waste, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources. The Company is aware of environmental conditions at certain properties which it now or previously owned or leased which are undergoing remediation. The Company does not believe that the cost of such remediation will have a material adverse effect on the Company's business, financial condition or results of operations.

     Certain environmental laws, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and the equivalent state Superfund laws, provide for strict, joint and several liability for investigation and remediation of spills or other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by the Company or by its predecessors or previously owned business entities, as well as to conditions at properties at which wastes or other contamination attributable to the Company or its predecessors or previously owned business entities come to be located. The Company has in the past and may in the future be named a PRP at off-site disposal sites to which it has sent waste. The Company does not believe that the ultimate cost relating to Superfund sites will have a material adverse effect on the Company's financial condition or results of operations. See "Risk
Factors -- Environmental Matters."

                        THE MERGER AND MERGER FINANCING

THE MERGER FINANCING

     The funding required to pay the cash portion of the Merger Consideration, the Option Cash Proceeds and the ESPP Cash Proceeds, to refinance and/or retire outstanding indebtedness of the Company, and to pay expenses incurred in connection with the Merger was approximately $808 million. These cash requirements were funded with the proceeds obtained from concurrent equity and debt financings. The Issuers issued the Senior Subordinated Notes and the Company entered into a syndicated senior secured loan facility providing for term loan borrowings in the aggregate principal amount of approximately $330 million and revolving loan borrowings of $100 million. In connection with the Merger, the Company borrowed all term loans available under the New Credit Facility plus approximately $25 million of revolving loans. The remaining revolving loans will be available to fund the working capital requirements of the Company. The proceeds of such financings were distributed to Holdings in the form of a dividend. See "Description of New Credit Facility" and "Certain Relationships and Related Transactions."

     Mercury issued approximately $94.6 million aggregate gross proceeds of the Debentures. In connection with the Merger, Holdings succeeded to the obligations of Mercury with respect to the Debentures. The DLJMB Funds also purchased 2,608,696 shares of Mercury Common Stock, 2,000,000 shares of Mercury Preferred Stock and the DLJMB Warrants for approximately $140 million. As a result of the Merger, the proceeds of such purchases became an asset of Holdings, each share of Mercury Common Stock became a share of Holdings Common Stock, each share of Mercury Preferred Stock will become a share of Holdings Preferred Stock and each DLJMB Warrant to acquire Mercury Common Stock became exercisable for an equal number of shares of Holdings Common Stock. In addition, in connection with the Merger, certain members of senior management purchased 143,192 shares of Holdings Common Stock for approximately $4.9 million through the Management Share Purchase, of which approximately $3.6 million was provided through the Management Loans.

THE MERGER

     As a result of the Merger, each share of Holdings Common Stock held by Holdings as treasury stock or owned by Mercury immediately prior to the effectiveness of the Merger was cancelled, and no payment was made with respect thereto; each share of Mercury Common Stock outstanding immediately prior to the effectiveness of the Merger was converted into and became one share of Holdings Common Stock with the same rights, powers and privileges as the shares so converted; each share of Mercury Preferred Stock, outstanding immediately prior to the effectiveness of the Merger was converted into and became one share of preferred stock of Holdings with the same rights, powers and privileges as the shares of preferred stock so converted; each outstanding DLJMB Warrant to purchase Mercury Common Stock became exercisable for an equal number of shares of Holdings Common Stock on the same terms and conditions as the DLJMB Warrant; and each share of Holdings Common Stock outstanding immediately prior to the effectiveness of the Merger converted into the following (the "Merger Consideration"): for each such share with respect to which an election to retain Holdings Common Stock was effectively made and not revoked ("Stock Electing Shares"), the right to retain approximately one share of Holdings Common Stock, and for each such share (other than Stock Electing Shares), the right to receive in cash from Mercury an amount equal to $34.50 (the "Cash Merger Consideration"). Because the Merger required approximately 4.3% (or 485,010) of the outstanding shares of Holdings Common Stock prior to the Merger to be retained by existing stockholders of Holdings, the right to receive the Merger Consideration was subject to proration. As a result of proration, each Stock Electing Share was converted into .076 of a share of Holdings Common Stock and the right to receive $34.50 in cash in lieu of shares not converted into Holdings Common Stock. As a result of the Merger, 10,690,283 shares of Holdings Common Stock (approximately 95.7% of the presently issued and outstanding shares) were converted into cash and approximately 4.3% (or 485,010) of such shares were retained by existing stockholders. As a result of the Merger, the shares of Mercury Common Stock were converted into Holdings Common Stock representing approximately 80.6% of Holdings Common Stock (or 75.7% on a fully diluted basis) after the Merger.

     As a result of the Merger, the DLJMB Warrants permit the holders thereof to purchase an additional 353,428 shares of Holdings Common Stock.

     As a result of the Merger, each outstanding option to acquire shares of Holding Common Stock granted to employees and directors (excluding shares subject to purchase under the Holding's Employee Stock Purchase Plan (the "ESPP")), whether vested or not (the "Options"), were canceled. In lieu thereof the holders of such Options received, with respect to each Option, a cash payment in an amount equal to the product of (x) the excess, if any, of $34.50 over the exercise price of such Option and (y) the number of shares of Holding Common Stock subject to such Option (the "Option Cash Proceeds").

     In addition, upon effectiveness of the Merger, rights to purchase shares of Holding Common Stock under the ESPP were canceled. In lieu thereof participants in the ESPP received a cash payment in the amount equal to the product of the number of shares of Holding Common Stock subject to purchase by such participants thereunder and $34.50 (the "ESPP Cash Proceeds").

                                   MANAGEMENT

THE ISSUERS

     The following table sets forth certain information concerning the members of the board of directors and executive officers of Thermadyne LLC. Each director of Thermadyne LLC also serves as a director of Thermadyne Capital, and each officer of Thermadyne LLC serves in the same capacity for Thermadyne Capital.

          NAME               AGE                            POSITION(S)
          ----               ---                            -----------
Randall E. Curran........    43     Director, Chairman of the Board, President and Chief
                                      Executive Officer
James H. Tate............    50     Director, Senior Vice President and Chief Financial Officer
Peter T. Grauer..........    52     Director
William F. Dawson, Jr....    33     Director
Stephanie N. Josephson...    44     Vice President, General Counsel and Corporate Secretary
Thomas C. Drury..........    41     Vice President, Human Resources
Robert D. Maddox.........    38     Vice President and Corporate Controller

     Randall E. Curran has been a director, Chairman of the Board, President and Chief Executive Officer of Thermadyne LLC since May 1998. Mr. Curran has also served as a Director of Holdings since February 1994 and was elected Chairman of the Board and Chief Executive Officer of Holdings in February 1995, having previously served as President of Holdings from August 1994 and as Executive Vice President and Chief Operating Officer of Holdings from February 1994. He also serves as President of Thermadyne Industries, Inc., a position he has held since 1992. From 1986 to 1992, Mr. Curran was Chief Financial Officer of Holdings and/or its predecessors. Prior to 1986, Mr. Curran held various executive positions with Cooper Industries, Inc.

     James H. Tate has been a director, Senior Vice President and Chief Financial Officer of Thermadyne LLC since May 1998. Mr. Tate has also served as a Director of Holdings since October 1995. He was elected Senior Vice President and Chief Financial Officer in February 1995, having previously served as Vice President of Holdings and Vice President and Chief Financial Officer of Holdings' subsidiaries since April 1993. Prior to joining Holdings, Mr. Tate was employed by the accounting firm of Ernst & Young LLP for eighteen years, the last six of which he was a partner.

     Peter T. Grauer has been a director of Thermadyne LLC since May 1998 and a Managing Director of DLJMB Inc. (and its predecessor) since September 1992. Mr. Grauer is a director of Doane Products Co., Total Renal Care Holdings, Inc., DecisionOne Holdings Corp., Nebco Evans Holding Company, Ameriserve Food Distribution, Inc. and Bloomberg, Inc.

     William F. Dawson, Jr. has been a director of Thermadyne LLC since May 1998 and a Principal of DLJMB Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in DLJSC's High Yield Capital Markets Group. Prior thereto, Mr. Dawson was a Vice President in the Leveraged Finance Group within DLJSC's Investment Banking Group. Mr. Dawson serves as a Director of Von Hoffmann Corporation.

     Stephanie N. Josephson has been Vice President, General Counsel and Corporate Secretary of Thermadyne LLC since May 1998. Ms. Josephson is also Vice President, General Counsel and Corporate Secretary of Holdings. Prior to joining Holdings, Ms. Josephson was Corporate Counsel for Mills & Partners, Inc. from 1993 to 1995 and an Adjunct Professor at St. Louis University School of Business in the MBA program from 1991 to 1993. Prior thereto, Ms. Josephson was employed in Houston, Texas as Counsel for Cooper Industries, Inc. and in private practice with the law firms Andrews & Kurth and Weycer and Kaplan from 1979 to 1991.

     Thomas C. Drury has been Vice President -- Human Resources of Thermadyne LLC since May 1998. Mr. Drury has also been Vice President -- Human Resources for Holdings since March 1995. Prior to that time, Mr. Drury served as Director of Human Resources for Holdings since November 1991. Prior to joining Holdings, Mr. Drury was Manager -- Human Resources at McDonnell Douglas Systems Integration Company from 1988 through 1991.

     Robert D. Maddox has been Vice President and Corporate Controller of Thermadyne LLC since May 1998. Mr. Maddox has also served as Vice President and Corporate Controller of Holdings since April 1996. Prior to that time, Mr. Maddox served as Vice President and Controller of Holdings' operating subsidiaries from April 1995 to April 1996 and Controller from May 1992 to April 1995. Prior to joining Holdings, Mr. Maddox was a senior audit manager with the accounting firm of Ernst & Young LLP.

HOLDINGS

     Board of Directors. The following table sets forth the name, age and position with Holdings of each director of Holdings:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
Randall E. Curran.....................  43    Chairman of the Board
James H. Tate.........................  50    Director
Peter T. Grauer.......................  52    Director
William F. Dawson, Jr.................  33    Director
John F. Fort III......................  56    Director
Harold A. Poling......................  72    Director
Lawrence M.v.D. Schloss...............  43    Director

     The following are brief biographies of each Holdings director who is not also a director or executive officer of the Issuers.

     John F. Fort III retired as Chairman of the Board of Tyco International LTD in January of 1993. In 1964, after receiving degrees in Aeronautical Engineering and Industrial Management from Princeton and MIT's Sloan School of Business respectively, he joined the Simplex Wire & Cable Company (now a subsidiary of Tyco). Mr. Fort held a broad range of positions throughout his thirty years at Tyco. He currently holds directorships at Tyco International Ltd., Dover Corporation, and Roper Industries. He is an active participant on advisory boards at MIT, Princeton University, Full Circle Investments and the Appalachian Mountain Club.

     Harold A. Poling retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company on January 1, 1994, a position he held since 1990. Mr. Poling is a director of Shell Oil Company, LTV Corporation, Flint Ink Corporation and the Kellogg Company, and is a member of BHP International Advisory Council, The VIAG International Board and the PGA Tour Policy Board. He is a director of the Monmouth (Ill.) College Senate and Chairman of the Dean's Advisory Council for the Indiana University School of Business. He was national chairman of Indiana University's Annual Fund campaigns from 1986 to 1998.

     Lawrence M.v.D. Schloss has been the Managing Partner of DLJ Merchant Banking II, Inc. since November 1995. Prior to November 1995, he was the Chief Operating Officer and a Managing Director of DLJ Merchant Banking, Inc. Mr. Schloss currently serves as Chairman of the Board of McCulloch Corporation and as a director of Wilson Greatbatch, Inc. and DecisionOne Holdings Corp. Mr. Schloss has previously served as a director of GTECH Corporation (NYSE:GTK), Krueger International, Inc., OSi Specialties, Inc. and MPB Corporation.

     Executive Officers. The following table sets forth certain information concerning the current executive officers of Holdings:

                 NAME                   AGE                POSITION(S)
                 ----                   ---                -----------
Randall E. Curran.....................  43    President and Chief Executive Officer
James H. Tate.........................  50    Senior Vice President and Chief
                                              Financial Officer
Stephanie N. Josephson................  44    Vice President, General Counsel and
                                              Corporate Secretary
Thomas C. Drury.......................  41    Vice President, Human Resources
Robert D. Maddox......................  38    Vice President and Corporate
                                              Controller

                             EXECUTIVE COMPENSATION

     The following table sets forth for the years ended December 31, 1997, 1996 and 1995 certain compensation paid by Holdings to its Chief Executive Officer and the four other most highly paid executive officers of Holdings whose cash compensation exceeded $100,000 for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                      ------------
                                                                         AWARDS
                                                                      ------------
                                               ANNUAL COMPENSATION     SECURITIES
                                               --------------------    UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(1)
     ---------------------------        ----   ---------   --------   ------------   ------------------
Randall E. Curran.....................  1997    517,847    538,400       30,600            33,807
  Chairman of the Board, President and  1996    498,921    385,050       91,000             8,008
  Chief Executive Officer(2)            1995    482,919    409,116       65,000             7,728
James H. Tate.........................  1997    275,093    188,614       27,000            18,039
  Director, Senior Vice President and   1996    241,012    169,114       36,000             7,403
  Chief Financial Officer(3)            1995    221,454    158,965       20,000             3,991
Stephanie N. Josephson................  1997    168,719     84,625       10,000            10,210
  Vice President, General Counsel and   1996    129,573     70,208        6,000             6,489
  Corporate Secretary(4)                1995    100,127     44,760       25,000             3,024
Thomas C. Drury.......................  1997    132,206     66,479       10,000             7,444
  Vice President -- Human Resources(5)  1996    107,115     53,708        6,000             5,982
                                        1995     92,557     32,669       25,000             4,160
Robert D. Maddox......................  1997    134,254     67,417        5,000             7,749
  Vice President and Controller(6)      1996    113,658     60,055        6,000             6,272
                                        1995     98,039     36,556       10,000             4,378

---------------

(1) All other compensation includes group life insurance premiums paid by Holdings and contributions made on behalf of the named executive officers to Holdings' 401(k) retirement and profit sharing plan. The amount of insurance premiums paid and 401(k) contributions made on behalf of the named executive officers for 1997 are as follows: Mr. Curran, $3,978 and $29,829, respectively; Mr. Tate, $2,544 and $15,495, respectively; Ms. Josephson, $1,138 and $9,072, respectively; Mr. Drury, $361 and $7,083, respectively; and Mr. Maddox, $254 and $7,495, respectively.

(2) Mr. Curran was elected Chairman of the Board and Chief Executive Officer of Holdings effective as of February 23, 1995, having previously served as President of Holdings from August 1994 and as Executive Vice President and Chief Operating Officer of Holdings from February 1994.

(3) Mr. Tate was elected Senior Vice President and Chief Financial Officer of Holdings effective as of February 23, 1995, having previously served as Vice President of Holdings and as Chief Financial Officer of Holdings' subsidiaries. Mr. Tate was elected as a director of Holdings on October 26, 1995.

(4) Ms. Josephson was elected Corporate Counsel and Corporate Secretary of Holdings on March 7, 1995, and was elected Vice President and General Counsel of Holdings on April 26, 1995.

(5) Mr. Drury was elected Vice President -- Human Resources of Holdings on March 7, 1995.

(6) Mr. Maddox was elected Controller of Holdings on June 1, 1992, Vice President and Controller of Thermadyne Industries, Inc. on April 1, 1995, and Vice President of Holdings on April 18, 1996.

     The following table sets forth certain information related to stock options granted to the named executive officers in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  NUMBER OF       PERCENT OF
                                 SECURITIES      TOTAL OPTIONS
                                 UNDERLYING       GRANTED TO      EXERCISE OR                 GRANT DATE
                                   OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION   PRESENT VALUE
             NAME               GRANTED(#)(1)   FISCAL YEAR (%)     ($/SH)         DATE         ($)(2)
             ----               -------------   ---------------   -----------   ----------   -------------
Randall E. Curran.............     30,600            14.1           26.875       02/05/07       491,742
James H. Tate.................     27,000            12.4           26.875       02/05/07       433,890
Stephanie N. Josephson........     10,000             4.6           26.875       02/05/07       160,700
Thomas C. Drury...............     10,000             4.6           26.875       02/05/07       160,700
Robert D. Maddox..............      5,000             2.3           26.875       02/05/07        80,350

---------------

(1) The options to purchase Holdings Common Stock were granted under Holdings' 1993 Management Option Plan or the Holdings' 1996 Employee Stock Option Plan and become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. All options become exercisable upon a change of control (as defined). In addition, such options continue to vest after any termination of employment for so long as the optionee is entitled to receive severance benefits under any employment arrangement with Holdings. Replacement options may be granted, in the Compensation Committee's sole discretion, if a named executive officer exercises such options using previously owned shares of Holdings Common Stock.

(2) The grant date present value of each option grant was determined using a variation of the Black-Scholes option pricing model. The estimated values presented are based on the following assumptions made as of the time of grant: an expected dividend yield of 0%; an expected option term of 10 years; volatility of .339 (based on historical stock price observations just prior to each grant); and a risk-free rate of 6.72%. The actual value, if any, that an executive officer may realize from the exercise of the options will be the excess of the fair market value of Holdings Common Stock on the date of exercise over the exercise price. See "-- Fiscal Year-End Option Values."

     The following table provides information related to the number and value of options held by the named executive officers at the end of 1997. On December 31, 1997, the closing sale price of Holdings Common Stock on NASDAQ was $29 1/2. No named executive officer exercised any options during 1997.

                         FISCAL YEAR-END OPTION VALUES

                                      NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS
                                              FISCAL YEAR-END                   AT FISCAL YEAR-END
                                     ---------------------------------   ---------------------------------
               NAME                  EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
               ----                  --------------   ----------------   --------------   ----------------
Randall E. Curran..................     244,200           142,400          4,139,725         1,574,850
James H. Tate......................      53,700            67,800            893,975           624,275
Stephanie N. Josephson.............      11,200            29,800            177,975           328,775
Thomas C. Drury....................      11,200            29,800            177,975           328,775
Robert D. Maddox...................       5,200            15,800             81,225           170,525

     As a result of the Merger, all outstanding Options, whether or not vested, were canceled, and the holders of such Options received a cash payment in an amount equal to the product of (x) the excess, if any, of $34.50 over the exercise price of such Option multiplied by (y) the number of shares of Holdings Common Stock subject to such Option.

EMPLOYMENT ARRANGEMENTS

     Employment Contracts. In connection with the Merger Holdings entered into employment agreements with, among others, the following executive officers:
Randall E. Curran, James H. Tate, Stephanie N. Josephson, Robert D. Maddox and Thomas C. Drury. The employment agreements terminate on May 22,

2001; however, such agreements automatically renew on each May 22 for an additional period so that a new three-year term begins upon each extension (unless the agreements are earlier terminated). Each such employee serves in their current executive capacities with Holdings as a requirement of their respective employment agreements.

     Messrs. Curran, Tate, Maddox and Drury and Ms. Josephson are entitled to base salaries (subject to increase at the Board of Directors' discretion) of $538,400, $290,175, $145,000, $145,000 and $175,000, respectively. In addition, each employee is entitled to participate in an annual bonus plan providing for an annual bonus opportunity. Pursuant to such bonus plan, Mr. Curran is entitled to an annual bonus opportunity of not less than 100% of his base salary, Mr. Tate is entitled to an annual bonus opportunity of not less than 75% of his base salary and Ms. Josephson and Messrs. Maddox and Drury are each entitled to an annual bonus opportunity of not less than 55% of his or her base salary. Each such executive also is entitled to such benefits as are customarily provided to the executives of Holdings and its subsidiaries. Each such executive is required to devote all of his or her business time and attention to the business of Holdings and its subsidiaries.

     Each employment agreement provides that upon termination without cause or constructive termination of such executive's employment (which includes, among other things, reductions of compensation, title, position or duties), such executive will be entitled to receive such executive's then current salary and other benefits through the later to occur of the termination date of the agreement or 18 months from the date of termination of such executive's employment.

  Management Plans.

     Management Incentive Plan. In connection with the Merger, Holdings adopted the Thermadyne Holdings Corporation Management Incentive Plan (the "Incentive Plan"), which provides for the granting of up to 500,000 shares of Holdings Common Stock to certain officers and employees of the Company. In connection with the Merger options to purchase approximately 322,966 shares of Holdings Common Stock were granted to certain officers and employees of the Company at an exercise price of $34.50. Pursuant to the terms of the Incentive Plan, options granted to certain members of senior management provide for both a "Time Vesting Option" and a "Cliff Vesting Option." Under the Time Vesting Option, the option vests and is exercisable with respect to twenty percent of the shares subject to the Option on the day it was granted. Then, on each of the first five anniversaries from that date the Option was granted, an additional sixteen percent of the shares subject to the Option vests and becomes exercisable as long as the Option recipient is still employed by Holdings or its subsidiary. The Cliff Vesting Option becomes vested and exercisable with respect to twenty percent of the shares on the thirteenth day after the availability of the audited financial statements for each of the fiscal years ended December 31, 1998 through December 31, 2003, provided that the Option recipient is still employed by Holdings or its subsidiary, and further provided, that the targeted implied common equity value of Holdings was met for each such fiscal year. If the targeted implied common equity value of Holdings is not attained for any of the fiscal years ending on or before December 31, 2002, the Option will be treated as vested and exercisable if the target is attained for the subsequent year as long as the Option recipient is still employed by Holdings or its subsidiary. If, after eight years from receipt of the Cliff Vesting Option, all shares subject to such Option have not vested, such shares shall become fully vested and exercisable, as long as, the Option is still employed by Holdings or its Subsidiary.

     Direct Investment Program. In connection with the Merger, Holdings adopted the Thermadyne Holdings Corporation Direct Investment Program (the "Investment Program"), which provides for the purchase by certain members of management of 143,192 shares of Holdings Common Stock, of which 71,596 shares have been designated as "Reinvestment Shares" and 71,596 shares have been designated as "Coinvestment Shares." In connection with the Merger, Holdings issued all shares available for issuance under the Investment Program. Of the Coinvestment Shares, 20% vest on each of the first five anniversaries of the date of purchase, so long as the participant is employed by the Company as of such anniversary. Additionally, upon the occurrence of a Change of Control (as defined therein), all unvested Coinvestment Shares held by a participant that is employed by the Company at such time shall vest. All Reinvestment Shares became immediately vested at the time of purchase. A portion of the funds required to purchase the shares under the Investment Program were provided through the proceeds of loans made by the Company to participants in the Investment Program. In the event of a participant's termination for Cause (as defined therein), the Company has the right to purchase shares of such participant purchased under the Investment Program at a price equal to (i) the lesser of (A) $34.50 or (B) the fair market value of such shares on the date of purchase by the Company, with respect to Coinvestment Shares (whether or not vested), and (ii) the fair market value of such shares on the date of purchase by the Company, with respect to Reinvestment Shares. In the event of a participant's termination for other than Cause or the participant's death, the Company has the right to purchase shares of such participant purchased under the Investment Program at a price equal to (i) the lesser of (A) the sum of $34.50 and the Allocable Interest (as defined therein) or (B) the fair market value of such shares on the date of purchase by the Company, with respect to unvested Coinvestment Shares, and (ii) the fair market value of such shares on the date of purchase by the Company, with respect to Reinvestment Shares.

COMPENSATION OF DIRECTORS

     Other than Messrs. Curran and Tate, each director of Holdings receives a $12,000 annual retainer plus a $1,000 fee for each regular meeting of the Board of Directors attended and a $500 fee for each meeting of a board committee attended (other than meetings of the Executive Committee, for which members of the committee other than Charles F. Moran, will receive a fee of $750). In addition to those fees, Mr. Moran, as the Chairman of the Executive Committee, received aggregate compensation of $60,000 for services he provided during the twelve-month period ending February 28, 1997. For the period ending February 28, 1998, Mr. Moran is expected to receive aggregate compensation of $60,000 for services to be provided by him in his capacity as Chairman of the Executive Committee during such period. Directors also are reimbursed for all reasonable travel and other expenses of attending meetings of the Board of Directors or committees of the Board of Directors.

     On November 1, 1997, the Board of Directors granted options to purchase 1,000 shares of Holdings Common Stock to each of Messrs. Byrom, Druker, Berger and Moran pursuant to Holdings' Non-Employee Directors Stock Option Plan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF HOLDINGS

     All of the Company's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the beneficial ownership of the Holdings Common Stock as of May 31, 1998 by (i) any person or group who beneficially owns more than five percent of Holdings Common Stock, (ii) by each executive officer and director of Holdings and (iii) all directors and executive officers of Holdings and the Issuers as a group.

                                                                                PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER:              SHARES BENEFICIALLY OWNED          COMMON STOCK
-------------------------------------              -------------------------    -------------------------
DLJ Merchant Banking Partners II, L.P. and
  related investors(1)(2)........................          2,962,124                      82.5%
Lawrence M.v.D. Schloss(3).......................                 --                        --
  DLJMB Inc.
  277 Park Avenue
  New York, NY 10172
Peter T. Grauer(3)...............................                 --                        --
  DLJMB Inc.
  277 Park Avenue
  New York, NY 10172
William F. Dawson, Jr.(3)........................                 --                        --
  DLJMB Inc.
  277 Park Avenue
  New York, NY 10172
John F. Fort III.................................                 --                        --
Harold A. Poling.................................                 --                        --
Randall E. Curran(4).............................             69,506                       2.2
James H. Tate(5).................................             19,660                        *
Stephanie N. Josephson(6)........................             12,434                        *
Thomas C. Drury(6)...............................              9,860                        *
Robert D. Maddox(6)..............................             10,428                        *
All directors and officers as a group (10
  persons)(3)(7).................................            121,888                       3.8

---------------

 *  Represents less than 1 percent

(1) Includes 353,428 shares of Holdings Common Stock issuable upon the exercise of the DLJMB Warrants. See "The Merger and the Merger Financing."

(2) Consists of shares held directly by the following investors related to DLJ Merchant Banking Partners II, L.P. ("DLJMB"): DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P., a Delaware limited partnership ("DLJ First ESC"), and DLJ ESC II, L.P., a Delaware limited partnership ("DLJ ESC II"). See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, DLJ First ESC, DLJ ESC II and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(3) Messrs. Schloss, Grauer and Dawson are officers of DLJMB Inc., an affiliate of DLJMB and the Initial Purchaser. Share data shown for such individuals excludes shares shown as held by the DLJMB Funds, as to which such individuals disclaim beneficial ownership.

(4) Includes 9,939 shares of Holdings Common Stock issuable upon the exercise of vested stock options.

(5) Includes 5,168 shares of Holdings Common Stock issuable upon the exercise of vested stock options.

(6) Includes 1,060 shares of Holdings Common Stock issuable upon the exercise of vested stock options.

(7) Includes 18,287 shares of Holdings Common Stock issuable upon the exercise of vested stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     DLJ Capital Funding received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the New Credit Facility and as a lender thereunder. DLJSC also received customary fees in connection with the distribution of the Old Senior Subordinated Notes and the Debentures, and the offer to purchase and consent solicitation for the Company's outstanding Senior Notes and Subordinated Notes. Additionally, DLJ Bridge Finance, Inc. received customary fees in connection with its commitment to provide bridge financing in the event that the issuance of the Senior Subordinated Notes and the Debentures did not occur. The aggregate fees to be received by these DLJ entities for these services were approximately $20 million.

     Pursuant to a letter agreement dated January 16, 1998 (the "Engagement Letter"), DLJMB engaged DLJSC to act as DLJMB's exclusive financial advisor with respect to the Merger and, following the Merger, to act as the Company's exclusive financial advisor for a period of five years (the "Engagement Period") with respect to the review and analysis of financial and structural alternatives available to the Company. Upon the consummation of the Merger, DLJMB's obligations under the Engagement Letter were assumed by the Company.

     As compensation for the services to be provided by DLJSC under the Engagement Letter, DLJSC received a fee of $4,000,000 upon the consummation of the Merger and will be entitled to receive an annual advisory fee of $300,000, payable quarterly in equal installments of $75,000. DLJSC will also be entitled to reimbursement for all of its out-of-pocket expenses incurred in connection with its engagement.

     During the Engagement Period, DLJSC is also entitled to act as the Company's exclusive financial advisor, sole placement agent, sole initial purchaser, sole managing underwriter or sole dealer-manager, as the case may be, with respect to any Transaction (as hereinafter defined) the Company determines to pursue. The term "Transaction" includes the following: (i) the sale, merger, consolidation or any other business combination, in one or a series of transactions, involving any portion of the business, securities or assets of the Company (ii) the acquisition (and any related matters such as financings, divestitures, etc.) in one or a series of transactions, of all or a portion of the business, securities or assets of another entity or person; (iii) any recapitalization, refinancing, repurchase or restructuring of the Company's equity or debt securities or indebtedness or any amendments or modifications to the Company's debt securities or indentures whether or not in connection therewith, involving, by or on behalf of the Company, an offer to purchase or exchange for cash, property, securities, indebtedness or other consideration, or a solicitation of consents, waivers of authorizations with respect thereto; (iv) any spin-off, split-off or other extraordinary dividend of cash, securities or other assets to stockholders of the Company; or (v) any sale of securities of the Company effected pursuant to a private sale or an underwritten public offering.

     The Company has agreed to indemnify and hold harmless DLJSC and its affiliates, and the respective directors, officers, agents and employees of DLJSC and its affiliates (each, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities and will reimburse such Indemnified Persons for all fees and expenses (including the reasonable fees and expenses of counsel) as they are incurred in investigating, repairing, pursuing or defending any claim, action, proceeding or investigation arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Engagement Letter, the transactions contemplated by the Engagement Letter or any Indemnified Person's action or inactions in connection with any such advice, services or transactions, other than liabilities or expenses that are determined by a judgment of a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or willful misconduct.

     The Engagement Letter makes available the resources of DLJSC concerning a variety of financial and operational matters. The services that have been and will continue to be provided by DLJSC could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the opinion of management, the fees provided for under the Engagement Letter reasonably reflect the benefits received and to be received by the Company.

     In connection with the Merger, a portion of the funds required to purchase the shares under the Investment Program were provided through the proceeds of loans made by the Company to participants in the Investment Program (the "Management Loans"). Messrs. Curran, Tate, Maddox and Drury and Ms. Josephson received secured, non-recourse loans from the Company in the amount of $1,249,890, $367,606, $237,630, $223,222 and $288,413, respectively. The loans bear interest at the rate of 5.69% per annum and are due in full on May 22, 2006. Upon the termination of a participant's termination of employment with the Company other than the participant's death any outstanding loan will become due and payable.

                      LIMITED LIABILITY COMPANY AGREEMENT

     Pursuant to a limited liability company agreement dated May 5, 1998 (the "LLC Agreement"), Holdings has formed Thermadyne LLC as a limited liability company in accordance with the laws of Delaware. The LLC Agreement governs the relative rights and duties of the members, directors and officers of the Company and provides that initially Thermadyne LLC shall have only one member, Holdings. Holdings' membership interest in Thermadyne LLC is not transferable and new members in Thermadyne LLC may be admitted only with the written consent of, and upon such terms and conditions as are approved by, Holdings.

LIMITED LIABILITY

     As with a corporation, the sole member of Thermadyne LLC is not liable for the debts, liabilities, contracts or other obligations of Thermadyne LLC in excess of their capital contributions.

MANAGEMENT

     Thermadyne LLC is managed by the board of directors (the "Board"), currently consisting of four members. See "Management -- The Issuers." Directors will be elected at an annual meeting of the members of Thermadyne LLC, which currently only consists of Holdings. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business. Thermadyne LLC's officers are appointed by the Board.

DISSOLUTION

     Thermadyne LLC shall be dissolved upon the first to occur of the following events: (i) the election of the member to dissolve the Company; or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Limited Liability Company Act. In any such dissolution, Holdings will be appointed as the liquidator of Thermadyne LLC.

LIABILITY, EXCULPATION AND INDEMNIFICATION

     The LLC Agreement provides that no officer, director or certain other persons shall have any liability to Thermadyne LLC by reason of any action taken or failure to act on behalf of Thermadyne LLC, except to the extent such person has been found to have acted with willful misconduct. Thermadyne LLC is also required to indemnify such persons in the event they are made, or threatened to be made, party to any legal proceeding by reason of the fact that they are acting in such capacity on behalf of Thermadyne LLC to the fullest extent permitted by Delaware corporate law.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Issuers on May 22, 1998, in the Offering. In connection with that placement, the Issuers and the Guarantors entered into the Registration Rights Agreement, which requires that the Issuers and the Guarantors file the Registration Statement under the Securities Act with respect to the New Senior Subordinated Notes and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Senior Subordinated Notes the opportunity to exchange their Old Senior Subordinated Notes for a like principal amount of New Senior Subordinated Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Issuers and the Guarantors must use their best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before November 30, 1998 and (ii) consummate the Exchange Offer on or before December 30, 1998. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Senior Subordinated Notes and the New Senior Subordinated Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Issuers. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Senior Subordinated Notes not tendered will not have any further registration rights and those Old Senior Subordinated Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Senior Subordinated Notes could be adversely affected upon completion of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Issuers and the Guarantors, among other things, that (i) the New Senior Subordinated Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Senior Subordinated Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Senior Subordinated Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Senior Subordinated Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Issuers or any Guarantor. Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors are required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Senior Subordinated Notes if (a) they are prohibited from consummating the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (b) any holder of Transfer Restricted Securities (as defined) notifies the Issuers in writing prior to the 20th business day following consummation of the Exchange Offer that
(i) based on an opinion of counsel, it is prohibited by law or Commission policy from participating in the Exchange Offer or (ii) it is a broker-dealer and owns Senior Subordinated Notes acquired directly from the Issuers. In the event that the Issuers and the Guarantors are obligated to file a "shelf" registration statement, they will be required to keep such "shelf" registration statement effective until the later of (a) the date on which the Initial Purchaser is no longer deemed to be an affiliate of the Issuers or any Guarantor and (b) the earlier of May 22, 2000 and such earlier date when no Transfer Restricted Securities covered by such "shelf" registration statement remain outstanding. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Issuers register such holder's shares of Old Senior Subordinated Notes under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Issuers and the Guarantors, the Issuers and the Guarantors believe that, with the exceptions set forth below, New Senior Subordinated Notes issued pursuant to the Exchange Offer in exchange for Old Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Senior Subordinated Notes, whether or not such person is the registered holder (other than any such holder or such other person which is an "affiliate" of the Issuers or any Guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Senior Subordinated Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Senior Subordinated Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Senior Subordinated Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Senior Subordinated Notes for its own account in exchange for Old Senior Subordinated Notes, where the Old Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Subordinated Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Senior Subordinated Notes not tendered will not have any further registration rights and those Old Senior Subordinated Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Senior Subordinated Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers and the Guarantors will accept any and all Old Senior Subordinated Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue $1,000 principal amount at maturity of New Senior Subordinated Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Senior Subordinated Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Senior Subordinated Notes pursuant to the Exchange Offer. However, Old Senior Subordinated Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Senior Subordinated Notes are substantially the same as the form and terms of the Old Senior Subordinated Notes except that the New Senior Subordinated Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Senior Subordinated Notes will evidence the same debt as the Old Senior Subordinated Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Senior Subordinated Notes were issued.

     As of May 31, 1998, Old Senior Subordinated Notes representing $207,000,000 aggregate principal amount at maturity were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Senior Subordinated Notes. The Issuers intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Issuers shall be deemed to have accepted validly tendered Old Senior Subordinated Notes when, as, and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Senior Subordinated Notes from the Issuers and the Guarantors. If any tendered Old Senior Subordinated Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Senior Subordinated Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Senior Subordinated Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Senior Subordinated Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Issuers, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Issuers will issue a notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Old Senior Subordinated Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of Old Senior Subordinated Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Senior Subordinated Notes must be received by the Exchange Agent along with the Letter of Transmittal, prior to the Expiration Date or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Senior Subordinated Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD SENIOR SUBORDINATED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD SENIOR SUBORDINATED NOTES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Senior Subordinated Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Senior Subordinated Notes, either make appropriate arrangements to register ownership of the Old Senior Subordinated Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Senior Subordinated Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Senior Subordinated Notes listed therein, the Old Senior Subordinated Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Senior Subordinated Notes.

     If the Letter of Transmittal or any Old Senior Subordinated Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Issuers.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Senior Subordinated Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Old Senior Subordinated Notes not properly tendered or any Old Senior Subordinated Notes the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right to waive any defects, irregularities, or conditions of tender as to particular Old Senior Subordinated Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Senior Subordinated Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Old Senior Subordinated Notes, neither the Issuers, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Senior Subordinated Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Senior Subordinated Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Issuers reserve the right in their sole discretion to purchase or make offers for any Old Senior Subordinated Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange
Offer -- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Senior Subordinated Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Issuers that, among other things, (i) the New Senior Subordinated Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Subordinated Notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Senior Subordinated Notes,
(iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Senior

Subordinated Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuers or any Guarantor.

     In all cases, issuance of New Senior Subordinated Notes for Old Senior Subordinated Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Senior Subordinated Notes or a timely Book-Entry Confirmation of such Old Senior Subordinated Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Senior Subordinated Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Senior Subordinated Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Senior Subordinated Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Senior Subordinated Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Senior Subordinated Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives New Senior Subordinated Notes for its own account in exchange for Old Senior Subordinated Notes, where the Old Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Subordinated Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Senior Subordinated Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Senior Subordinated Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Senior Subordinated Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Senior Subordinated Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange
Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Senior Subordinated Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Senior Subordinated Notes desires to tender such Old Senior Subordinated Notes and the Old Senior Subordinated Notes are not immediately available, or time will not permit such holder's Old Senior Subordinated Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuers (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Senior Subordinated Notes and the amount of Old Senior Subordinated Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Senior Subordinated Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Senior Subordinated Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Senior Subordinated Notes may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Senior Subordinated Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to 5:00 pm., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Senior Subordinated Notes to be withdrawn (the "Depositor"), (ii) identify the Old Senior Subordinated Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Senior Subordinated Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Senior Subordinated Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Senior Subordinated Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Senior Subordinated Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Old Senior Subordinated Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Senior Subordinated Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Senior Subordinated Notes may be retendered by following one of the procedures under "The Exchange
Offer -- Procedures for Tendering" at any time on or prior to the Expiration
Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Issuers and the Guarantors shall not be required to accept for exchange, or to issue New Senior Subordinated Notes in exchange for, any Old Senior Subordinated Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Senior Subordinated Notes for exchange or the exchange of the New Senior Subordinated Notes for such Old Senior Subordinated Notes, the Issuers determine that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Issuers and the Guarantors and may be asserted by the Issuers and the Guarantors regardless of the circumstances giving rise to any such condition or may be waived by the Issuers and the Guarantors in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuers and the Guarantors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Issuers and the Guarantors will not accept for exchange any Old Senior Subordinated Notes tendered, and no New Senior Subordinated Notes will be issued in exchange for any such Old Senior Subordinated Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Issuers and the Guarantors are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                                  Deliver to:
              STATE STREET BANK AND TRUST COMPANY, EXCHANGE AGENT

                                   By Phone:
                                 (617) 664-5587

                   By Mail:                                  Overnight Courier:

     State Street Bank and Trust Company            State Street Bank and Trust Company
                 P.O. Box 778                             Two International Place
         Boston, Massachusetts 02102                    Boston, Massachusetts 02110
    Attention: Corporate Trust Department          Attention: Corporate Trust Department
                Kellie Mullen                                  Kellie Mullen

     By Hand: in New York (as Drop Agent)                    By Hand: in Boston
  State Street Bank and Trust Company, N.A.         State Street Bank and Trust Company
           61 Broadway, 15th Floor                        Two International Plaza
            Corporate Trust Window                     Fourth Floor, Corporate Trust
           New York, New York 10006                     Boston, Massachusetts 02110

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES

     The Issuers will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Issuers.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers and are estimated in the aggregate to be
$       , which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Senior Subordinated Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuers to register New Senior Subordinated Notes in the name of, or request that Old Senior Subordinated Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the New Senior Subordinated Notes initially will be represented by one or more permanent global certificates in definitive, duly registered form (the "Global Senior Subordinated Notes"). The Global Senior Subordinated Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     The Global Notes. The Issuers expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Senior Subordinated Notes, DTC or its custodian will credit, on its internal system, the principal amount of New Senior Subordinated Notes of the individual beneficial interests represented by such Global Senior Subordinated Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Senior Subordinated Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Senior Subordinated Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs and institutional Accredited Investors who are not QIB's may hold their interests in the Global Senior Subordinated Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the New Senior Subordinated Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Senior Subordinated Notes represented by such Global Senior Subordinated Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Senior Subordinated Notes will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of the principal of, premium (if any) and interest on, the Global Senior Subordinated Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Guarantors, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Senior Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any and interest on the Global Senior Subordinated Notes, will credit participants' accounts with payments in amount proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in the Global Senior Subordinated Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell New Senior Subordinated Notes to persons in states which require physical delivery of the New Senior Subordinated Notes, or to pledge such securities, such holder must transfer its interest in a Global Senior Subordinated Note, in accordance with the normal procedures of DTC.

     DTC has advised the Issuers that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Senior Subordinated Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Senior Subordinated Notes are credited and only in respect of such portion of the aggregate principal amount of New Senior Subordinated Notes as to which such participant or participants has or have given such direction.

     DTC has advised the Issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Senior Subordinated Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Guarantors nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Senior Subordinated Note and a successor depositary is not appointed by the Issuer within 90 days, Certificated Securities will be issued in exchange for the Global Senior Subordinated Notes.

                       DESCRIPTION OF NEW CREDIT FACILITY

     The New Credit Facility has been provided by a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger (the "Arranger"), DLJ Capital Funding, Inc., as syndication agent (the "Syndication Agent"), ABN AMRO Bank N.V., Chicago Branch, as administrative agent (the "Administrative Agent"), and Societe Generale, as documentation agent. The New Credit Facility includes a $330 million term loan facility (the "Term Loan Facility") and a $100 million revolving credit facility (subject to adjustment as provided below), which provides for revolving loans and up to $50 million of letters of credit (the "Revolving Credit Facility"). The Term Loan Facility is comprised of a term A facility of $100 million (the "Term A Facility"), which has a maturity of six years, a term B facility of $115 million (the "Term B Facility"), which has a maturity of seven years, and a term C facility of $115 million (the "Term C Facility"), which has a maturity of eight years. The Revolving Credit Facility terminates six years after the date of initial funding of the New Credit Facility and is subject to a potential, but uncommitted, increase of up to $25 million at the Company's request at any time prior to such sixth anniversary. Such increase is available only if one or more financial institutions agrees, at the time of the Company's request, to provide it.

     The New Credit Facility bears interest, at the Company's option, at the Administrative Agent's alternate base rate or at the reserve-adjusted London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of (i) in the case of alternate base rate loans, (x) 1.00% for revolving and Term A loans, (y) 1.25% for Term B loans and (z) 1.50% for Term C loans and (ii) in the case of LIBOR loans, (x) 2.25% for revolving and Term A loans, (y) 2.50% for Term B loans and (z) 2.75% for Term C loans.

     The Company pays a commitment fee calculated at a rate of 0.50% per annum on the daily average unused commitment under the Revolving Credit Facility (whether or not then available). Such fee is payable quarterly in arrears and upon termination of the Revolving Credit Facility (whether at stated maturity or otherwise).

     Beginning six months after the consummation of the Merger and the Merger Financing, the applicable margins for the Term A Facility and the Revolving Credit Facility, as well as the commitment fee and letter of credit fee, is subject to possible reductions based on the ratio of consolidated Debt to EBITDA (each as defined in the New Credit Facility).

     The Company pays a letter of credit fee calculated (i) in the case of standby letters of credit, at a rate per annum equal to the then applicable margin for LIBOR loans under the Revolving Credit Facility minus 0.125% and (ii) in the case of documentary letters of credit, at a rate per annum equal to 1.25% plus, in each case, a fronting fee on the stated amount of each letter of credit. Such fees are payable quarterly in arrears. In addition, the Company pays customary transaction charges in connection with any letters of credit.

     The Term Loan Facility is subject to the following amortization schedule:

              YEAR                TERM LOAN A   TERM LOAN B   TERM LOAN C
              ----                -----------   -----------   -----------
1...............................       0.0%          1.0%          1.0%
2...............................       5.0%          1.0%          1.0%
3...............................      10.0%          1.0%          1.0%
4...............................      20.0%          1.0%          1.0%
5...............................      25.0%          1.0%          1.0%
6...............................      40.0%          1.0%          1.0%
7...............................        --          94.0%          1.0%
8...............................        --            --          93.0%
                                    ------        ------        ------
                                     100.0%        100.0%        100.0%

     The Term Loan Facility is subject to mandatory prepayment: (i) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions,
(ii) with 100% of the net cash proceeds of asset sales and casualty events, subject to certain exceptions, (iii) with 50% of the Company's excess cash flow (as defined in the New Credit Facility) to the extent that the Leverage Ratio (as defined in the New Credit

Facility) exceeds 3.5 to 1.0, and (iv) with 50% of the net cash proceeds from the issuance of equity to the extent that the Leverage Ratio exceeds 4.0 to 1.0. The Company's obligations under the New Credit Facility are secured by a first-priority perfected lien on: (i) substantially all domestic property and assets, tangible and intangible (other than accounts receivable sold or to be sold into the accounts receivable program and short term real estate leases), of the Company and its domestic subsidiaries (other than the special purpose subsidiaries involved in the accounts receivable program); (ii) the capital stock of (a) the Company held by Holdings and (b) all subsidiaries of the Company (provided that no more than 65% of the equity interest in non-U.S. subsidiaries held by the Company and its domestic subsidiaries and no equity interests in subsidiaries held by foreign subsidiaries are required to be pledged); and (iii) all intercompany indebtedness. Holdings has guaranteed the obligations of the Company under the New Credit Facility. In addition, obligations under the New Credit Facility are guaranteed by all domestic subsidiaries.

     The New Credit Facility contains customary covenants and restrictions on the Company's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of liens and indebtedness, (ii) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments, and
(iii) severe restrictions on dividends, and other similar distributions.

     The New Credit Facility contains financial covenants requiring the Company to maintain a minimum level of adjusted EBITDA (as defined in the New Credit Facility); a minimum Interest Coverage Ratio (as defined in the New Credit Facility); a minimum Fixed Charge Coverage Ratio (as defined in the New Credit Facility); and a maximum Leverage Ratio (as defined in the New Credit Facility).

                  DESCRIPTION OF NEW SENIOR SUBORDINATED NOTES

GENERAL

     The New Senior Subordinated Notes will be issued pursuant to an Indenture (the "Indenture") among the Issuers and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the New Senior Subordinated Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Senior Subordinated Notes are subject to all such terms, and Holders of New Senior Subordinated Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company' refers only to Thermadyne Mfg. LLC and not to any of its Subsidiaries.

     The New Senior Subordinated Notes will be general unsecured obligations of the Issuers and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers (including borrowings under the New Credit Facility). The New Senior Subordinated Notes will rank pari passu with any future senior subordinated Indebtedness of the Issuers and will rank senior in right of payment to all future subordinated Indebtedness of the Issuers. The New Senior Subordinated Notes will be effectively subordinated to all liabilities of the Issuers' subsidiaries that are not Guarantors. The New Senior Subordinated Notes will be unconditionally guaranteed on a senior subordinated basis by certain of the Company's existing domestic subsidiaries. The Note Guarantees will be general unsecured obligations of the Guarantors, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including indebtedness under the New Credit Facility, and will rank senior in right of payment to any future subordinated indebtedness of the Guarantors. On a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as of March 31, 1998, the Company and the Guarantors would have had outstanding approximately $379.5 million of Senior Indebtedness and the Company's non-Guarantor subsidiaries would have had approximately $87.0 million of outstanding liabilities, including trade payables. The Indenture will permit the Company and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. See "Risk Factors -- Subordination; Asset Encumbrances" and "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Thermadyne Capital, a wholly-owned subsidiary of the Company incorporated in Delaware, was formed for the purpose of serving as a co-issuer of the Senior Subordinated Notes in order to facilitate the Offering. The Company believes that certain prospective purchasers of the Senior Subordinated Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. Thermadyne Capital will not have any substantial operations or assets and will not have any revenues. As a result, prospective purchasers of the New Senior Subordinated Notes should not expect Thermadyne Capital to participate in servicing the interest and principal obligations on the New Senior Subordinated Notes.

     All of the Company's Subsidiaries (other than Thermadyne Capital and Thermadyne Receivables, Inc.) are Restricted Subsidiaries. However, under certain circumstances, the Company will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Senior Subordinated Notes will initially be limited in aggregate principal amount to $207.0 million and will mature on June 1, 2008. Interest on the New Senior Subordinated Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15. Interest on the New Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest and Liquidated Damages, if any, on the New Senior Subordinated Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the New Senior Subordinated Notes at their respective addresses set forth in the register of Holders of New Senior Subordinated Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to New Senior Subordinated Notes represented by one or more permanent global New Senior Subordinated Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The New Senior Subordinated Notes will be issued in denominations of $1,000 and integral multiples thereof.

     Subject to the covenants described below, the Issuers may issue additional notes under the Indenture having the same terms in all respects as the New Senior Subordinated Notes (or in all respects except for the payment of interest on the New Senior Subordinated Notes (i) scheduled and paid prior to the date of issuance of such notes or (ii) payable on the first Interest Payment Date following such date of issuance). The New Senior Subordinated Notes and any such additional notes would be treated as a single class for all purposes under the Indenture.

SUBORDINATION

     The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any distribution to creditors of the Issuers in a liquidation or dissolution of the Issuers or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuers or their property, an assignment for the benefit of creditors or any marshalling of the Issuers' assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of New Senior Subordinated Notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of New Senior Subordinated Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Senior Subordinated Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Issuers also may not make any payment upon or in respect of the Subordinated Note Obligations (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (a) a default in the payment of the principal of, premium, if any, or interest on or commitment fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (b) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuers or the holders of any Designated Senior Indebtedness. Payments on the Senior Subordinated Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

     "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the New Credit Facility and (b) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuers as "Designated Senior Indebtedness."

     "Permitted Junior Securities" means Equity Interests in the Issuers or debt securities of the Issuers that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means, with respect to any Person, (a) all Obligations of such Person outstanding under the New Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Facility or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding, (b) any other Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of such Person and (c) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for federal, state, local or other taxes, (ii) any Indebtedness of such Person (other than pursuant to the New Credit Facility) to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

     "Subordinated Note Obligations" means all Obligations with respect to the Senior Subordinated Notes, including, without limitation, principal, premium (if any), interest and Liquidated Damages payable pursuant to the terms of the Senior Subordinated Notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

     The Indenture further requires that the Issuers promptly notify holders of Senior Indebtedness if payment of the Senior Subordinated Notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, New Holders of Senior Subordinated Notes may recover less ratably than creditors of the Issuers who are holders of Senior Indebtedness.

NOTE GUARANTEES

     The Company's payment obligations under the New Senior Subordinated Notes will be jointly and severally guaranteed (the "Note Guarantees") by the Guarantors. The Note Guarantee of each Guarantor will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of such Guarantor (including such Guarantor's guarantee of the New Credit Facility) to the same extent that the New Senior Subordinated Notes are subordinated to Senior Indebtedness of the Company. The obligations of each Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Subordinated Notes, the Indenture and the Registration Rights Agreement; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) the Company would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock." The requirements of clause (iii) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company or another Guarantor.

     The Indenture provides that, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders."

OPTIONAL REDEMPTION

     Except as provided below, the New Senior Subordinated Notes will not be redeemable at the Issuers' option prior to June 1, 2003. Thereafter, the New Senior Subordinated Notes will be subject to redemption at any time at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                          YEAR                              PERCENTAGE
                          ----                              ----------
2003.....................................................    104.938%
2004.....................................................    103.292%
2005.....................................................    101.646%
2006 and thereafter......................................    100.000%

     Notwithstanding the foregoing, on or prior to June 1, 2001, the Issuers may redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes ever issued under the Indenture in cash at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Subordinated Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.

     In addition, at any time prior to June 1, 2003, the Issuers may, at their option upon the occurrence of a Change of Control, redeem the New Senior Subordinated Notes, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 60 days after the occurrence of such Change of Control), in cash at a redemption price equal to (i) the present value of the sum of all the remaining interest (excluding accrued and unpaid interest, if any), premium and principal payments that would become due on the New Senior Subordinated Notes as if the New Senior Subordinated Notes were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

     "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2003; provided that if the period from the redemption date to June 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

     If less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of New Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Senior Subordinated Notes are listed, or, if the New Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Senior Subordinated Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Senior Subordinated Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such New Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Senior Subordinated Note. New Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Senior Subordinated Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     The Issuers are not required to make mandatory redemption of, or sinking fund payments with respect to, the New Senior Subordinated Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of New Senior Subordinated Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Senior Subordinated Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Issuers will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Senior Subordinated Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Senior Subordinated Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, the Issuers will, to the extent lawful, (a) accept for payment all New Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Senior Subordinated Notes or portions thereof so tendered and
(c) deliver or cause to be delivered to the Trustee the New Senior Subordinated Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Senior Subordinated Notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of New Senior Subordinated Notes so tendered the Change of Control Payment for such New Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new New Senior

Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Senior Subordinated Notes required by this covenant. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Senior Subordinated Notes to require that the Issuers repurchase or redeem the New Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility prohibits the Issuers from purchasing any Senior Subordinated Notes and also will provide that certain change of control events (which may include events not otherwise constituting a Change of Control under the Indenture) with respect to the Issuers would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which any Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing Senior Subordinated Notes, the Issuers could seek the consent of its lenders to the purchase of Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Senior Subordinated Notes. In such case, the Issuers' failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Senior Subordinated Notes.

     The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties; (b) the adoption of a plan for the liquidation or dissolution of one or both of the Issuers; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Company; (d) the first day on which a majority of the members of the board of directors of the Company are not Continuing Members or (e) the first day on which the Company fails to own 100% of the issued and outstanding Equity Interests of Thermadyne Capital (other than by reason of the merger of Thermadyne Capital with and into a corporate successor to the Company).

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Senior Subordinated Notes to require the Issuers to repurchase such New Senior Subordinated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the board of directors of the Company who (a) was a member of such board of directors immediately after consummation of the Merger or (b) was nominated for election or elected to such board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of such board of directors at the time of such nomination or election.

  ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Subordinated Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), and
(z) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause
(b) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary shall apply such Net Proceeds, at its option (or to the extent the Company is required to apply such Net Proceeds pursuant to the terms of the New Credit Facility), to (a) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary, provided that, if the Company shall so repay or purchase Pari Passu Indebtedness of the Company, it will equally and ratably reduce Indebtedness under the Senior Subordinated Notes if the Senior Subordinated Notes are then redeemable, or, if the Senior Subordinated Notes may not then be redeemed, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Senior Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, the Senior Subordinated Notes that would otherwise be redeemed, or (b) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Senior Subordinated Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Subordinated Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Senior Subordinated Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes to be purchased as set forth under "-- Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Restricted Subsidiaries or any other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (c) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company that is subordinated in right of payment to the Senior Subordinated Notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (ii) the Company would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (a) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (iii)), (b), (c),

     (e) through (j), (l), (m), (p), (q) and (r) of the next succeeding paragraph), is less than the sum, without duplication, of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing July 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (B) 100% of the Qualified Proceeds received by the Company on or after the date of the Indenture from contributions to the Company's capital or from the issue or sale on or after the date of the Indenture of Equity Interests of the Company or of Disqualified Stock or convertible debt securities of the Company to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from
     (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Company or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary designated as such pursuant to clause (k) or (o) of the following paragraph) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued (proportionate to the Company's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation).

     The foregoing provisions will not prohibit:

     (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (b) (i) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph and (ii) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that, at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

     (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or Holdings held by any member of Holdings' or the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Holdings to fund any such repurchase, redemption, acquisition or retirement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (y)) of $15.0 million in any calendar year), plus (y) the aggregate cash proceeds received by the Company during such calendar year from any reissuance of Equity Interests by the Company or Holdings to members of management of the Company and its Restricted Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

     (e) payments and transactions in connection with the Recapitalization, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

     (f) the declaration and payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock), provided that, at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 2.0 to 1;

     (g) the payment of dividends or the making of loans or advances by the Company to Holdings not to exceed $5.0 million in any fiscal year for costs and expenses incurred by Holdings in its capacity as a holding company or for services rendered by Holdings on behalf of the Company;

     (h) payments or distributions to Holdings pursuant to any Tax Sharing Agreement;

     (i) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (i) such dividend is paid pro rata to all holders of such class of common stock and (ii) at least 51% of such class of common stock is held by the Company or one or more of its Restricted Subsidiaries;

     (j) the repurchase of any class of common stock of a Restricted Subsidiary if (i) such repurchase is made pro rata with respect to such class of common stock and (ii) at least 51% of such class of common stock is held by the Company or one or more of its Restricted Subsidiaries;

     (k) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (k) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (k), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause
(k); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

     (l) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the covenant described under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (m) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

     (n) the payment of dividends or distributions on the Company's membership interests, following the first public offering of the Company's membership interests or Holdings' common stock after the date of the Indenture, of up to 6.0% per annum of (i) the net proceeds received by the Company from such public offering of its membership interests or (ii) the net proceeds received by the Company from such public offering of Holdings' common stock as common equity or preferred equity (other than Disqualified Stock), other than, in each case, with respect to public offerings with respect to the Company's membership interests or Holdings' common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;

     (o) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (o) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (o) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (o); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (p) the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary;

     (q) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (i) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (ii) any accrued dividends thereon the payment of which would be permitted pursuant to clause (l) above;

     (r) distributions or payments of Receivables Fees; and

     (s) dividends or distributions to Holdings solely in connection with the purchase, redemption or other acquisition or retirement for value of rights issued pursuant to Holdings' Rights Plan as in effect on the date of the Indenture.

     The board of directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of (i) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Company of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that (a) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), (b) the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock and (c) the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and such Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (i) that remains outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $430.0 million;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

          (iii) the incurrence by the Issuers of Indebtedness represented by the Senior Subordinated Notes and the Indenture and by the Guarantors of Indebtedness represented by the Note Guarantees;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $40.0 million outstanding after giving effect to such incurrence;

          (v) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and/or such Restricted Subsidiary in connection with such disposition;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Subordinated Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
     (vii);

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (ix) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (x) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $25.0 million outstanding after giving effect to such incurrence;

          (xi) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; and

          (xii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $50.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof provided that the Company would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     All Indebtedness under the New Credit Facility outstanding on the date on which Senior Subordinated Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, the Company will be permitted to incur significant additional secured indebtedness under clause (i) of the definition of "Permitted Indebtedness." See "Risk Factors."

  LIENS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of the Company on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Senior Subordinated Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of the Company, such Lien is subordinated to the Lien securing the Senior Subordinated Notes to the same extent that such subordinated Indebtedness is subordinated to the Senior Subordinated Notes.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, (c) the Indenture and the Senior Subordinated Notes, (d) applicable law and any applicable rule, regulation or order, (e) any agreement or instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(e) above on the property so acquired, (h) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Company's board of directors, not materially less favorable, taken as a whole, to the Holders of the Senior Subordinated Notes than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness, (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (l) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock", (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Company, are necessary or advisable to effect such Receivables Facility.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (a) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Senior Subordinated Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction. The foregoing clause (d) will not prohibit

(a) a merger between the Company and a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of the Company, (b) a merger between the Company and a Wholly Owned Restricted Subsidiary or (c) a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as, in each case, the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. The Indenture provides that the Company will not lease all or substantially all of its assets to any Person.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either (i) a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors or (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (i) $5.0 million outstanding in the aggregate at any time and (ii) $2.0 million to any one employee) and consistent with the past practice of the Company or such Restricted Subsidiary; (b) transactions between or among the Company and/or its Restricted Subsidiaries; (c) payments of customary fees by the Company or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith; (d) any agreement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the Senior Subordinated Notes in any material respect) or any transaction contemplated thereby; (e) payments and transactions in connection with the Merger, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the Offerings (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto; (f) Restricted Payments that are permitted by the provisions of the Indenture described under the caption
"-- Restricted Payments"; (g) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and (h) transactions pursuant to the Management Loans.

  SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Company or such Restricted Subsidiary, as the case may be, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "-- Liens," (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an

Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders -- Asset Sales."

  NO SENIOR SUBORDINATED INDEBTEDNESS

     The Indenture provides that (i) the Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Senior Subordinated Notes, and (ii) no Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Note Guarantees.

  ACCOUNTS RECEIVABLE FACILITY

     The Indenture provides that no Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries (excluding any Indebtedness owed to the Company or any Restricted Subsidiary) would exceed $60.0 million.

  RESTRICTIONS ON ACTIVITIES OF THERMADYNE CAPITAL

     The Indenture provides that Thermadyne Capital may not hold any assets, become liable for any obligations or engage in any business activities; provided that Thermadyne Capital may be a co-obligor with respect to Senior Subordinated Notes issued pursuant to the Indenture and the Senior Indebtedness and engage in any activities directly related or necessary in connection therewith.

  ADDITIONAL NOTE GUARANTEES

     The Indenture provides that, if any Restricted Subsidiary of the Company that is a Domestic Subsidiary guarantees any Indebtedness under the New Credit Facility, then such Restricted Subsidiary shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture.

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Senior Subordinated Notes are outstanding, the Company will furnish to the Holders of Senior Subordinated Notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Senior Subordinated Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture); (b) default in payment when due of the principal of or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture); (c) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Senior Subordinated Notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders -- Change of Control," "-- Asset Sales," "Certain Covenants -- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets"; (d) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Senior Subordinated Notes then outstanding to comply with any of its other agreements in the Indenture or the Senior Subordinated Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (g) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting of behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and
(h) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Notes may declare all the Senior Subordinated Notes to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of (a) an acceleration of any such Indebtedness under the New Credit Facility or (b) five business days after receipt by the Issuers and the administrative agent under the New Credit Facility of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Senior Subordinated Notes will become due and payable without further action or notice. Holders of the Senior Subordinated Notes may not enforce the Indenture or the Senior Subordinated Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the Senior Subordinated Notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest on the Senior Subordinated Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.

     Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold

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

from Holders of the Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Subordinated Notes.

     The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF MEMBER, DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No member, director, officer, employee, incorporator or stockholder of any Issuer, as such, shall have any liability for any obligations of any Issuer under the Senior Subordinated Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers may, at their option and at any time, elect to have all of their and the Guarantors' obligations discharged with respect to the outstanding Senior Subordinated Notes, the Note Guarantees and the Indenture ("Legal Defeasance") except for (a) the rights of Holders of outstanding Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Subordinated Notes when such payments are due from the trust referred to below, (b) the Issuers' obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Senior Subordinated Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Senior Subordinated Notes are being defeased to maturity or to a particular redemption date, (b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuers has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the

Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit, (e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (f) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (g) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Senior Subordinated Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others, and (h) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Senior Subordinated Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any New Senior Subordinated Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of New Senior Subordinated Notes to be redeemed. The registered Holder of a New Senior Subordinated Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Note Guarantees and the Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes), and any existing default or compliance with any provision of the Indenture, the Note Guarantees or the Senior Subordinated Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Subordinated Notes held by a non-consenting Holder)
(a) reduce the principal amount of Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Senior Subordinated Note or alter the provisions with respect to the redemption of the Senior Subordinated Notes (other than the provisions described under the caption

"-- Repurchase at the Option of Holders"), (c) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Senior Subordinated Notes (except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults, (g) waive a redemption payment with respect to any Senior Subordinated Note (other than the provisions described under the caption "-- Repurchase at the Option of Holders"), (h) release any Guarantor from its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (i) make any change in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, any (i) amendment to or waiver of the covenant described under the caption "-- Repurchase at the Option of Holders -- Change of Control," and (ii) amendment to Article 10 of the Indenture (which relates to subordination) will require the consent of the Holders of at least two-thirds in aggregate principal amount of the Senior Subordinated Notes then outstanding if such amendment would materially adversely affect the rights of Holders of Senior Subordinated Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Subordinated Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture, the Note Guarantees or the Senior Subordinated Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes, to provide for the assumption of the Issuers' obligations to Holders of Senior Subordinated Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets, to make any change that would provide any additional rights or benefits to the Holders of Senior Subordinated Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for additional Note Guarantees of the Senior Subordinated Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of any Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Subordinated Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of the Company to which the Company or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Acquired Indebtedness" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

     "Acquisition" means the acquisition of Holdings by the Principals.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "-- Change of Control" and/or the provisions described under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (b) the issuance, sale or transfer by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (i) that have a fair market value in excess of $5.0 million or (ii) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (a) dispositions in the ordinary course of business; (b) a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (c) a disposition of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (d) the sale and leaseback of any assets within 90 days of the acquisition thereof; (e) foreclosures on assets; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; (g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (h) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "-- Restricted Payments"; and (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life or more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (a) in the case of a corporation, corporate stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the New Credit Facility, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-3' (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances of money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,
(a) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale, (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (c) Fixed Charges of such Person for such period, (d) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, (e) net periodic post-retirement benefits, (f) other income or expense net as set forth on the face of such Person's statement of operations, (g) expenses and charges of the Company related to the Recapitalization, the New Credit Facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 90 days of the consummation of the Merger, and (h) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Recapitalization), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and (b) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income (or loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (c) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Senior Subordinated Notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption " -- Certain Covenants -- Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

     "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) the Consolidated Interest Expense of such Person for such period and (b) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that the referrent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Company (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income, and shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means (i) each of the Domestic Subsidiaries of the Company that is a Restricted Subsidiary on the date of the Indenture and (ii) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holdings" means Thermadyne Holdings Corporation, a Delaware corporation, the corporate parent of the Company, or its successors.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and
(b) the principal amount thereof, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Loans" means one or more loans by the Company or Holdings to officers and/or directors of the Company and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Holdings; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $5.0 million.

     "Merger" means the merger of Mercury Acquisition Corp., a Delaware corporation, with and into Holdings on or prior to the date of issuance of the Senior Subordinated Notes.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,
(a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the New Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net

Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

     "New Credit Facility" means that certain Credit Agreement, dated as of May 22, 1998, by and among the Company and certain of its foreign subsidiaries, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent, and ABN AMRO Bank N.V., Chicago Branch, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including, without limitation, any agreement (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (i) of Section 4.09 of the Indenture or (iv) otherwise altering the terms and conditions thereof. Indebtedness under the New Credit Facility outstanding on the date on which Senior Subordinated Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of Section 4.09.

     "Non-Recourse Debt" means Indebtedness (i) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company to secure debt of such Unrestricted Subsidiary) or assets of the Company or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Company or any of its Restricted Subsidiaries if the Company or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offerings" means the offering of the Senior Subordinated Notes by the Issuers and the concurrent offering of senior discount debentures by Holdings.

     "Pari Passu Indebtedness" means Indebtedness of the Company that ranks pari passu in right of payment to the Senior Subordinated Notes.

     "Permitted Business" means any business in which the Company and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company, (b) any Investment in cash or Cash Equivalents, (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption ' -- Repurchase at the Option of Holders -- Asset Sales," (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company,
(f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (g) Investments relating to any special purpose Wholly Owned Subsidiary of the Company organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of the Company, are necessary or advisable to effect such Receivables Facility and (h) the Management Loans.

     "Permitted Liens" means: (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (ii) Liens existing on the date of the Indenture; (iii) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (A) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (B) such Liens do not extend to any other assets of the Company or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (C) the Incurrence of such Indebtedness is permitted by " -- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (D) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement; (iv) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (v) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (vi) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary; (vii) Liens securing Indebtedness (including all Obligations) under the New Credit Facility; and (viii) other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Subordinated Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Senior Subordinated Notes on terms at least as favorable, taken as a whole, to the Holders of Senior Subordinated Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means DLJMB.

     "Public Equity Offering" means any issuance of membership interests by the Company (other than to Holdings and other than Disqualified Stock) or common stock or preferred stock by Holdings (other than Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of membership interests or common stock pursuant to employee benefit plans of Holdings or the Company or otherwise as compensation to employees of the Company or Holdings.

     "Qualified Proceeds" means any of the following or any combination of the following: (i) cash; (ii) Cash Equivalents; (iii) assets that are used or useful in a Permitted Business; and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (A) such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

     "Recapitalization" means the Acquisition, the Merger and the Offerings.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal, (i) any controlling stockholder or partner of such Principal on the date of the Indenture, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership or limited liability company (i) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (ii) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between the Company and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Company would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Company.

     "Unrestricted Subsidiary" means any Subsidiary (other than Thermadyne Capital) that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests (other than Investments described in clause (g) of the definition of Permitted Investments) or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance Preferred of Stock" and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Senior Subordinated Notes for New Senior Subordinated Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Senior Subordinated Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD SENIOR SUBORDINATED NOTES FOR NEW SENIOR SUBORDINATED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The exchange of Old Senior Subordinated Notes for New Senior Subordinated Notes pursuant to the Exchange Offer should not constitute a sale or exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Senior Subordinated Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Senior Subordinated Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Subordinated Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Subordinated Notes received in exchange for Old Senior Subordinated Notes where such Old Senior Subordinated Notes were acquired as a result of market-making activities or other trading activities. The Issuers and the Guarantors have agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until           , 1998, all dealers effecting
transactions in the New Senior Subordinated Notes may be required to deliver a Prospectus.

     The Issuers and the Guarantors will not receive any proceeds from any sale of New Senior Subordinated Notes by broker-dealers. New Senior Subordinated Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Subordinated Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Senior Subordinated Notes. Any broker-dealer that resells New Senior Subordinated Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Subordinated Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Senior Subordinated Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Issuers and the Guarantors will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Senior Subordinated Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Senior Subordinated Notes will be passed upon for the Issuers and the Guarantors by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements of Holdings at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and the related financial statement schedule appearing in this Registration Statement and related Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.

           UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

     The following unaudited condensed consolidated pro forma financial data (the "Pro Forma Financial Data") of the Company are based on historical consolidated financial statements of Holdings as adjusted to give effect to certain transactions described below and to the Merger, including the Merger Financing and the application of the proceeds thereof. For additional information regarding the Merger, see "The Merger and Merger Financing." The unaudited condensed consolidated pro forma statement of operations for the quarter ended March 31, 1998 gives effect to the Merger and the Merger Financing and the application of the proceeds thereof as if it had occurred at the beginning of such period. The unaudited condensed consolidated pro forma statements of operations for the twelve months ended March 31, 1998 and the year ended December 31, 1997 give effect to the Arcsys Acquisition and the Woodland Acquisition and, in the case of the year ended December 31, 1997, the GenSet Acquisition, and the Merger, including the Merger Financing and the application of the proceeds thereof, as if they all had occurred at the beginning of the respective period. The pro forma statement of operations data have been derived as if the balance sheet of the Company at the beginning of the respective period was the pro forma balance sheet as of March 31, 1998. For additional information regarding the GenSet Acquisition, the Arcsys Acquisition and the Woodland Acquisition, see the discussion under the caption "Recent
Events -- Acquisitions" in Note 2 to Holdings' consolidated financial statements. The unaudited condensed consolidated pro forma balance sheet gives effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if it had occurred on March 31, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical consolidated financial statements of Holdings, including the notes thereto, and other financial information pertaining to Holdings. The Pro Forma Financial Data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Merger, including the Merger Financing and the application of the proceeds thereof, and the GenSet Acquisition, the Arcsys Acquisition and the Woodland Acquisition in fact occurred on such dates or to project the Company's results of operations or financial position for any future period or date. The Pro Forma Financial Data do not give effect to any transactions other than the GenSet Acquisition, the Arcsys Acquisition, the Woodland Acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, discussed in the notes to the Pro Forma Financial Data included elsewhere herein.

     As a result of the Merger, the Company incurred various expenses in connection with consummating the transaction. See Note 2 to the Unaudited Consolidated Pro Forma Statement of Operations for a more detailed explanation of these expenses. While the exact timing, nature and amount of these costs have not yet been fully determined, the Company anticipates that a significant one-time pretax charge will be recorded in its second fiscal quarter. As a result of the foregoing, the Company expects to record a significant net loss in its second fiscal quarter. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. For a discussion of the consequences of the incurrence of indebtedness in connection with the Merger Financing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The pro forma adjustments were applied to the respective historical consolidated financial statements of Holdings to reflect and account for the Merger as a recapitalization; accordingly, the historical basis of the Company's assets and liabilities has not been impacted thereby.

          UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET(1)

                                                                        MARCH 31, 1998
                                                            ---------------------------------------
                                                                             MERGER
                                                            HISTORICAL   ADJUSTMENTS(1)   PRO FORMA
                                                            ----------   --------------   ---------
                                                                         (IN MILLIONS)
                          ASSETS
Current assets:
  Cash and cash equivalents...............................   $   0.2        $    --        $   0.2
  Accounts receivable.....................................      82.2             --           82.2
  Inventories.............................................     119.0             --          119.0
  Prepaid expenses and other..............................       8.3             --            8.3
                                                             -------        -------        -------
          Total current assets............................     209.7             --          209.7
Property, plant and equipment, net........................      86.0             --           86.0
Deferred financing costs..................................       5.6           15.5(2)        15.5
                                                                               (5.6)(3)
Intangibles, net..........................................      33.8             --           33.8
Deferred income taxes.....................................      35.5           16.8(4)        52.3
Other assets..............................................       1.9             --            1.9
                                                             -------        -------        -------
          Total assets....................................   $ 372.5        $  26.7        $ 399.2
                                                             =======        =======        =======
          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable........................................   $  49.9        $    --        $  49.9
  Accrued and other liabilities...........................      26.5             --           26.5
  Accrued interest........................................      13.0          (13.0)(1)         --
  Income taxes payable....................................       9.7             --            9.7
  Current maturities of long-term obligations.............       6.3           (6.3)(1)         --
                                                             -------        -------        -------
          Total current liabilities.......................     105.4          (19.3)          86.1
New Credit Facility:
  Revolving credit facility...............................        --           33.2(1)        33.2
  Term loans..............................................        --          330.0(1)       330.0
Senior Subordinated Notes.................................        --          205.4(1)       205.4
Outstanding Senior Notes..................................      99.3          (99.3)(1)         --
Outstanding Subordinated Notes............................     179.3         (179.3)(1)         --
Other existing long-term debt, less current maturities....      85.6          (66.8)(1)       18.8
Other long-term liabilities...............................      59.7             --           59.7
Stockholders' deficit.....................................    (156.8)        (177.2)(5)     (334.0)
                                                             -------        -------        -------
          Total liabilities and stockholders' deficit.....   $ 372.5        $  26.7        $ 399.2
                                                             =======        =======        =======

  See accompanying notes to Unaudited Condensed Consolidated Pro Forma Balance
                                     Sheet.

       NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                                 (IN MILLIONS)

(1) The sources of cash at the Company level will include borrowings under the New Credit Facility and the Senior Subordinated Notes ($568.6 million), of which an estimated $21.4 million will be used to pay related fees and expenses and the remaining $547.2 million will be dividended to Holdings. Sources and uses of cash and cash equivalents in the Merger, including the Merger Financing and the application of the proceeds thereof as of March 31, 1998, are as follows:

TOTAL USES:
Cash to purchase shares.....................................  $368.8
Option cash proceeds........................................    18.1
Management Loans............................................     3.6
Repayment of Outstanding Subordinated Notes(a)..............   179.3
Repayment of Outstanding Senior Notes(a)....................    99.3
Repayment of outstanding U.S., Australian and Italian bank
  facilities................................................    73.1
Payment of accrued interest.................................    13.0
Estimated transaction fees and expenses.....................    52.9
                                                              ------
          Total cash uses...................................  $808.1
                                                              ======
TOTAL SOURCES:
New Credit Facility
  Revolving credit facility(a)..............................  $ 33.2
  Term loans................................................   330.0
Senior Subordinated Notes(b)................................   205.4
Debentures issued by Holdings...............................    94.6
Common stock purchased by management........................     4.9
Redeemable PIK preferred stock and warrants purchased by
  DLJMB.....................................................    50.0
Common stock purchased by DLJMB.............................    90.0
                                                              ------
          Total cash sources................................  $808.1
                                                              ======

---------------

     (a)Assumes that all of the Outstanding Subordinated Notes and Outstanding Senior Notes are purchased by Holdings. The purchase by Holdings of less than 100% of each of such notes would result in a reduction in the amount of borrowings under the New Credit Facility; however, management does not believe that such changes would have a material effect on the information presented herein.

     (b)Represents the issuance of $207 million aggregate principal amount of Senior Subordinated Notes at a discount.

(2) Represents the portion of estimated transaction fees and expenses attributable to the New Credit Facility, the Senior Subordinated Notes and related interim financing commitments. See Note 6 to the Company's Unaudited Condensed Consolidated Pro Forma Statement of Operations.

(3) The adjustment reflects the $5.6 million write-off of deferred debt issuance costs associated with retiring the existing indebtedness. See Notes 2 and 6 to the Company's Unaudited Condensed Consolidated Pro Forma Statement of Operations for an explanation of the pro forma income statement impact.

(4) Reflects tax benefit of expense adjustments at a 35.0% rate as shown below:

Option cash proceeds........................................          $18.1
  Non-capitalized transaction fees and expenses.............   34.2
  Less: estimated non-deductible portion....................  (10.0)
                                                              -----
Deductible non-capitalized transaction fees and expenses....           24.2
Write-off of deferred debt issuance costs...................            5.6
                                                                      -----
Total deductible expenses...................................           47.9
                                                                      -----
Tax rate....................................................           35.0%
                                                                      -----
Tax benefit.................................................          $16.8
                                                                      =====

(5) Represents the change in the stockholders' deficit as a result of the Merger, including the Merger Financing and the application of the proceeds thereof:

Cash to purchase shares (a).................................   $(368.8)
Net proceeds from Debentures issued by Holdings.............      91.3
Redeemable preferred stock and warrants purchased by
  DLJMB.....................................................      50.0
Common stock purchased by management (b)....................       4.9
Common stock purchased by DLJMB.............................      90.0
Receivable related to Management Loans (c)..................      (3.6)
Non-capitalized transaction fees and expenses (d)...........     (34.2)
Write-off of deferred debt issuance costs...................      (5.6)
Option cash proceeds (e)....................................     (18.1)
Tax benefit of expense adjustments..........................      16.8
                                                               -------
          Total change in stockholders' deficit.............   $(177.2)
                                                               =======

---------------

     (a) Assumes 10,690,283 shares are purchased for $34.50 per share. See "The Merger and Merger Financing."

     (b) Represents the Management Share Purchase (certain members of senior management's anticipated purchase of 141,002 shares of the common stock of the surviving corporation for $34.50 per share). See "Executive Compensation -- Employment Contracts -- Employment Arrangements Following the Merger."

     (c) Represents loans provided to certain members of senior management by the company to facilitate the Management Share Purchase.

     (d) Represents all non-capitalized transaction fees and expenses and includes estimated legal, accounting, advisory and consulting fees of $17.4 million and estimated debt prepayment fees of $16.8 million. The tax benefit of these expenses is included separately in the table above.

     (e) Represents the purchase of 1,033,668 options at an average purchase price of $17.47 (the difference between $34.50 and $17.03, the average exercise price of the Options). See "The Merger and Merger Financing."

                   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                           STATEMENT OF OPERATIONS(1)

                                                   TWELVE MONTHS ENDED MARCH 31, 1998
                                -------------------------------------------------------------------------
                                                  1997 ACQUISITIONS(1)
                                 COMPANY     -------------------------------     MERGER
                                HISTORICAL   ARCSYS   WOODLAND   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA(2)
                                ----------   ------   --------   -----------   -----------   ------------
                                                  (IN MILLIONS, EXCEPT FOR RATIO DATA)
Net sales.....................    $534.5     $11.2     $ 2.5           --            --         $548.2
Operating expenses:
  Cost of goods sold..........     331.6       9.0       1.6           --            --          342.2
  Selling, general and
     administrative
     expenses.................     111.5       1.7       0.9           --            --          114.1
  Amortization of goodwill....       1.6        --        --           --            --            1.6
  Amortization of other
     intangibles..............       5.6       0.2        --           --            --            5.8
  Net periodic postretirement
     benefits.................       2.8        --        --           --            --            2.8
                                  ------     -----     -----        -----        ------         ------
Income from operations........      81.4       0.3        --           --            --           81.7
Other (income) expense:
  Interest expense............      44.6        --       0.2          0.2(3)       50.0(4)        57.1
                                                                                  (37.9)(5)
  Amortization of deferred
     financing costs..........       1.5        --        --           --           2.0(6)         2.0
                                                                                   (1.5)(6)
  Other.......................       3.3        --        --           --            --            3.3
                                  ------     -----     -----        -----        ------         ------
Income (loss) from continuing
  operations before taxes.....      32.0       0.3      (0.2)        (0.2)        (12.6)          19.3
Income tax provision
  (benefit)...................      15.1        --        --         (0.1)(3)      (4.4)(7)       10.6
                                  ------     -----     -----        -----        ------         ------
Income (loss) from continuing
  operations available to
  common......................    $ 16.9     $ 0.3     $(0.2)       $(0.1)       $ (8.2)        $  8.7
OTHER DATA:
Adjusted EBITDA(8)............    $104.6     $ 0.8     $ 0.4        $  --        $   --         $105.8
Depreciation..................      13.1       0.3       0.2           --            --           13.6
Capital expenditures..........      17.7       0.1        --           --            --           17.8
Ratio of earnings to fixed
  charges(9)..................      1.6x        --        --           --            --           1.3x

 See accompanying notes to Unaudited Condensed Consolidated Pro Forma Statement
                                 of Operations.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       PRO FORMA STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

(1) Represents the financial results for the companies acquired during 1997 for the periods not included in the Company Historical column as follows: Arcsys (4/1/97-9/25/97) and Woodland (4/1/97-11/24/97).

(2) The pro forma balance sheet reflects non-recurring charges aggregating $58.1 million (comprised of $18.1 million related to employee stock options and related plans; $17.4 million of non-capitalizable transaction fees; $16.8 million of debt pre-payment penalties and the write-off of $5.6 million of related deferred issuance costs) and estimated tax benefits of $16.8 million. The amounts related to debt prepayment penalties and debt issuance costs will be reflected net of tax benefits as an extraordinary item. These amounts have not been reflected in the unaudited pro forma consolidated statements of operations.

(3) Reflects the additional interest expense and associated tax benefit attributable to the acquisitions, all of which were financed with borrowings under the Company's revolving credit facility.

                                                              ARCSYS   WOODLAND   TOTAL
                                                              ------   --------   -----
Acquisition.................................................  $ 7.5     $ 2.6     $10.1
Average interest rate.......................................   7.80%     7.80%
Annual interest.............................................  $ 0.6     $ 0.2     $ 0.8
Months to include in pro forma..............................      6         8
Incremental pro forma interest..............................  $ 0.3     $ 0.1     $ 0.4
Less historical interest included in reported results.......                       (0.2)
                                                                                  -----
Adjustment..................................................                      $ 0.2
                                                                                  =====
TAXES:
Tax benefit on incremental interest at assumed rate of
  35.0%.....................................................                      $ 0.1
                                                                                  =====

(4) Reflects the additional interest expense attributable to the Merger Financing, as follows:

                                                           RATE            AMOUNT   INTEREST
                                                           ----            ------   --------
New Credit Facility:(a) Revolving Credit
  Facility......................................     LIBOR(b) +2.25%       $ 33.2    $ 2.7
  Term Loans:
  Term A........................................     LIBOR(b) +2.25%        100.0      7.9
  Term B........................................     LIBOR(b) +2.50%        115.0      9.3
  Term C........................................     LIBOR(b) +2.75%        115.0      9.6
                                                                           ------    -----
          Total Term Loans......................                            330.0     26.8
Senior Subordinated Notes.......................          9.88%             207.0     20.4
                                                                                     -----
                                                                                      49.9
Amortization of Issuance Discount for Senior
  Subordinated Notes............................          10 yrs              1.6      0.1
                                                                                     -----
                                                                                     $50.0
                                                                                     =====

---------------

     (a) A one-eighth of one percent change in interest rates would impact interest expense for borrowings under the New Credit Facility and the Senior Subordinated Notes, collectively, in the amount of approximately $0.7 million.

     (b) Calculations based on LIBOR at 5.63%.

        The borrowings under the New Credit Facility assume that all of the Outstanding Subordinated Notes and Outstanding Senior Notes are purchased by Holdings. The purchase by Holdings of less than 100% of each of such notes would result in a reduction in the amount of borrowings under the

        New Credit Facility; however, the management does not believe that such changes would have a material effect on the information presented herein.

(5) Reflects the elimination of interest expense attributable to indebtedness to be paid in connection with the Merger, as follows:

                                                               TWELVE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                                   1998
                                                               -------------
Outstanding U.S., Australian and Italian bank facilities....       $ 8.4
Outstanding Senior Notes....................................        10.2
Outstanding Subordinated Notes..............................        19.3
                                                                   -----
                                                                   $37.9
                                                                   =====

    See Note 8 to Holdings' Consolidated Financial Statements for a description of interest rates applicable to outstanding indebtedness.

(6) Reflects the net change in amortization of capitalized financing costs, as follows:

                                                                          TWELVE MONTHS
                                                                              ENDED
                                                          FEES    YEARS   MARCH 31, 1998
                                                          -----   -----   --------------
Elimination of existing amortization of capitalized
  financing
  costs.................................................                      $(1.5)
Amortization of capitalized financing costs for new
  debt:
  Revolving Credit Facility.............................  $ 2.3     6           0.4
  Term A................................................    2.3     6           0.4
  Term B................................................    2.6     7           0.4
  Term C................................................    2.6     8           0.3
  Senior Subordinated Notes.............................    5.7    10           0.5
                                                          -----               -----
          Total new capitalized financing costs.........  $15.5                 2.0
                                                          =====               -----
                                                                              $ 0.5
                                                                              =====

     Financing costs are amortized using the effective interest method.

(7) Adjustment reflects the income tax effect of all pro forma entries above at a rate of 35.0%.

(8) "Adjusted EBITDA" is defined as operating income plus depreciation, amortization of goodwill, amortization of intangibles and net periodic postretirement benefits expense and is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA is also one of the financial measures by which the Company's compliance with its covenants is calculated under its debt agreements. The Company believes that Adjusted EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies. In addition, Adjusted EBITDA is not necessarily indicative of amounts that may be available for discretionary uses and does not reflect any legal or contractual restrictions on the Company's use of funds.

(9) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest component of rent expense.

                   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                           STATEMENT OF OPERATIONS(1)

                                                        YEAR ENDED DECEMBER 31, 1997
                             ----------------------------------------------------------------------------------
                                                    1997 ACQUISITIONS(1)
                              COMPANY     ----------------------------------------     MERGER
                             HISTORICAL   GENSET   ARCSYS   WOODLAND   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA(2)
                             ----------   ------   ------   --------   -----------   -----------   ------------
                                                    (IN MILLIONS, EXCEPT FOR RATIO DATA)
Net sales..................    $520.4     $ 2.4    $17.4     $ 4.0           --            --         $544.2
Operating expenses:
  Cost of goods sold.......     320.0       2.1     14.2       2.6           --            --          338.9
  Selling, general and
     administrative
     expenses..............     110.7       0.4      2.7       1.2           --            --          115.0
  Amortization of
     goodwill..............       1.6       0.1       --        --           --            --            1.7
  Amortization of other
     intangibles...........       6.8        --      0.2        --           --            --            7.0
  Net periodic
     postretirement
     benefits..............       2.8        --       --        --           --            --            2.8
                               ------     -----    -----     -----        -----        ------         ------
Income from operations.....      78.5      (0.2)     0.3       0.2           --            --           78.8
Other (income) expense:
  Interest expense.........      45.3       0.2       --       0.3          0.4(3)       50.0(4)        57.0
                                                                                        (39.2)(5)
  Amortization of deferred
     financing costs.......       1.6        --       --        --           --           2.0(6)         2.0
                                                                                         (1.6)(6)
  Other....................       3.1      (0.1)      --        --           --            --            3.0
                               ------     -----    -----     -----        -----        ------         ------
Income (loss) from
  continuing operations
  before taxes.............      28.5      (0.3)     0.3      (0.1)        (0.4)        (11.2)          16.8
Income tax provision
  (benefit)................      13.4       0.1       --       0.1         (0.2)(3)      (3.9)(7)        9.5
                               ------     -----    -----     -----        -----        ------         ------
Income (loss) from
  continuing operations
  available to common......    $ 15.1     $(0.4)   $ 0.3     $(0.2)       $(0.2)       $ (7.3)        $  7.3
OTHER DATA:
Adjusted EBITDA(8).........    $102.1     $  --    $ 0.9     $ 0.4        $  --        $   --         $103.4
Depreciation...............      12.5       0.1      0.4       0.2           --            --           13.2
Capital expenditures.......      16.3        --      0.2        --           --            --           16.5
Ratio of earnings to fixed
  charges(9)...............       1.6x       --       --        --           --            --            1.3x

 See accompanying notes to Unaudited Condensed Consolidated Pro Forma Statement
                                 of Operations.

                   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                            STATEMENT OF OPERATIONS

                                                               THREE MONTHS ENDED MARCH 31, 1998
                                                            ---------------------------------------
                                                             COMPANY       MERGER
                                                            HISTORICAL   ADJUSTMENTS   PRO FORMA(2)
                                                            ----------   -----------   ------------
                                                             (IN MILLIONS, EXCEPT FOR RATIO DATA)
Net sales.................................................    $131.8           --         $131.8
Operating expenses:
  Cost of goods sold......................................      81.8           --           81.8
  Selling, general and administrative expenses............      27.1           --           27.1
  Amortization of goodwill................................       0.4           --            0.4
  Amortization of other intangibles.......................       0.5           --            0.5
  Net periodic postretirement benefits....................       0.6           --            0.6
                                                              ------        -----         ------
Income from operations....................................      21.4           --           21.4
Other (income) expense:
  Interest expense........................................      10.8         12.6(4)        14.6
                                                                             (8.8)(5)
  Amortization of deferred financing costs................       0.4          0.5(6)         0.5
                                                                             (0.4)(6)
  Other...................................................      (0.2)          --           (0.2)
                                                              ------        -----         ------
Income (loss) from continuing operations before taxes.....      10.4         (3.9)           6.5
Income tax provision (benefit)............................       4.6         (1.4)(7)        3.2
                                                              ------        -----         ------
Income (loss) from continuing operations available to
  common..................................................    $  5.8        $(2.5)        $  3.3
OTHER DATA:
Adjusted EBITDA(8)........................................    $ 26.5        $  --         $ 26.5
Depreciation..............................................       3.6           --            3.6
Capital expenditures......................................       3.8           --            3.8
Ratio of earnings to fixed charges(9).....................       1.9x          --            1.4x

 See accompanying notes to Unaudited Condensed Consolidated Pro Forma Statement
                                 of Operations.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

(1) Represents the financial results for the companies acquired during 1997 for the periods not included in the Company Historical column as follows: GenSet (1/1/97-1/31/97), Arcsys (1/1/97-9/25/97) and Woodland (1/1/97-11/24/97).

(2) The pro forma balance sheet reflects non-recurring charges aggregating $58.1 million (comprised of $18.1 million related to employee stock options and related plans; $17.4 million of non-capitalizable transaction fees; $16.8 million of debt pre-payment penalties and the write-off of $5.6 million of related deferred issuance costs) and estimated tax benefits of $16.8 million. The amounts related to debt prepayment penalties and debt issuance costs will be reflected net of tax benefits as an extraordinary item. These amounts have not been reflected in the unaudited pro forma consolidated statements of operations.

(3) Reflects the additional interest expense and associated tax benefit attributable to the acquisitions, all of which were financed with borrowings under the Company's revolving credit facility.

                                                      GENSET   ARCSYS   WOODLAND   TOTAL
                                                      ------   ------   --------   -----
Acquisition.........................................  $27.8     $7.5      $2.6     $37.9
Average interest rate...............................   8.04%    7.80%     7.80%
Annual interest.....................................  $ 2.2     $0.6      $0.2     $ 3.0
Months to include in pro forma......................      1        9        11
Incremental pro forma interest......................  $ 0.2     $0.4      $0.2     $ 0.8
Less historical interest included in reported
  results...........................................                                (0.4)
                                                                                   -----
Adjustment..........................................                               $ 0.4
                                                                                   =====
TAXES:
Tax benefit on incremental interest at assumed rate
  of 35.0%..........................................                               $ 0.2
                                                                                   =====

(4) Reflects the additional interest expense attributable to the Merger Financing, as follows:

                                                     THREE MONTHS ENDED      YEAR ENDED
                                                       MARCH 31, 1998     DECEMBER 31, 1997
                                                     ------------------   -----------------
                               RATE         AMOUNT        INTEREST            INTEREST
                               ----         ------   ------------------   -----------------
New Credit Facility:(a)
  Revolving Credit
     Facility..........  LIBOR (b) + 2.25%  $ 33.2         $ 0.7                $ 2.7
  Term Loans:
     Term A............  LIBOR (b) + 2.25%   100.0           2.0                  7.9
     Term B............  LIBOR (b) + 2.50%   115.0           2.3                  9.3
     Term C............  LIBOR (b) + 2.75%   115.0           2.4                  9.6
                                            ------         -----                -----
          Total Term
            Loans......                      330.0           6.7                 26.8
Senior Subordinated
  Notes................              9.88%   207.0           5.1                 20.4
                                                           -----                -----
                                                           $12.5                $49.9
Amortization of
  Issuance
  Discount for Senior
     Subordinated
     Notes.............  10 yrs..........      1.6           0.1                  0.1
                                                           -----                -----
                                                           $12.6                $50.0
                                                           =====                =====

---------------

(a) A one-eighth of one percent change in interest rates would impact interest expense for borrowings under the New Credit Facility and the Senior Subordinated Notes, collectively, in the amount of approximately

    $0.2 million and $0.7 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.

(b) Calculations based on LIBOR at 5.63%.

    The borrowings under the New Credit Facility assume that all of the Outstanding Subordinated Notes and Outstanding Senior Notes are purchased by Holdings. The purchase by Holdings of less than 100% of each of such notes would result in a reduction in the amount of borrowings under the New Credit Facility; however, the management does not believe that such changes would have a material effect on the information presented herein.

(5) Reflects the elimination of interest expense attributable to indebtedness to be paid in connection with the Merger, as follows:

                                                                             YEAR ENDED
                                                    THREE MONTHS ENDED      DECEMBER 31,
                                                      MARCH 31, 1998            1997
                                                    ------------------    ----------------
Outstanding U.S., Australian and Italian bank
  facilities......................................         $1.5                $ 9.7
Outstanding Senior Notes..........................          2.5                 10.2
Outstanding Subordinated Notes....................          4.8                 19.3
                                                           ----                -----
                                                           $8.8                $39.2
                                                           ====                =====

    See Note 8 to Holdings' Consolidated Financial Statements for a description of interest rates applicable to outstanding indebtedness.

(6) Reflects the net change in amortization of capitalized financing costs, as follows:

                                                          THREE MONTHS
                                                             ENDED            YEAR ENDED
                                       FEES     YEARS    MARCH 31, 1998    DECEMBER 31, 1997
                                       -----    -----    --------------    -----------------
Elimination of existing amortization
  of capitalized financing costs.....                        $(0.4)              $(1.6)
Amortization of capitalized financing
  costs for new debt:
  Revolving Credit Facility..........  $ 2.3      6            0.1                 0.4
  Term A.............................    2.3      6            0.1                 0.4
  Term B.............................    2.6      7            0.1                 0.4
  Term C.............................    2.6      8            0.1                 0.3
  Senior Subordinated Notes..........    5.7     10            0.1                 0.5
                                       -----                 -----               -----
          Total new capitalized
            financing costs..........  $15.5                   0.5               $ 2.0
                                                             -----               -----
                                                             $ 0.1               $ 0.4
                                                             =====               =====

     Financing costs are amortized using the effective interest method.

(7) Adjustment reflects the income tax effect of all pro forma entries above at a rate of 35.0%.

(8) "Adjusted EBITDA" is defined as operating income plus depreciation, amortization of goodwill, amortization of intangibles and net periodic postretirement benefits expense and is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA is also one of the financial measures by which the Company's compliance with its covenants is calculated under its debt agreements. The Company believes that Adjusted EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies. In addition, Adjusted EBITDA is not necessarily indicative of amounts that may be available for discretionary uses and does not reflect any legal or contractual restrictions on the Company's use of funds.

(9) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest component of rent expense.

                        THERMADYNE HOLDINGS CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets at December 31, 1997 and 1996
  (audited) and March 31, 1998 (unaudited)..................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996, and 1995 (audited) and the three
  months ended March 31, 1998 and 1997 (unaudited)..........  F-4
Consolidated Statements of Shareholders' Equity (Deficit)
  for the years ended December 31, 1997, 1996, and 1995
  (audited) and the three months ended March 31, 1998
  (unaudited)...............................................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996, and 1995 (audited) and the three
  months ended March 31, 1998 and 1997 (unaudited)..........  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Thermadyne Holdings Corporation

     We have audited the accompanying consolidated balance sheets of Thermadyne Holdings Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thermadyne Holdings Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Orange County, California
February 5, 1998

                        THERMADYNE HOLDINGS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                            MARCH 31,    DECEMBER 31,   DECEMBER 31,
                                                              1998           1997           1996
                                                           -----------   ------------   ------------
                                                           (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents..............................   $     173     $   1,481      $   1,420
  Accounts receivable, less allowance for doubtful
     accounts of $2,278, $2,217 and $1,649,
     respectively........................................      82,171        76,847         54,286
  Inventories............................................     118,966       105,135         79,542
  Prepaid expenses and other.............................       8,316         8,534          9,763
  Net assets of discontinued operations..................          --            --         29,455
                                                            ---------     ---------      ---------
          Total current assets...........................     209,626       191,997        174,466
Property, plant and equipment, at cost, net..............      86,025        85,257         75,624
Deferred financing costs, net............................       5,550         5,754          7,508
Intangibles, at cost, net................................      33,797        33,970         62,645
Deferred income taxes....................................      35,551        35,552         23,206
Other assets.............................................       1,893         1,997          9,956
                                                            ---------     ---------      ---------
          Total assets...................................   $ 372,442     $ 354,527      $ 353,405
                                                            =========     =========      =========

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.......................................   $  49,906     $  55,390      $  28,266
  Accrued and other liabilities..........................      26,478        32,697         29,257
  Accrued interest.......................................      12,976         5,680          6,461
  Income taxes payable...................................       9,725         4,769          7,948
  Deferred income taxes..................................          --            --          1,324
  Current maturities of long-term obligations............       6,256         4,912          4,205
                                                            ---------     ---------      ---------
          Total current liabilities......................     105,341       103,448         77,461
Long-term obligations, less current maturities...........     364,160       353,175        417,135
Other long-term liabilities..............................      59,718        60,751         44,078
Shareholders' equity (deficit):
  Common stock, $.01 par value, 25,000,000 shares
     authorized, 11,217,233, 11,189,675 and 11,020,311
     shares issued and outstanding, at March 31, 1998,
     December 31, 1997 and 1996, respectively............         112           112            110
  Additional paid-in capital.............................     149,358       149,023        143,237
  Accumulated deficit....................................    (293,399)     (299,208)      (333,465)
  Accumulated other comprehensive income.................     (12,848)      (12,774)         4,849
                                                            ---------     ---------      ---------
          Total shareholders' deficit....................    (156,777)     (162,847)      (185,269)
                                                            ---------     ---------      ---------
          Total liabilities and shareholders' deficit....   $ 372,442     $ 354,527      $ 353,405
                                                            =========     =========      =========

          See accompanying notes to consolidated financial statements.

                        THERMADYNE HOLDINGS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  THREE MONTHS    THREE MONTHS
                                      ENDED           ENDED          YEAR ENDED         YEAR ENDED         YEAR ENDED
                                    MARCH 31,       MARCH 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                      1998            1997              1997               1996               1995
                                  -------------   -------------   ----------------   ----------------   ----------------
                                   (UNAUDITED)     (UNAUDITED)              (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales.......................    $131,829        $117,751          $520,440           $439,744          $ 316,778
Operating expenses:
  Cost of goods sold............      81,784          70,342           320,120            259,835            175,945
  Selling, general and
    administrative expenses.....      27,064          26,270           110,696             95,907             74,681
  Amortization of goodwill......         382             357             1,591             83,033             92,931
  Amortization of other
    intangibles.................         518           1,692             6,776             12,377             48,401
  Net periodic postretirement
    benefits....................         650             585             2,750              2,731              2,124
                                    --------        --------          --------           --------          ---------
Operating income (loss).........      21,431          18,505            78,507            (14,139)           (77,304)
Other income (expense):
  Interest expense..............     (10,834)        (11,538)          (45,325)           (45,655)           (41,269)
  Amortization of deferred
    financing costs.............        (370)           (460)           (1,587)            (2,711)            (4,860)
  Other.........................         166             406            (3,051)              (968)               103
                                    --------        --------          --------           --------          ---------
Income (loss) from continuing
  operations before income
  taxes and extraordinary
  item..........................      10,393           6,913            28,544            (63,473)          (123,330)
Income tax provision
  (benefit).....................       4,584           2,981            13,475               (534)             8,518
                                    --------        --------          --------           --------          ---------
Income (loss) from continuing
  operations before
  extraordinary item............       5,809           3,932            15,069            (62,939)          (131,848)
Discontinued operations:
  Gain on sale of discontinued
    operations, net of income
    taxes of $12,623 and
    $14,732, respectively.......          --              --            16,015              8,480                 --
  Income (loss) from
    discontinued operations, net
    of income taxes.............          --           1,036             3,173             (5,463)           (28,952)
                                    --------        --------          --------           --------          ---------
Income (loss) before
  extraordinary item............       5,809           4,968            34,257            (59,922)          (160,800)
Extraordinary item -- loss on
  early extinguishment of
  long-term debt, net of income
  tax benefit of $2,001.........          --              --                --             (3,715)                --
                                    --------        --------          --------           --------          ---------
Net income (loss)...............    $  5,809        $  4,968          $ 34,257           $(63,637)         $(160,800)
                                    ========        ========          ========           ========          =========
Basic earnings per share
  amounts:
  Income (loss) from continuing
    operations..................    $   0.52        $   0.36          $   1.36           $  (5.83)         $  (12.97)
  Net income (loss).............    $   0.52        $   0.45          $   3.09           $  (5.89)         $  (15.81)
  Diluted earnings per share
    amounts:
  Income (loss) from continuing
    operations..................    $   0.50        $   0.35          $   1.33           $  (5.83)         $  (12.97)
  Net income (loss).............    $   0.50        $   0.44          $   3.01           $  (5.89)         $  (15.81)

          See accompanying notes to consolidated financial statements.

                        THERMADYNE HOLDINGS CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
                                 MARCH 31, 1998

                                                                                 ACCUMULATED
                                                   ADDITIONAL                       OTHER
                                         COMMON     PAID-IN      ACCUMULATED    COMPREHENSIVE
                                         STOCK      CAPITAL        DEFICIT         INCOME          TOTAL
                                         ------    ----------    -----------    -------------    ---------
                                                                  (IN THOUSANDS)
         January 1, 1995...............   $100      $129,900      $(109,028)      $   (350)      $  20,622
Comprehensive income:
  Net loss.............................     --            --       (160,800)            --        (160,800)
  Other comprehensive income --
  Foreign currency translation.........     --            --             --           (758)           (758)
                                                                                                 ---------
Comprehensive income...................                                                           (161,558)
                                                                                                 ---------
Exercise of stock options..............      5         6,261             --             --           6,266
Stock issued under employee stock
  purchase plan........................      2         2,422             --             --           2,424
                                          ----      --------      ---------       --------       ---------
         December 31, 1995.............    107       138,583       (269,828)        (1,108)       (132,246)
Comprehensive income:
  Net loss.............................     --            --        (63,637)            --         (63,637)
  Other comprehensive income --
  Foreign currency translation.........     --            --             --          5,957           5,957
                                                                                                 ---------
Comprehensive income...................                                                            (57,680)
                                                                                                 ---------
Exercise of stock options..............      2         2,424             --             --           2,426
Stock issued under employee stock
  purchase plan........................      1         2,230             --             --           2,231
                                          ----      --------      ---------       --------       ---------
         December 31, 1996.............    110       143,237       (333,465)         4,849        (185,269)
Comprehensive income:
  Net income...........................     --            --         34,257             --          34,257
  Other comprehensive income --
  Foreign currency translation.........     --            --             --        (17,623)        (17,623)
                                                                                                 ---------
Comprehensive income...................                                                             16,634
                                                                                                 ---------
Exercise of stock options..............      1         1,498             --             --           1,499
Stock issued under employee stock
  purchase plan........................      1         1,993             --             --           1,994
Recognition of net operating loss
  carryforwards........................     --         2,295             --             --           2,295
                                          ----      --------      ---------       --------       ---------
         December 31, 1997.............    112       149,023       (299,208)       (12,774)       (162,847)
Comprehensive income:
  Net income...........................     --            --          5,809             --           5,809
  Other comprehensive income --
  Foreign currency translation.........     --            --             --            (74)            (74)
                                                                                                 ---------
Comprehensive income...................                                                              5,735
                                                                                                 ---------
Exercise of stock options..............     --           335             --             --             335
                                          ----      --------      ---------       --------       ---------
         March 31, 1998................   $112      $149,358      $(293,399)      $(12,848)      $(156,777)
                                          ====      ========      =========       ========       =========

          See accompanying notes to consolidated financial statements.

                        THERMADYNE HOLDINGS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               THREE MONTHS   THREE MONTHS
                                                  ENDED          ENDED        YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                MARCH 31,      MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                   1998           1997           1997           1996           1995
                                               ------------   ------------   ------------   ------------   ------------
                                               (UNAUDITED)    (UNAUDITED)
                                                                            (IN THOUSANDS)
Cash flows provided by (used in) operating
  activities:
         Net income (loss)...................    $  5,809       $  4,968      $  34,257       $(63,637)     $(160,800)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Net periodic postretirement benefits.......         650            585          2,750          2,731          2,206
  Depreciation...............................       3,556          2,876         12,448         11,651         10,689
  Amortization of goodwill...................         382            357          1,591         83,033        102,985
  Amortization of other intangibles..........         518          1,692          6,776         12,377         48,517
  Amortization of deferred financing costs...         370            460          1,587          2,711          4,860
  Recognition of net operating loss
    carryforwards............................          --            586          2,343          8,534          4,491
  Deferred income taxes......................          --           (586)        (1,836)       (21,882)            --
  Noncash charges for discontinued
    operations...............................          --            565          1,621         13,949         30,328
  Gain on sale of discontinued operations....          --             --        (16,015)        (8,480)            --
  Extraordinary item.........................          --             --             --          3,715             --
Changes in operating assets and liabilities:
  Accounts receivable........................      (6,179)        (2,577)       (19,905)       (10,166)        (5,942)
  Inventories................................     (13,502)        (4,625)       (17,228)       (10,107)        (7,541)
  Prepaid expenses and other.................         (52)          (334)        (1,628)        (1,957)          (291)
  Accounts payable...........................      (5,347)           358         20,605          3,498          2,818
  Accrued and other liabilities..............      (6,246)        (7,762)        (5,757)        (4,510)         2,963
  Accrued interest...........................       7,370          7,249           (258)           643           (658)
  Income taxes payable.......................       5,098         (1,513)        (3,498)         1,379         (2,363)
  Other long-term liabilities................      (1,562)          (321)        (3,152)        (2,124)        (2,519)
  Discontinued operations....................          --            903            285             97          1,465
                                                 --------       --------      ---------       --------      ---------
         Total adjustments...................     (14,944)        (2,087)       (19,271)        85,092        192,008
                                                 --------       --------      ---------       --------      ---------
         Net cash provided by operating
           activities........................      (9,135)         2,881         14,986         21,455         31,208
                                                 --------       --------      ---------       --------      ---------
Cash flows provided by (used in) investing
  activities:
  Capital expenditures, net..................      (3,756)        (2,395)       (16,339)       (11,447)        (7,154)
  Change in other assets.....................        (349)         8,512          4,162         (4,399)           (64)
  Acquisitions, net of cash..................        (640)       (27,755)       (37,895)       (74,011)        (3,370)
  Investing activities of discontinued
    operations...............................          --           (570)        (1,680)        (3,766)        (5,133)
  Proceeds from sale of discontinued
    operations...............................          --             --         88,543        112,359             --
                                                 --------       --------      ---------       --------      ---------
         Net cash provided by (used in)
           investing activities..............      (4,745)       (22,208)        36,791         18,736        (15,721)
                                                 --------       --------      ---------       --------      ---------
Cash flows provided by (used in) financing
  activities:
  Change in long-term receivables............         263             17            170           (283)            47
  Repayment of long-term obligations.........     (10,592)        (9,928)      (131,486)      (150,384)       (26,263)
  Borrowing of long-term obligations.........      22,370         33,683         72,855        119,854            505
  Issuance of common stock...................         335            436          3,069          4,146          7,761
  Change in accounts receivable
    securitization...........................         376          4,631          5,676         (9,994)           731
  Financing fees.............................          --             --             --         (3,855)          (189)
  Financing activities of discontinued
    operations...............................          --         (1,227)        (2,808)        (1,732)           (11)
  Other......................................        (180)        (2,168)           808          1,639         (3,516)
                                                 --------       --------      ---------       --------      ---------
         Net cash used in financing
           activities........................      12,572         25,444        (51,716)       (40,609)       (20,935)
                                                 --------       --------      ---------       --------      ---------
Net increase (decrease) in cash and cash
  equivalents................................      (1,308)         6,117             61           (418)        (5,448)
Cash and cash equivalents at beginning of
  year.......................................       1,481          1,420          1,420          1,838          7,286
                                                 --------       --------      ---------       --------      ---------
Cash and cash equivalents at end of year.....    $    173       $  7,537      $   1,481       $  1,420      $   1,838
                                                 ========       ========      =========       ========      =========

          See accompanying notes to consolidated financial statements.

                        THERMADYNE HOLDINGS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
1. THE COMPANY

     Thermadyne Holdings Corporation ("Thermadyne" or "the Company"), a Delaware corporation, is a global manufacturer of cutting and welding products and accessories. Thermadyne's year end is December 31.

2. RECENT EVENTS

  MERGER WITH MERCURY ACQUISITION CORPORATION

     On January 20, 1998, the Company and Mercury Acquisition Corporation ("Mercury"), an affiliate of DLJ Merchant Banking Partners II, L.P. ("DLJ"), entered into a definitive merger agreement (the "Merger Agreement"). Under the terms of the Merger Agreement, Mercury will merge with and into the Company, and, subject to the following sentence, the holders of each share of the Company's common stock can elect to receive $34.50 in cash for such share or to retain such share in the merged Company. In any event, holders will be required to retain 485,010 shares, or 4.3%, of the Company's common stock outstanding immediately prior to the merger. In addition, DLJ has entered into voting agreements with Magten Asset Management (on behalf of itself and certain of its clients) and Fidelity Capital and Income Fund, pursuant to which these current shareholders, subject to certain conditions, have agreed to vote in favor of the merger 5,942,708 shares of the Company's common stock owned by them. These shares represent approximately 53% of the Company's common stock outstanding on December 31, 1997.

     The proposed merger, which will be recorded as a recapitalization for accounting purposes, is subject to a number of conditions, including regulatory approvals and approval by Company stockholders. The transaction is estimated to have an aggregate value of approximately $790 million, including refinancing of the Company's existing revolving credit facility and senior and subordinated notes. The Company expects the merger to close by June 30, 1998.

     As a result of the proposed merger, the Company and Mercury will incur various costs, currently estimated to range between $50 million and $60 million, on a pretax basis, in connection with consummating the transaction. These costs consist primarily of professional fees, registration costs, compensation costs and other expenses. Although the exact timing, nature and amount of these merger transaction costs are subject to change, the Company expects that a one-time charge for these costs will be recorded in the quarter during which the merger is consummated.

  ACQUISITIONS

     On November 25, 1997, the Company acquired substantially all of the assets of Woodland Cryogenics, Incorporated, a manufacturer of cryogenic pumps, ambient and electric vaporizers and automatic cylinder filling systems located in Philadelphia, Pennsylvania. The aggregate consideration paid was approximately $2,500 and was financed through bank facilities. The transaction was accounted for as a purchase.

     On September 26, 1997, the Company acquired substantially all of the assets of the welding division of Prestolite Power Corporation, a manufacturer of arc welders, plasma welders and wire feeders, located in Troy, Ohio. The aggregate consideration paid was approximately $7,500 and was financed through bank facilities. The transaction was accounted for as a purchase.

     On January 31, 1997, the Company acquired all of the issued and outstanding capital stock of GenSet S.p.A., a leading manufacturer of engine-driven welders and generators in Italy. The aggregate consideration paid was approximately $28,000 and was financed through bank facilities. The transaction was accounted for as a purchase.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     On January 18, 1996, the Company acquired all of the issued and outstanding capital stock of Duxtech Pty. Ltd., an Australian holding company that operates Cigweld, the leading manufacturer of welding products in Australia and New Zealand. The aggregate consideration paid was approximately $74,000 of which approximately $21,500 was the assumption of existing debt. The remaining balance was paid in cash which was financed through cash on hand and borrowing under the Company's existing credit agreement. This transaction was accounted for as a purchase.

Net working capital.........................................   $21,220
Excess of cost over fair value of net assets acquired.......    31,002
Property, plant and equipment, at cost, net.................    29,083
Other long-term liabilities, net............................    (7,294)
                                                               -------
                                                               $74,011
                                                               =======

     The operating results of the acquired companies have been included in the Consolidated Statements of Operations from their respective dates of acquisition. The pro forma unaudited results of operations for the twelve months ended December 31, 1997 and 1996, respectively, assuming consummation of the purchases as of the beginning of each period, are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Net sales...................................................   $544,140     $484,005
Income (loss) from from continuing operations...............     14,569      (63,804)
Net income (loss)...........................................     33,857      (64,502)
Basic per share amounts:
  Income (loss) from continuing operations..................       1.32        (5.91)
  Net income (loss).........................................       3.06        (5.97)
Diluted per share amounts:
  Income (loss) from continuing operations..................       1.28        (5.91)
  Net income (loss).........................................       2.97        (5.97)

     Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had been effective at the beginning of each period above.

  SALE OF DISCONTINUED OPERATIONS

     On September 30, 1997, the Company completed the sale of its Wear Resistance business for $96,000 which consisted of $88,500 in cash and $7,500 in the assumption of long-term liabilities. The net proceeds were used to reduce debt. The net assets of the Wear Resistance operations were classified as a current asset on the Consolidated Balance Sheets at December 31, 1996, and their financial results were reported separately as discontinued operations in the Consolidated Statements of Operations. The Company realized a net gain of $16,015 on this transaction, net of income taxes of $12,623.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The components of net assets of discontinued operations included in the Consolidated Balance Sheet at December 31, 1996 are as follows:

Accounts receivable, net....................................   $17,819
Inventories.................................................    16,660
Prepaid expenses and other..................................       327
Property, plant and equipment, at cost, net.................    14,323
Other noncurrent assets.....................................     2,732
Accounts payable and accrued liabilities....................   (13,235)
Long-term obligations.......................................    (8,518)
Other long-term liabilities.................................      (653)
                                                               -------
                                                               $29,455
                                                               =======

     On April 26, 1996, the Company completed the sale of substantially all of the assets of Coyne Cylinder Company ("Coyne"), and on June 27, 1996, the Company completed the sale of its Floor Maintenance business. Consideration received from these two transactions totaled $137,000 and consisted of $112,359 in cash and $24,641 in the assumption or elimination of certain liabilities. The Company realized a net gain of $8,480 on these two transactions, net of income taxes of $14,732. The net proceeds were used to reduce debt. The financial results of the Coyne and Floor Maintenance operations were reported separately as discontinued operations in the Consolidated Statements of Operations.

     Sales from the discontinued businesses totaled $76,163, $183,440 and $259,772 for the years ended December 31, 1997, 1996 and 1995, respectively. Certain expenses have been allocated to discontinued operations including interest expense, which was allocated on a ratio of earnings before interest, taxes, depreciation and amortization for the years presented. Interest expense allocated to discontinued operations was $2,048, $7,630 and $11,413 for the years ended December 31, 1997, 1996 and 1995, respectively. Income (loss) from discontinued operations included in the accompanying Consolidated Statements of Operations include immaterial amounts of income taxes (see Note 11).

3. SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of Thermadyne and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to current year presentation.

     Preparation of financial statements in conformity with generally accepted accounting principles requires certain estimates and assumptions be made that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventories -- Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for domestic subsidiaries and the first-in, first-out ("FIFO") method for foreign subsidiaries. Inventories at foreign subsidiaries amounted to approximately $46,798 and $33,567 at December 31, 1997 and 1996, respectively.

     Property, Plant and Equipment -- Property, plant and equipment is carried at cost and is depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings -25 years; and machinery and equipment -two to ten years.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     Deferred Financing Costs -- The Company capitalizes loan origination fees and other costs incurred arranging long-term financing. These costs are amortized over the respective lives of the obligations using the effective interest method.

     Intangibles -- The excess of costs over the net tangible assets of businesses acquired consists of assembled work forces, customer and distributor relationships, patented and unpatented technology, and goodwill. In conjunction with the 1993 financial reorganization of the Company, assets and liabilities were revalued as of February 1, 1994. The assets were stated at their reorganization value which is defined as the fair value of the reorganized company (see Note 7). The portion of the reorganization value not attributable to specific assets was amortized over a three-year period. Identified intangible assets are amortized on a straight-line basis over the various estimated useful lives of such assets, which generally range from three to 25 years. Goodwill related to acquisitions subsequent to the financial reorganization is amortized over 40 years.

     Income Taxes -- The Company accounts for income taxes using the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the carrying value of assets and liabilities for financial reporting purposes and their tax bases and carryforward items. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

     Revenue Recognition -- Revenue from the sale of cutting and welding products is recognized upon shipment to the customer. Costs and related expenses to manufacture cutting and welding products are recorded as cost of sales when the related revenue is recognized.

     Earnings Per Share -- In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FASB 128"). FASB 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement 128 requirements. The effects of options, warrants and convertible securities have not been considered for the years ended December 31, 1996 and 1995

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

because the result would be antidilutive. All exchange arrangements contemplated by the Company's 1994 financial restructuring are assumed to have been completed.

                              THREE MONTHS ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                              -----------------------------   ---------------------------------------
                                  1998            1997           1997          1996          1995
                              -------------   -------------   -----------   -----------   -----------
                               (UNAUDITED)     (UNAUDITED)
BASIC EARNINGS PER SHARE
  AMOUNTS:
Income (loss) from
  continuing operations
  before extraordinary
  item......................   $      0.52     $      0.36    $      1.36   $     (5.83)  $    (12.97)
Discontinued operations.....            --            0.09           1.73          0.28         (2.84)
                               -----------     -----------    -----------   -----------   -----------
Income (loss) before
  extraordinary item........          0.52            0.45           3.09         (5.55)       (15.81)
Extraordinary item -- loss
  on early extinguishment of
  long-term debt............            --              --             --         (0.34)           --
                               -----------     -----------    -----------   -----------   -----------
Net income (loss)...........   $      0.52     $      0.45    $      3.09   $     (5.89)  $    (15.81)
                               ===========     ===========    ===========   ===========   ===========
DILUTED EARNINGS PER SHARE
  AMOUNTS:
Income (loss) from
  continuing operations
  before extraordinary
  item......................   $      0.50     $      0.35    $      1.33   $     (5.83)  $    (12.97)
Discontinued operations.....            --            0.09           1.68          0.28         (2.84)
                               -----------     -----------    -----------   -----------   -----------
Income (loss) before
  extraordinary item........          0.50            0.44           3.01         (5.55)       (15.81)
Extraordinary item -- loss
  on early extinguishment of
  long-term debt............            --              --             --         (0.34)           --
                               -----------     -----------    -----------   -----------   -----------
Net income (loss)...........   $      0.50     $      0.44    $      3.01   $     (5.89)  $    (15.81)
                               ===========     ===========    ===========   ===========   ===========
Weighted average shares --
  basic earnings per
  share.....................    11,208,536      11,028,126     11,072,088    10,797,261    10,168,817
EFFECT OF DILUTIVE
  SECURITIES:
Employee stock options......       328,064         287,571        296,109            --            --
                               -----------     -----------    -----------   -----------   -----------
Weighted average shares --
  diluted earnings per
  share.....................    11,536,600      11,315,697     11,368,197    10,797,261    10,168,817
                               ===========     ===========    ===========   ===========   ===========

     Stock Based Compensation -- The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant, and also through its Employee Stock Purchase Plan enables substantially all employees to purchase shares of common stock at a purchase price of 85% of the fair market value at specified dates. The Company accounts for these stock option grants in accordance with Accounting Principles Board Opinion No. 25 -- "Accounting for Stock Issued to Employees' ("APB 25"), and, accordingly, recognizes no compensation expense for the stock option grants.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     Statement of Cash Flows -- For purposes of the statement of cash flows, Thermadyne considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short maturity of these investments.

     The following table shows the interest and taxes paid during the periods presented in the accompanying Consolidated Statements of Cash Flows:

                      THREE MONTHS ENDED   THREE MONTHS ENDED      YEAR ENDED          YEAR ENDED          YEAR ENDED
                        MARCH 31, 1998       MARCH 31, 1997     DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                      ------------------   ------------------   -----------------   -----------------   -----------------
                         (UNAUDITED)          (UNAUDITED)
Interest.............       $3,538               $4,561              $48,683             $48,581             $46,148
Taxes................         (624)               3,801               12,276              11,409               8,527

     Foreign Currency Translation -- Local currencies have been designated as the functional currencies for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains or losses are included in the component of shareholders' equity designated "Foreign currency translation." The Company's foreign operations are discussed in Note 13.

     Recent Accounting Pronouncements -- As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholder's equity. Statement 130 requires foreign currency translation adjustments, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FASB 131"), which requires publicly-held companies to report financial and descriptive information about its operating segments in financial statements issued to shareholders for interim and annual periods. The statement also requires additional disclosures with respect to products and services, geographical areas of operations, and major customers. FASB 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented.

4. ACCOUNTS RECEIVABLE

     The Company has entered into a trade accounts receivable securitization agreement whereby it will sell on an ongoing basis, through December 28, 1999, participation interests in up to $50,000 of designated accounts receivable. The amount of participation interests sold under this financing arrangement is subject to change based on the level of eligible receivables and restrictions on concentrations of receivables, and was approximately $28,305 and $22,629 at December 31, 1997 and 1996, respectively. The sold accounts receivable are reflected as a reduction of accounts receivable on the Consolidated Balance Sheets. Interest expense is incurred on participation interests at the rate of one-month LIBOR plus 50 basis points, per annum (approximately 6.48% at December 31, 1997). The fair value of accounts receivable approximates the carrying value.

     During the year ended December 31, 1997, the Company adopted FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FASB 125"). FASB 125 is required to be applied to transfers of assets occurring after January 1, 1997. The effect of adopting FASB 125 was immaterial.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

5. INVENTORIES

     The composition of inventories is as follows:

                                                                        DECEMBER 31,
                                                        MARCH 31,    ------------------
                                                          1998         1997      1996
                                                       -----------   --------   -------
                                                       (UNAUDITED)
Raw materials........................................   $ 20,612     $ 19,903   $14,128
Work-in-process......................................     25,874       30,743    21,248
Finished goods.......................................     73,240       56,087    46,519
LIFO reserve.........................................       (760)      (1,598)   (2,353)
                                                        --------     --------   -------
                                                        $118,966     $105,135   $79,542
                                                        ========     ========   =======

6. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment at December 31 is as follows:

                                                                1997       1996
                                                              --------   --------
Land........................................................  $ 14,071   $ 16,320
Building....................................................    33,748     22,048
Machinery and equipment.....................................    68,008     59,749
Less: accumulated depreciation..............................   (30,570)   (22,493)
                                                              --------   --------
                                                              $ 85,257   $ 75,624
                                                              ========   ========

     Assets recorded under capitalized leases were $17,663 ($14,432 net of accumulated depreciation) and $17,688 ($15,145 net of accumulated depreciation) at December 31, 1997 and 1996, respectively.

7. INTANGIBLES

     The composition of intangibles at December 31 is as follows:

                                                               1997       1996
                                                              -------   --------
Goodwill....................................................  $39,532   $ 36,322
Patented and unpatented technology..........................      279     17,311
Customer and distributor relationships......................       --     18,182
Other.......................................................    2,759      9,958
                                                              -------   --------
                                                               42,570     81,773
Less: accumulated amortization..............................   (8,600)   (19,128)
                                                              -------   --------
                                                              $33,970   $ 62,645
                                                              =======   ========

     Prior to 1995, the Company assessed the recoverability of its identifiable intangible assets primarily based on its current and anticipated future undiscounted cash flows, which included disbursements for interest expense. In the fourth quarter of 1995, the Company early adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("FASB 121") and consequently revalued amounts capitalized for customer and distributor relationships and for patented and unpatented technology given recent fundamental changes in its core businesses. Based on this revaluation, the Company determined that assets with a carrying amount of $67,923 were impaired and wrote them down by $32,972 to their estimated fair value. Fair value was based on the estimated future cash flows to be generated by these assets, discounted at a market rate of interest. The writedown is included in the amortization of other intangibles line item on the Consolidated Statements of

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

Operations. In the fourth quarter of 1996, the carrying value of intangible assets recorded in connection with the Company's financial reorganization was reduced by approximately $2,400 resulting from the initial recognition of the Company's net deferred tax asset. The carrying value of these intangibles was further reduced during 1997 by approximately $26,000 upon the recognition of net operating loss carryforward benefits and the sale of the Wear Resistance business.

8. LONG-TERM OBLIGATIONS

     The composition of long-term obligations at December 31 is as follows:

                                                                1997        1996
                                                              --------    --------
Domestic credit agreement...................................  $ 41,500    $101,000
Australian credit agreement.................................    18,057      22,666
Senior notes, due May 1, 2002, 10.25% interest payable
  semiannually on May 1 and November 1......................    99,288      99,288
Subordinated notes, due November 1, 2003, 10.75% interest
  payable semiannually on May 1 and November 1..............   179,321     179,321
Capital leases..............................................    17,630      17,405
Other.......................................................     2,291       1,660
                                                              --------    --------
                                                               358,087     421,340
Less: Current maturities....................................    (4,912)     (4,205)
                                                              --------    --------
                                                              $353,175    $417,135
                                                              ========    ========

     At December 31, 1997, the schedule of principal payments on long-term debt, excluding capital lease obligations, is as follows:

1998......................................................  $  4,708
1999......................................................     2,705
2000......................................................     2,685
2001......................................................    41,544
2002......................................................    99,300
Thereafter................................................   189,515

     On June 25, 1996 the Company amended and restated its domestic credit agreement (the "Domestic Facility") to a $250,000 revolving credit and letters of credit facility with a consortium of 22 banks. The term is five years and the banks' commitment reduces by $25,000 at the end of year three and by an additional $75,000 at the end of year four. At the Company's option, interest accrues at (i) the prime rate plus an applicable margin in the range of 0.5% - 1.25% or, (ii) LIBOR plus an applicable margin in the range of 1.5% - 2.25%. The applicable margin percentage is dependent upon the Company meeting certain financial conditions. At December 31, 1997 the prime rate was 8.5%. The facility contains financial covenants which, among other things, require the Company to maintain certain financial ratios and restrict the Company's ability to incur indebtedness, make capital expenditures, and pay dividends. The facility is secured by the capital stock, personal and real property of the Company and a significant portion of its subsidiaries' capital stock and personal and real property. At December 31, 1997 the Company had $10,349 of standby letters of credit outstanding under its Domestic Facility. Unused borrowing capacity under the Domestic Facility was $198,151.

     The Australian credit agreement (the "Australian Facility") is denominated in Australian dollars ("A$") and expires on December 31, 2000. The Australian Facility consists of an A$15,000 term

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

commitment and an A$22,000 revolving credit commitment. The Australian Facility bears interest at the Bank Bill Rate (as defined) plus a margin of 1.5% for the term commitment and 0.75% for the revolving credit commitment. At December 31, 1997 the Company's average applicable Bank Bill Rate (as defined) was 4.987%. Interest payment dates vary depending on the funding period selected by the Company. Total mandatory principal reductions under the term commitment for the remainder of its term are as follows: 1998 -- A$3,000; 1999 -- A$4,000; and 2000 -- A$4,000. The facility requires the Company's Australian subsidiary to comply with various financial covenants. The facility is secured by personal and real property of the Company's Australian subsidiary. At December 31, 1997 the Company had A$383 of letters of credit outstanding under the Australian Facility. Unused borrowing capacity under the Australian Facility was A$1,500.

     The indentures governing the senior notes and the subordinated notes restrict, subject to certain exceptions, the Company and its subsidiaries from incurring additional debt, paying dividends or making other distributions on or redeeming or repurchasing capital stock, making investments, loans or advances, disposing of assets, creating liens on assets and engaging in transactions with affiliates.

     The estimated fair value amounts of the Company's long-term obligations have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. The fair value of the senior notes and the subordinated notes was based on the most recent market information available, and is estimated to be 104.25% and 107.0% of their current carrying values at December 31, 1997, or $103,508 and $191,873, respectively. The fair values of the credit agreement and the Company's other long-term obligations are estimated at their current carrying values since these obligations are fully secured and have varying interest charges based on current market rates.

9. STOCK OPTIONS

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by FASB 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.1%, 5.5% and 6.4%; a dividend yield of 0.0% for each year presented; volatility factors of the expected market price of the Company's common stock of 0.38, 0.39 and 0.42; and a weighted-average expected life of the options of six years for each year presented.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      1997           1996           1995
                                                  ------------   ------------   ------------
Pro forma net income (loss).....................    $32,239        $(64,574)     $(161,588)
Pro forma net income (loss) per share:
  Basic.........................................       2.91           (5.98)        (15.89)
  Diluted.......................................       2.84           (5.98)        (15.89)

     Because FASB 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until future periods.

     The Company has three option plans for the grant of options to its employees and directors. The 1993 Management Option Plan (the "1993 Management Plan") provides for the grant of options to acquire up to 1,428,570 shares of common stock to key officers and employees of the Company or its affiliates. Grants under the 1993 Management Plan are exercisable in installments ranging from immediately on the date of grant to not later than five years from the date of grant. The Non-Employee Directors Plan (the "1995 Directors Plan") provides for the grant of options to acquire up to 50,000 shares of common stock to non-employee directors of the Company. Grants under the 1995 Directors Plan vest immediately on the date of grant. The 1996 Employee Stock Option Plan (the "1996 Employee Plan") initially provided for the grant of options to acquire up to 300,000 shares of common stock to employees of the Company. This plan was amended in 1996 to provide for the grant of options to acquire up to an additional 500,000 shares of common stock. Grants under the 1996 Employee Plan vest ratably over five years. All options granted under the three plans described above are non-qualified stock options granted at 100% of the fair market value on the grant dates.

     Information regarding stock options is summarized as follows:

                                        1997                          1996                           1995
                            ----------------------------   ---------------------------   ----------------------------
                                        WEIGHTED-AVERAGE              WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                             OPTIONS     EXERCISE PRICE    OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                            ---------   ----------------   --------   ----------------   ---------   ----------------
Outstanding -- beginning
  of year.................    963,055        $14.27         913,000        $12.30        1,275,142        $12.00
Granted...................    217,200         27.00         340,000         17.85          203,000         13.39
Exercised.................    (87,255)        12.38        (169,054)        12.01         (452,840)        12.00
Forfeited.................    (31,783)        18.32        (120,891)        12.62         (112,302)        12.10
                            ---------                      --------                      ---------
Outstanding -- end of
  year....................  1,061,217         16.91         963,055         14.27          913,000         12.30
                            =========                      ========                      =========
Exercisable at end of
  year:
  1993 Management Plan....    430,399                       359,329                        262,666
  1995 Directors Plan.....     23,000                        24,000                             --
  1996 Employee Plan......     39,355                            --                             --
Reserved for future
  grants:
  1993 Management Plan....     15,704                        70,621                         82,730
  1995 Directors Plan.....     22,000                        26,000                         30,000
  1996 Employee Plan......    470,500                        97,000                        300,000
Weighted-average fair
  value of options granted
  during the year.........  $   13.14                      $   8.49                      $    6.88

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

10. LEASES

     Future minimum lease payments related to continuing operations under leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1997 are as follows:

                                                               CAPITAL    OPERATING
                                                                LEASES     LEASES
                                                               --------   ---------
  1998......................................................   $  3,470    $ 8,855
  1999......................................................      3,644      8,209
  2000......................................................      3,627      7,131
  2001......................................................      3,614      5,955
  2002......................................................      3,608      4,725
  Thereafter................................................     49,735     31,111
                                                               --------
Total minimum lease payments................................     67,698
Less: amount representing interest..........................    (50,068)
                                                               --------
Present value of net minimum lease payments, including
  current obligations of $204...............................   $ 17,630
                                                               ========

     Rent expense under operating leases from continuing operations amounted to $9,358, $7,562 and $6,559 for the years ended December 31, 1997, 1996 and 1995, respectively.

11. INCOME TAXES

     Pre-tax income (losses) from continuing operations were taxed under the following jurisdictions:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      1997           1996           1995
                                                  ------------   ------------   ------------
Domestic........................................    $31,104        $(69,694)     $(123,954)
Foreign.........................................     (2,560)          6,221            624
                                                    -------        --------      ---------
          Income (loss) before income taxes.....    $28,544        $(63,473)     $(123,330)
                                                    =======        ========      =========

     The provision (benefit) for income taxes charged to continuing operations is as follows:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      1997           1996           1995
                                                  ------------   ------------   ------------
Current:
  Federal.......................................    $11,014        $  8,091        $6,010
  Foreign.......................................      1,064           1,785         1,147
  State and local...............................        927           1,050         1,361
                                                    -------        --------        ------
          Total current.........................     13,005          10,926         8,518
                                                    -------        --------        ------
Deferred........................................        470         (11,460)           --
                                                    -------        --------        ------
                                                    $13,475        $   (534)       $8,518
                                                    =======        ========        ======

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The composition of deferred tax assets and liabilities attributable to continuing operations at December 31 is as follows:

                                                                1997        1996
                                                              --------    --------
Deferred tax assets:
  Post-employment benefits..................................  $  9,214    $  8,915
  Accrued liabilities.......................................     3,316       5,054
  Intangibles...............................................    14,408       6,025
  Other.....................................................        --         476
  Fixed assets..............................................     6,992          --
  Net operating loss carryforwards..........................    29,761      31,504
                                                              --------    --------
          Total deferred tax assets.........................    63,691      51,974
  Valuation allowance for deferred tax assets...............   (22,731)    (24,474)
                                                              --------    --------
          Net deferred tax assets...........................    40,960      27,500
                                                              --------    --------
Deferred tax liabilities:
  Inventories...............................................     4,562       4,923
  Other.....................................................       846          --
  Property, plant and equipment.............................        --         695
                                                              --------    --------
          Total deferred tax liabilities....................     5,408       5,618
                                                              --------    --------
          Net deferred tax asset............................  $ 35,552    $ 21,882
                                                              ========    ========

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following differences:

                                                 YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1997            1996            1995
                                                ------------    ------------    ------------
Tax at U.S. statutory rates...................    $ 9,991         $(22,216)       $(43,166)
Nondeductible goodwill amortization and other
  nondeductible expenses......................      2,048           28,877          37,500
Change in valuation allowance, recognition of
  net operating loss carryforward benefits and
  other.......................................         --            6,318          12,370
Foreign tax rate differences and recognition
  of foreign tax loss benefits................        833             (393)            929
State income taxes, net of federal tax
  benefit.....................................        603              683             885
Initial recognition of net deferred tax
  asset.......................................         --          (13,803)             --
                                                  -------         --------        --------
                                                  $13,475         $   (534)       $  8,518
                                                  =======         ========        ========

     In the fourth quarter of 1996, the Company re-evaluated the realizability of the net deferred tax asset. As a result, a net deferred tax asset of approximately $22,000 was recorded on December 31, 1996. Of the total amount recorded, approximately $8,000 was reported as an adjustment to the carrying value of goodwill and other intangible assets. The balance was reported as a reduction to income tax expense. A portion of the net adjustment for deferred taxes has been allocated to discontinued operations. The valuation allowance relates to net operating loss carryforwards existing on February 1, 1994, the effective date of the Company's financial reorganization.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $85,000 for U.S. income tax purposes that begin to expire in the year 2001. The consummation of the financial reorganization resulted in an ownership change under Section 382 of the Internal Revenue Code. As a result, the Company's utilization of these losses to offset future U.S. taxable income is limited to approximately $7,000 per year. Pursuant to the requirements of the American Institute of Certified Public Accountants Statement of Position No. 90-7, entitled "Financial Entities in Reorganization Under the Bankruptcy Code", to the extent net operating losses that existed on the effective date of the Company's financial reorganization are recognized, the resulting tax benefit will be reported as a direct addition to paid-in capital.

     The Company's foreign subsidiaries have undistributed earnings at December 31, 1997. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

12. EMPLOYEE BENEFIT PLANS

     401(k) Retirement Plan -- The 401(k) Retirement Plan covers the majority of the Company's domestic employees. The Company, at its discretion, can make a base contribution of 1% of each employee's compensation and an additional contribution equal to as much as 4% of the employee's compensation. At the employee's discretion, an additional 1% to 15% voluntary employee contribution can be made. The plan requires the Company to make a matching contribution of 50% of the first 6% of the voluntary employee contribution. Total expense for this plan related to continuing operations was approximately $2,628, $2,585, and $1,897 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Employee Stock Purchase Plan -- The Employee Stock Purchase Plan enables substantially all employees of the Company to purchase shares of common stock at a purchase price of 85% of the fair market value at specified dates. For plan year 1997, the plan was amended to change the plan year to a calendar year basis. For the plan year ended December 31, 1997, 1,098 employee participants purchased 82,085 shares at an aggregate purchase price of $1,989. For the plan year ended October 31, 1996, 1,090 employee participants purchased 145,584 shares at an aggregate purchase price of $2,119. In the initial plan year ended October 31, 1995, 1,502 employee participants purchased 252,925 shares at an aggregate purchase price of $2,327. A maximum of 1,000,000 shares is authorized for purchase under the plan.

     Other Postretirement Benefits -- The Company has several retirement plans covering both salaried and nonsalaried retired employees, which provide postretirement health care benefits (medical and dental) and life insurance benefits. The postretirement health care plan is contributory, with retiree contributions adjusted annually as determined by the Company based on claim costs. The postretirement life insurance plan is noncontributory. The Company recognizes the cost of postretirement benefits on the accrual basis as employees render service to earn the benefit. The Company continues to fund the cost of health care and life insurance benefits in the year incurred.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The postretirement benefit plans' combined benefit obligations related to continuing operations at December 31 are as follows:

                                                               1997      1996
                                                              -------   -------
Accumulated postretirement benefit obligations:
  Retirees and surviving beneficiaries......................  $ 3,838   $ 5,156
  Active employees eligible to retire.......................      720     1,420
  Active employees not yet eligible to retire...............    7,452     9,411
  Unrecognized gain.........................................    9,428     6,237
  Unrecognized prior service cost...........................    1,927        64
                                                              -------   -------
  Unfunded accumulated postretirement benefit obligation and
     accrued postretirement benefit cost....................  $23,365   $22,288
                                                              =======   =======

     Net periodic postretirement benefit cost from continuing operations included the following components:

                                         YEAR ENDED          YEAR ENDED          YEAR ENDED
                                      DECEMBER 31, 1997   DECEMBER 31, 1997   DECEMBER 31, 1997
                                      -----------------   -----------------   -----------------
Service cost-benefits attributed to
  service during the period.........       $1,255              $1,365              $1,161
Interest cost on accumulated
  postretirement benefit
  obligation........................        1,496               1,564               1,094
Loss (gain) from past experience
  different from that assumed and
  changes in assumptions............           (1)               (198)               (131)
                                           ------              ------              ------
Net periodic postretirement benefit
  cost..............................       $2,750              $2,731              $2,124
                                           ======              ======              ======

     In addition, for actuarial measurements purposes, the following assumptions and methods were used: annual discount rate of 7% (7% at January 1, 1997), medical claim cost trends with annual increases starting at 10.5% in 1996 and decreasing incrementally to 6% in 2011 and thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the medical cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $1,900 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1997, by approximately $307. The Company uses the amortization method for recording gains or losses resulting from past experience different from that assumed and changes in assumptions.

     Pension Plans -- The Company's subsidiaries have had various noncontributory defined benefit pension plans which covered substantially all U.S. employees. The Company froze its three noncontributory defined benefit pension plans through amendments to such plans effective December 31, 1989. All former participants of these plans became eligible to participate in the 401(k) Retirement Plan effective January 1, 1990. The

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

following table sets forth the funded status of the defined benefit plans and the amounts recognized in the Company's consolidated financial statements:

     Actuarial present value of benefit obligations at December 31:

                                                               1997      1996
                                                              -------   -------
Vested benefit obligation...................................  $13,911   $13,476
Accumulated benefit obligation..............................   14,356    13,975
Projected benefit obligation................................   14,356    13,975
Plan assets at fair value...................................   12,126    11,667
                                                              -------   -------
Projected benefit obligation in excess of plan assets.......   (2,230)   (2,308)
Unrecognized net loss.......................................      (54)      358
Unrecognized prior service cost.............................      122       145
Unrecognized net obligation at transition...................        2         5
Adjustment required to recognize minimum liability..........       --      (508)
                                                              -------   -------
          Accrued pension cost..............................  $(2,160)  $(2,308)
                                                              =======   =======

     Pension cost related to the defined benefit plans included the following components:

                                         YEAR ENDED          YEAR ENDED          YEAR ENDED
                                      DECEMBER 31, 1997   DECEMBER 31, 1997   DECEMBER 31, 1997
                                      -----------------   -----------------   -----------------
Service cost-benefits earned during
  the period........................        $  --              $    --             $    --
Interest cost on projected benefit
  obligation........................          954                  930                 930
Actual return on plan assets........         (977)              (1,135)             (1,025)
Net amortization and deferral.......           93                  369                 313
                                            -----              -------             -------
Net pension expense.................        $  70              $   164             $   218
                                            =====              =======             =======

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligations ranged from 7% to 8%. The assumed rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 0%. The expected long-term rate of return on assets ranged from 7% to 8%. Plan assets consist principally of marketable equity securities and restricted and unrestricted debt securities. The Company's funding policy is to contribute annually an amount equal to meet the minimum funding standards of the Employee Retirement Income Security Act of 1974 as determined by the plans' actuary.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. FOREIGN OPERATIONS

     The Company's continuing operations are primarily in the United States, Australia/Asia, Canada and Europe. Sales among geographic areas have been eliminated in consolidation. Financial data by geographic area is as follows:

                                                 YEAR ENDED          YEAR ENDED          YEAR ENDED
                                              DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                                              -----------------   -----------------   -----------------
Net sales:
  United States.............................      $333,871            $293,549            $273,106
  Australia/Asia............................       109,984             105,337               4,989
  Other foreign operations..................        76,585              40,858              38,683
                                                  --------            --------            --------
                                                  $520,440            $439,744            $316,778
                                                  ========            ========            ========
Sales from United States to foreign
  operations................................      $ 35,576            $ 30,932            $ 22,518
                                                  ========            ========            ========
Export sales from United States.............      $ 33,668            $ 25,402            $ 23,782
                                                  ========            ========            ========
Operating income (loss):
  United States.............................      $ 71,639            $(22,899)           $(80,103)
  Australia/Asia............................         2,304               5,689                 143
  Other foreign operations..................         4,564               3,071               2,656
                                                  --------            --------            --------
                                                  $ 78,507            $(14,139)           $(77,304)
                                                  ========            ========            ========
Identifiable assets:
  United States.............................      $194,216            $189,153            $280,146
  Australia/Asia............................       102,342             113,588               4,314
  Other foreign operations..................        57,969              21,209              59,077
  Discontinued operations...................            --              29,455              72,829
                                                  --------            --------            --------
                                                  $354,527            $353,405            $416,366
                                                  ========            ========            ========

14. CONTINGENCIES

     Thermadyne and certain of its wholly owned subsidiaries are defendants in various legal actions, primarily in the products liability area. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

     The Company is party to an agreement with a financial institution to sell at face value up to a total of $25,000 of its long-term receivables. The product line that generated these long-term receivables has been divested, and consequently, no further sales will occur. Under the terms of this agreement, the Company is liable for a total of 20% of the aggregate receivables sold and this liability approximates $4,000. The Company has further retained collection and administrative responsibilities on behalf of the financial institution. The Company has a secured interest in the inventory sold under these long-term receivables which has been assigned to the financial institution. At December 31, 1997, approximately $3,666 in contracts subject to this agreement are outstanding. Management believes the allowance for doubtful accounts at December 31, 1997 will be adequate for all uncollectible receivables.

15. GUARANTOR SUBSIDIARIES

     In connection with the proposed merger of the Company and Mercury, Thermadyne Mfg. LLC and Thermadyne Capital Corp., both wholly-owned subsidiaries of the Company, expect to raise approximately $205,400 through the issuance of 9 7/8% Senior Subordinated Notes due 2008 (the "Notes"). The Company

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

will receive all of the net proceeds from the issuance of the Notes and the Thermadyne Mfg. LLC and Thermadyne Capital Corp. will be jointly and severally liable for all payments under the Notes. Additionally, the Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured senior subordinated basis by certain existing domestic subsidiaries of the Company (the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is wholly-owned by the Company.

     The following condensed consolidating financial information of the Company includes the accounts of the Company, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-Guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined that such information is not material in assessing the Guarantor Subsidiaries.

CONDENSED CONSOLIDATING BALANCE SHEET
MARCH 31, 1998
(UNAUDITED)

                                                                 TOTAL          TOTAL
                                                    COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS     TOTAL
                                                   ---------   ----------   --------------   ------------   ---------
                     ASSETS
Current Assets:
  Cash and cash equivalents......................  $      --   $  (1,555)      $  1,728       $      --     $     173
  Restricted cash................................         --          --         21,797         (21,797)           --
  Accounts receivable............................         --       9,222         98,314         (25,365)       82,171
  Inventories....................................         --      73,245         45,721              --       118,966
  Prepaid expenses and other.....................         --         871          7,790            (345)        8,316
  Net assets of discontinued operations..........         --          --             --              --            --
                                                   ---------   ---------       --------       ---------     ---------
        Total current assets.....................         --      81,783        175,350         (47,507)      209,626
  Property, plant and equipment, at cost, net....         --      47,912         38,113              --        86,025
  Deferred financing costs, net..................      4,736         151            663              --         5,550
  Intangibles, at cost, net......................         --       5,249         28,548              --        33,797
  Deferred income tax............................         --      35,551             --              --        35,551
  Investment in and advances to/from
    subsidiaries.................................    192,114      10,707             --        (202,821)           --
  Other assets...................................         --          89          1,804              --         1,893
                                                   ---------   ---------       --------       ---------     ---------
        Total assets.............................  $ 196,850   $ 181,442       $244,478       $(250,328)    $ 372,442
                                                   =========   =========       ========       =========     =========
      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable...............................  $      --   $  26,877       $ 23,029              --     $  49,906
  Accrued and other liabilities..................         --      19,025          7,453              --        26,478
  Accrued interest...............................     12,670           7            299              --        12,976
  Income taxes payable...........................         --      12,532         (2,807)             --         9,725
  Deferred income taxes..........................         --          --             --              --            --
Current maturities of long-term obligations......         --           2          6,254              --         6,256
                                                   ---------   ---------       --------       ---------     ---------
        Total current liabilities................     12,670      58,443         34,228              --       105,341
Long-term obligations, less current maturities...    328,109      16,382         69,669         (50,000)      364,160
Other long-term liabilities......................         --      52,870          6,848              --        59,718
Shareholders' equity (deficit):
  Common stock...................................        112          --             --              --           112
  Additional paid-in-capital.....................    149,358          --             --              --       149,358
  Retained earnings (accumulated deficit)........   (293,399)   (246,961)        (4,636)        251,597      (293,399)
  Accumulated other comprehensive income.........         --       1,934        (14,782)             --       (12,848)
                                                   ---------   ---------       --------       ---------     ---------
        Total shareholders' equity (deficit).....   (143,929)   (245,027)       (19,418)        251,597      (156,777)
Net equity and advances to/from subsidiaries.....         --     298,774        153,151        (451,925)           --
                                                   ---------   ---------       --------       ---------     ---------
        Total liabilities and shareholders'
          equity (deficit).......................  $ 196,850   $ 181,442       $244,478       $(250,328)    $ 372,442
                                                   =========   =========       ========       =========     =========

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997

                                                         TOTAL          TOTAL
                                            COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS    TOTAL
                                            --------   ----------   --------------   ------------   --------
                  ASSETS

Current Assets:
  Cash and cash equivalents...............  $     --    $    308       $  1,173       $      --     $  1,481
  Restricted cash.........................        --          --         21,634         (21,634)          --
  Accounts receivable.....................        --       6,595         99,281         (29,029)      76,847
  Inventories.............................        --      62,329         42,806              --      105,135
  Prepaid expenses and other..............        --       4,601          4,152            (219)       8,534
  Net assets of discontinued
    operations............................        --          --             --              --           --
                                            --------    --------       --------       ---------     --------
         Total current assets.............        --      73,833        169,046         (50,882)     191,997
  Property, plant and equipment, at cost,
    net...................................        --      48,367         36,890              --       85,257
  Deferred financing costs, net...........     5,052           1            701              --        5,754
  Intangibles, at cost, net...............        --       5,376         28,594              --       33,970
  Deferred income taxes...................        --      35,552             --              --       35,552
  Investment in and advances to/from
    subsidiaries..........................   170,414      10,783             --        (181,197)          --
  Other assets............................        --         130          1,867              --        1,997
                                            --------    --------       --------       ---------     --------
         Total assets.....................  $175,466    $174,042       $237,098       $(232,079)    $354,527
                                            ========    ========       ========       =========     ========

  LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable........................  $     --    $ 30,697       $ 24,693       $      --     $ 55,390
  Accrued and other liabilities...........        --      25,079          7,618              --       32,697
  Accrued interest........................     5,430          10            240              --        5,680
  Income taxes payable....................        --       8,106         (3,337)             --        4,769
  Deferred income taxes...................        --          --             --              --           --
  Current maturities of long-term
    obligations...........................        --           1          4,911              --        4,912
                                            --------    --------       --------       ---------     --------
         Total current liabilities........     5,430      63,893         34,125              --      103,448
Long-term obligations, less current
  maturities..............................   320,109      16,320         66,746         (50,000)     353,175
Other long-term liabilities...............        --      53,421          7,330              --       60,751
Shareholders' equity (deficit):
  Common stock............................       112          --             --              --          112
  Additional paid-in-capital..............   149,023          --             --              --      149,023
  Retained earnings (accumulated
    deficit)..............................  (299,208)   (254,562)        (3,668)        258,230     (299,208)
  Accumulated other comprehensive
    income................................        --       2,406        (15,180)             --      (12,774)
                                            --------    --------       --------       ---------     --------
         Total shareholders' equity
           (deficit)......................  (150,073)   (252,156)       (18,848)        258,230     (162,847)
Net equity and advances to/from
  subsidiaries............................        --     292,564        147,745        (440,309)          --
                                            --------    --------       --------       ---------     --------
         Total liabilities and
           shareholders' equity
           (deficit)......................  $175,466    $174,042       $237,098       $(232,079)    $354,527
                                            ========    ========       ========       =========     ========

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1996

                                                         TOTAL          TOTAL
                                            COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS    TOTAL
                                            --------   ----------   --------------   ------------   --------
                  ASSETS

Current Assets:
  Cash and cash equivalents...............  $     --    $    690       $    730       $      --     $  1,420
  Restricted cash.........................        --          --         25,461         (25,461)          --
  Accounts receivable.....................        --       3,498         74,769         (23,981)      54,286
  Inventories.............................        --      46,375         33,167              --       79,542
  Prepaid expenses and other..............        --       7,361          2,858            (456)       9,763
  Net assets of discontinued
    operations............................    29,455          --          3,947          (3,947)      29,455
                                            --------    --------       --------       ---------     --------
         Total current assets.............    29,455      57,924        140,932         (53,845)     174,466
  Property, plant and equipment, at cost,
    net...................................        --      42,850         32,774              --       75,624
  Deferred financing costs, net...........     6,395          --          1,113              --        7,508
  Intangibles, at cost, net...............        --      33,972         28,673              --       62,645
  Deferred income taxes...................        --      23,206             --              --       23,206
  Investment in and advances to/from
    subsidiaries..........................   159,944      11,138             --        (171,082)          --
  Other assets............................        --       6,327          3,629              --        9,956
                                            --------    --------       --------       ---------     --------
         Total assets.....................  $195,794    $175,417       $207,121       $(224,927)    $353,405
                                            ========    ========       ========       =========     ========

  LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable........................  $     --    $ 17,953       $ 10,313       $      --     $ 28,266
  Accrued and other liabilities...........        --      22,726          6,531              --       29,257
  Accrued interest........................     6,303           5            153              --        6,461
  Income taxes payable....................        --       8,264           (316)             --        7,948
  Deferred income taxes...................        --       1,324             --              --        1,324
  Current maturities of long-term
    obligations...........................        --          --          4,205              --        4,205
                                            --------    --------       --------       ---------     --------
         Total current liabilities........     6,303      50,272         20,886              --       77,461
Long-term obligations, less current
  maturities..............................   379,609      15,898         71,628         (50,000)     417,135
Other long-term liabilities...............        --      38,349          5,729              --       44,078
Shareholders' equity (deficit):
  Common stock............................       110          --             --              --          110
  Additional paid-in-capital..............   143,237          --             --              --      143,237
  Retained earnings (accumulated
    deficit)..............................  (333,465)   (275,048)          (891)        275,939     (333,465)
  Accumulated other comprehensive
    income................................        --       5,589           (740)             --        4,849
                                            --------    --------       --------       ---------     --------
         Total shareholders' equity
           (deficit)......................  (190,118)   (269,459)        (1,631)        275,939     (185,269)
Net equity and advances to/from
  subsidiaries............................        --     340,357        110,509        (450,866)          --
                                            --------    --------       --------       ---------     --------
         Total liabilities and
           shareholders' equity
           (deficit)......................  $195,794    $175,417       $207,121       $(224,927)    $353,405
                                            ========    ========       ========       =========     ========

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 1998
(UNAUDITED)

                                                       TOTAL          TOTAL
                                         COMPANY     GUARANTORS   NON-GUARANTORS   ELIMINATIONS      TOTAL
                                         -------     ----------   --------------   ------------     --------
Net Sales..............................  $   --       $111,511       $47,825         $(27,507)(a)   $131,829
Operating Expenses:
  Cost of goods sold...................      --         69,710        39,170          (27,096)(a)     81,784
  Selling, general and administrative
    expenses...........................      --         19,720         7,344               --         27,064
  Amortization of goodwill.............      --             21           361               --            382
  Amortization of other intangibles....      --            339           179               --            518
  Net periodic postretirement
    benefits...........................      --            650            --               --            650
                                         ------       --------       -------         --------       --------
Operating income (loss)................      --         21,071           771             (411)        21,431
Other income (expense):
  Interest expense.....................      --         (9,534)       (2,376)           1,076        (10,834)
  Amortization of deferred financing
    costs..............................      --           (316)          (54)              --           (370)
  Equity in net loss of subsidiaries...   5,809             --            --           (5,809)            --
  Other................................      --            349         1,306           (1,489)           166
                                         ------       --------       -------         --------       --------
Income (loss) from continuing
  operations before income tax
  provision............................   5,809         11,570          (353)          (6,633)        10,393
Income tax provision...................      --          3,969           615               --          4,584
                                         ------       --------       -------         --------       --------
Net income (loss)......................  $5,809       $  7,601       $  (968)        $ (6,633)      $  5,809
                                         ======       ========       =======         ========       ========

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 1997
(UNAUDITED)

                                                       TOTAL          TOTAL
                                         COMPANY     GUARANTORS   NON-GUARANTORS   ELIMINATIONS      TOTAL
                                         -------     ----------   --------------   ------------     --------
Net Sales.............................   $   --       $ 93,332       $44,395         $(19,976)(a)   $117,751
Operating Expenses:
  Cost of goods sold..................       --         56,698        33,677          (20,033)(a)     70,342
  Selling, general and administrative
    expenses..........................       --         17,998         8,272               --         26,270
  Amortization of goodwill............       --             22           335               --            357
  Amortization of other intangibles...       --          1,677            15               --          1,692
  Net periodic postretirement
    benefits..........................       --            585            --               --            585
                                         ------       --------       -------         --------       --------
Operating income......................       --         16,352         2,096               57         18,505
Other income (expense):
  Interest expense....................       --        (10,084)       (2,706)           1,252        (11,538)
  Amortization of deferred financing
    costs.............................       --           (397)          (63)              --           (460)
  Equity in net loss of
    subsidiaries......................    3,932             --            --           (3,932)            --
  Other...............................       --          1,216           822           (1,632)           406
                                         ------       --------       -------         --------       --------
Income (loss) from continuing
  operations before income tax
  provision...........................    3,932          7,087           149           (4,255)         6,913
Income tax provision..................       --          2,424           557               --          2,981
                                         ------       --------       -------         --------       --------
Income (loss) from continuing operations...  3,932       4,663          (408)          (4,255)         3,932
Discontinued operations:
  Income from discontinued operations,
    net of income taxes...............    1,036             --            --               --          1,036
                                         ------       --------       -------         --------       --------
Net income (loss).....................   $4,968       $  4,663       $  (408)        $ (4,255)      $  4,968
                                         ======       ========       =======         ========       ========

---------------

(a) Reflects the elimination of intercompany sales among all of the Company's subsidiaries.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997

                                                       TOTAL          TOTAL
                                         COMPANY     GUARANTORS   NON-GUARANTORS   ELIMINATIONS      TOTAL
                                         -------     ----------   --------------   ------------     --------
Net Sales.............................   $   --       $405,039       $210,462        $(95,061)(a)   $520,440
Operating Expenses:
  Cost of goods sold..................       --        246,794        167,430         (94,104)(a)    320,120
  Selling, general and administrative
    expenses..........................       --         76,676         34,020              --        110,696
  Amortization of goodwill............       --             86          1,505              --          1,591
  Amortization of other intangibles...       --          6,137            639              --          6,776
  Net periodic postretirement
    benefits..........................       --          2,750             --              --          2,750
                                         -------      --------       --------        --------       --------
Operating income (loss)...............       --         72,596          6,868            (957)        78,507
Other income (expense):
  Interest expense....................       --        (39,641)       (10,823)          5,139        (45,325)
  Amortization of deferred financing
    costs.............................       --         (1,346)          (241)             --         (1,587)
  Equity in net loss of
    subsidiaries......................   15,069             --             --         (15,069)            --
  Other...............................       --          1,889          1,882          (6,822)        (3,051)
                                         -------      --------       --------        --------       --------
Income (loss) from continuing
  operations before income tax
  provision...........................   15,069         33,498         (2,314)        (17,709)        28,544
Income tax provision..................       --         13,012            463              --         13,475
                                         -------      --------       --------        --------       --------
Income (loss) from continuing
  operations..........................   15,069         20,486         (2,777)        (17,709)        15,069
Discontinued operations:
  Gain on sale of discontinued
    operations, net of income taxes of
    $12,623...........................   16,015             --             --              --         16,015
  Income from discontinued operations,
    net of income taxes...............    3,173             --             --              --          3,173
                                         -------      --------       --------        --------       --------
Net income (loss).....................   $34,257      $ 20,486       $ (2,777)       $(17,709)      $ 34,257
                                         =======      ========       ========        ========       ========

---------------

(a) Reflects the elimination of intercompany sales among all of the Company's subsidiaries.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1996

                                                       TOTAL          TOTAL
                                        COMPANY      GUARANTORS   NON-GUARANTORS   ELIMINATIONS      TOTAL
                                        --------     ----------   --------------   ------------     --------
Net Sales............................   $     --      $352,244       $152,322        $(64,822)(a)   $439,744
Operating Expenses:
  Cost of goods sold.................         --       210,585        114,066         (64,816)(a)    259,835
  Selling, general and administrative
    expenses.........................         --        69,989         25,918              --         95,907
  Amortization of goodwill...........         --        82,276            757              --         83,033
  Amortization of other
    intangibles......................         --         9,562          2,815              --         12,377
  Net periodic postretirement
    benefits.........................         --         2,731             --              --          2,731
                                        --------      --------       --------        --------       --------
Operating income (loss)..............         --       (22,899)         8,766              (6)       (14,139)
Other income (expense):
  Interest expense...................         --       (40,215)        (9,579)          4,139        (45,655)
  Amortization of deferred financing
    costs............................         --        (2,540)          (171)             --         (2,711)
  Equity in net loss of
    subsidiaries.....................    (62,939)           --             --          62,939             --
  Other..............................         --        (1,872)         7,267          (6,363)          (968)
                                        --------      --------       --------        --------       --------
Income (loss) from continuing
  operations before income tax
  provision and extraordinary item...    (62,939)      (67,526)         6,283          60,709        (63,473)
Income tax provision (benefit).......         --        (1,751)         1,217              --           (534)
                                        --------      --------       --------        --------       --------
Income (loss) from continuing
  operations before extraordinary
  item...............................    (62,939)      (65,775)         5,066          60,709        (62,939)
Discontinued operations:
  Gain on sale of discontinued
    operations, net of income taxes
    of $14,732.......................      8,480            --             --              --          8,480
  Loss from discontinued operations,
    net of income taxes..............     (5,463)           --             --              --         (5,463)
                                        --------      --------       --------        --------       --------
Income (loss) before extraordinary
  item...............................    (59,922)      (65,775)         5,066          60,709        (59,922)
Extraordinary item -- loss on early
  extinguishment of long-term debt,
  net of tax benefit of $2,001.......     (3,715)           --             --              --         (3,715)
                                        --------      --------       --------        --------       --------
Net income (loss)....................   $(63,637)     $(65,775)      $  5,066        $ 60,709       $(63,637)
                                        ========      ========       ========        ========       ========

---------------

(a) Reflects the elimination of intercompany sales among all of the Company's subsidiaries.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1995

                                                      TOTAL          TOTAL
                                       COMPANY      GUARANTORS   NON-GUARANTORS   ELIMINATIONS       TOTAL
                                      ---------     ----------   --------------   ------------     ---------
Net Sales..........................   $      --     $ 327,543       $46,760         $(57,525)(a)   $ 316,778
Operating Expenses:
  Cost of goods sold...............          --       198,278        34,375          (56,708)(a)     175,945
  Selling, general and
    administrative expenses........          --        65,176         9,505               --          74,681
  Amortization of goodwill.........          --        92,931            --               --          92,931
  Amortization of other
    intangibles....................          --        48,323            78               --          48,401
  Net periodic postretirement
    benefits.......................          --         2,124            --               --           2,124
                                      ---------     ---------       -------         --------       ---------
Operating income (loss)............          --       (79,289)        2,802             (817)        (77,304)
Other income (expense):
  Interest expense.................          --       (37,084)       (5,723)           1,538         (41,269)
  Amortization of deferred
    financing costs................          --        (4,860)           --               --          (4,860)
  Equity in net loss of
    subsidiaries...................    (131,848)           --            --          131,848              --
  Other............................          --           536         3,006           (3,439)            103
                                      ---------     ---------       -------         --------       ---------
Income (loss) from continuing
  operations before income tax
  provision........................    (131,848)     (120,697)           85          129,130        (123,330)
Income tax provision...............          --         7,506         1,012               --           8,518
                                      ---------     ---------       -------         --------       ---------
Income (loss) from continuing
  operations.......................    (131,848)     (128,203)         (927)         129,130        (131,848)
Discontinued operations:
  Loss from discontinued
    operations, net of income
    taxes..........................     (28,952)           --            --               --         (28,952)
                                      ---------     ---------       -------         --------       ---------
  Net income (loss)................   $(160,800)    $(128,203)      $  (927)        $129,130       $(160,800)
                                      =========     =========       =======         ========       =========

---------------

(a) Reflects the elimination of intercompany sales among all of the Company's subsidiaries.

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 1998
(UNAUDITED)

                                                                 TOTAL          TOTAL
                                                    COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS    TOTAL
                                                    --------   ----------   --------------   ------------   --------
Net cash provided by (used in) operating
  activities......................................  $(8,335)    $   219        $ (1,019)         $ --       $ (9,135)
Cash flows provided by (used in) investing
  activities:
  Capital expenditures, net.......................       --      (1,689)         (2,067)           --         (3,756)
  Change in other assets..........................       --        (192)           (157)           --           (349)
  Investing activities of discontinued
    operations....................................       --          --              --            --             --
  Acquisitions, net of cash.......................       --        (640)             --            --           (640)
  Proceeds from sale of discontinued operations...       --          --              --            --             --
                                                    --------    -------        --------          ----       --------
Net cash provided by (used in) investing
  activities......................................       --      (2,521)         (2,224)           --         (4,745)
Cash flows provided by (used in) financing
  activities:
  Change in long-term receivables.................       --          --             263            --            263
  Repayment of long-term obligations..............  (26,000)         --          15,408            --        (10,592)
  Borrowing of long-term obligations..............   34,000          63         (11,693)           --         22,370
  Change in accounts receivable securitization....       --         376              --            --            376
  Issuance of common stock........................      335          --              --            --            335
  Financing fees..................................       --          --              --            --             --
  Financing activities of discontinued
    operations....................................       --          --              --            --             --
  Other...........................................       --          --            (180)           --           (180)
                                                    --------    -------        --------          ----       --------
Net cash provided by (used in) financing
  activities......................................    8,335         439           3,798            --         12,572
Net increase (decrease) in cash and cash
  equivalents.....................................       --      (1,863)            555            --         (1,308)
Cash and cash equivalents at beginning of
  period..........................................       --         308           1,173            --          1,481
                                                    --------    -------        --------          ----       --------
Cash and cash equivalents at end of period........  $    --     $(1,555)       $  1,728          $ --       $    173
                                                    ========    =======        ========          ====       ========

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 1997
(UNAUDITED)

                                                                 TOTAL          TOTAL
                                                    COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS    TOTAL
                                                    --------   ----------   --------------   ------------   --------
Net cash provided by (used in) operating
  activities......................................  $(19,007)   $(4,430)       $ 26,318          $ --       $  2,881
Cash flows provided by (used in) investing
  activities:
  Capital expenditures, net.......................       --      (1,199)         (1,196)           --         (2,395)
  Change in other assets..........................       --       5,922           2,590            --          8,512
  Investing activities of discontinued
    operations....................................       --          --            (570)           --           (570)
  Acquisitions, net of cash.......................       --          --         (27,755)           --        (27,755)
  Proceeds from sale of discontinued operations...       --          --              --            --             --
                                                    --------    -------        --------          ----       --------
Net cash provided by (used in) investing
  activities......................................       --       4,723         (26,931)           --        (22,208)
Cash flows provided by (used in) financing
  activities:
  Change in long-term receivables.................       --          17              --            --             17
  Repayment of long-term obligations..............   (9,928)         --              --            --         (9,928)
  Borrowing of long-term obligations..............   29,926         475           3,282            --         33,683
  Change in accounts receivable securitization....       --       4,631              --            --          4,631
  Issuance of common stock........................      436          --              --            --            436
  Financing fees..................................       --          --              --            --             --
  Financing activities of discontinued
    operations....................................       --          --          (1,227)           --         (1,227)
  Other...........................................   (1,427)       (444)           (297)           --         (2,168)
                                                    --------    -------        --------          ----       --------
Net cash provided by (used in) financing
  activities......................................   19,007       4,679           1,758            --         25,444
Net increase (decrease) in cash and cash
  equivalents.....................................       --       4,972           1,145            --          6,117
Cash and cash equivalents at beginning of
  period..........................................       --         690             730            --          1,420
                                                    --------    -------        --------          ----       --------
Cash and cash equivalents at end of period........  $    --     $ 5,662        $  1,875          $ --       $  7,537
                                                    ========    =======        ========          ====       ========

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                 TOTAL          TOTAL
                                                    COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS     TOTAL
                                                   ---------   ----------   --------------   ------------   ---------
Net cash provided by (used in) operating
  activities.....................................  $ (32,452)   $  8,215       $ 39,223          $ --       $  14,986
Cash flows provided by (used in) investing
  activities:
  Capital expenditures, net......................         --      (9,084)        (7,255)           --         (16,339)
  Change in other assets.........................         --       2,722          1,440            --           4,162
  Investing activities of discontinued
    operations...................................         --          --         (1,680)           --          (1,680)
  Acquisitions, net of cash......................         --     (10,140)       (27,755)           --         (37,895)
  Proceeds from sale of discontinued
    operations...................................     88,543          --             --            --          88,543
                                                   ---------    --------       --------          ----       ---------
Net cash provided by (used in) investing
  activities.....................................     88,543     (16,502)       (35,250)           --          36,791
Cash flows provided by (used in) financing
  activities:
  Change in long-term receivables................         --         170             --            --             170
  Repayment of long-term obligations.............   (123,450)         --         (8,036)           --        (131,486)
  Borrowing of long-term obligations.............     63,950         301          8,604            --          72,855
  Change in accounts receivable securitization...         --       5,676             --            --           5,676
  Issuance of common stock.......................      3,069          --             --            --           3,069
  Financing fees.................................         --          --             --            --              --
  Financing activities of discontinued
    operations...................................         --          --         (2,808)           --          (2,808)
  Other..........................................        340       1,758         (1,290)           --             808
                                                   ---------    --------       --------          ----       ---------
Net cash provided by (used in) financing
  activities.....................................    (56,091)      7,905         (3,530)           --         (51,716)
Net increase (decrease) in cash and cash
  equivalents....................................         --        (382)           443            --              61
Cash and cash equivalents at beginning of
  period.........................................         --         690            730            --           1,420
                                                   ---------    --------       --------          ----       ---------
Cash and cash equivalents at end of period.......  $      --    $    308       $  1,173          $ --       $   1,481
                                                   =========    ========       ========          ====       =========

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                 TOTAL          TOTAL
                                                    COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS     TOTAL
                                                   ---------   ----------   --------------   ------------   ---------
Net cash provided by (used in) operating
  activities.....................................  $ (66,632)   $ 24,569       $ 63,518          $ --       $  21,455
Cash flows provided by (used in) investing
  activities:
  Capital expenditures, net......................         --      (6,554)        (4,893)           --         (11,447)
  Change in other assets.........................         --      (2,581)        (1,818)           --          (4,399)
  Investing activities of discontinued
    operations...................................         --          --         (3,766)           --          (3,766)
  Acquisitions, net of cash......................         --          --        (74,011)           --         (74,011)
  Proceeds from sale of discontinued
    operations...................................    112,359          --             --            --         112,359
                                                   ---------    --------       --------          ----       ---------
Net cash provided by (used in) investing
  activities.....................................    112,359      (9,135)       (84,488)           --          18,736
Cash flows provided by (used in) financing
  activities:
  Change in long-term receivables................         --        (283)            --            --            (283)
  Repayment of long-term obligations.............   (150,384)         --             --            --        (150,384)
  Borrowing of long-term obligations.............    100,000        (188)        20,042            --         119,854
  Change in accounts receivable securitization...         --      (9,994)            --            --          (9,994)
  Issuance of common stock.......................      4,146          --             --            --           4,146
  Financing fees.................................         --      (3,855)            --            --          (3,855)
  Financing activities of discontinued
    operations...................................         --          --         (1,732)           --          (1,732)
  Other..........................................        511      (1,291)         2,419            --           1,639
                                                   ---------    --------       --------          ----       ---------
Net cash provided by (used in) financing
  activities.....................................    (45,727)    (15,611)        20,729            --         (40,609)
Net increase (decrease) in cash and cash
  equivalents....................................         --        (177)          (241)           --            (418)
Cash and cash equivalents at beginning of
  period.........................................         --         867            971            --           1,838
                                                   ---------    --------       --------          ----       ---------
Cash and cash equivalents at end of period.......  $      --    $    690       $    730          $ --       $   1,420
                                                   =========    ========       ========          ====       =========

                        THERMADYNE HOLDINGS CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                 TOTAL          TOTAL
                                                    COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS    TOTAL
                                                    --------   ----------   --------------   ------------   --------
Net cash provided by (used in) operating
  activities......................................  $17,419     $  3,755       $10,034           $ --       $ 31,208
Cash flows provided by (used in) investing
  activities:
  Capital expenditures, net.......................       --       (7,154)           --             --         (7,154)
  Change in other assets..........................       --         (944)          907             --            (37)
  Investing activities of discontinued
    operations....................................       --           --        (5,133)            --         (5,133)
  Acquisitions, net of cash.......................       --       (3,370)           --             --         (3,370)
  Proceeds from sale of discontinued operations...       --           --            --             --             --
                                                    --------    --------       -------           ----       --------
Net cash provided by (used in) investing
  activities......................................       --      (11,468)       (4,226)            --        (15,694)
Cash flows provided by (used in) financing
  activities:
  Change in long-term receivables.................       --        1,090        (1,070)            --             20
  Repayment of long-term obligations..............  (26,109)        (154)           --             --        (26,263)
  Borrowing of long-term obligations..............       --          358           147             --            505
  Change in accounts receivable securitization....       --          731            --             --            731
  Issuance of common stock........................    7,761           --            --             --          7,761
  Financing fees..................................       --         (189)           --             --           (189)
  Financing activities of discontinued
    operations....................................       --           --           (11)            --            (11)
  Other...........................................      929       (1,152)       (3,293)            --         (3,516)
                                                    --------    --------       -------           ----       --------
Net cash provided by (used in) financing
  activities......................................  (17,419)         684        (4,227)            --        (20,962)
Net increase (decrease) in cash and cash
  equivalents.....................................       --       (7,029)        1,581             --         (5,448)
Cash and cash equivalents at beginning of
  period..........................................       --        7,896          (610)            --          7,286
                                                    --------    --------       -------           ----       --------
Cash and cash equivalents at end of period........  $    --     $    867       $   971           $ --       $  1,838
                                                    ========    ========       =======           ====       ========

16. SUPPLEMENTARY UNAUDITED QUARTERLY DATA

                                                              FIRST       SECOND      THIRD       FOURTH
                                                             QUARTER     QUARTER     QUARTER     QUARTER      TOTAL
                                                             --------    --------    --------    --------    --------
Year ended December 31, 1997:
  Net sales................................................  $117,751    $135,175    $131,902    $135,612    $520,440
  Gross profit.............................................    47,409      52,630      51,007      49,274     200,320
  Income from continuing operations........................     3,932       5,581       4,045       1,511      15,069
  Net income (loss)........................................     4,968       6,783      22,995        (489)     34,257
  Basic per share amounts:
    Income from continuing operations......................      0.36        0.50        0.36        0.14        1.36
    Net income (loss)......................................      0.45        0.61        2.07       (0.04)       3.09
  Diluted per share amounts:
    Income from continuing operations......................      0.35        0.49        0.35        0.13        1.33
    Net income (loss)......................................      0.44        0.60        2.02       (0.04)       3.01
Year ended December 31, 1996:
  Net sales................................................  $102,233    $116,120    $110,820    $110,571    $439,744
  Gross profit.............................................    42,604      47,236      45,478      44,591     179,909
  Loss from continuing operations..........................   (20,667)    (20,657)    (17,152)     (4,463)    (62,939)
  Net loss.................................................   (21,867)    (16,386)    (19,616)     (5,768)(1)  (63,637)
  Basic per share amounts:
    Loss from continuing operations........................     (1.93)      (1.92)      (1.59)      (0.41)      (5.83)
    Net loss...............................................     (2.04)      (1.53)      (1.82)      (0.53)      (5.89)
  Diluted per share amounts:
    Loss from continuing operations........................     (1.93)      (1.92)      (1.59)      (0.41)      (5.83)
    Net loss...............................................     (2.04)      (1.53)      (1.82)      (0.53)      (5.89)

---------------

(1) Reflects recognition of net deferred tax assets (see Note 11).

============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

Available Information......................    2
Summary....................................    3
Risk Factors...............................   15
Use of Proceeds............................   21
Capitalization.............................   22
Selected Financial Data....................   23
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations............................   25
Business...................................   32
The Merger and Merger Financing............   42
Management.................................   44
Executive Compensation.....................   47
Security Ownership of Certain Beneficial
  Owners and Management....................   51
Certain Relationships and Related
  Transactions.............................   53
Limited Liability Company Agreement........   54
The Exchange Offer.........................   55
Description of the New Credit Facility.....   64
Description of New Senior Subordinated
  Notes....................................   66
Certain United States Federal Income Tax
  Considerations...........................   95
Plan of Distribution.......................   96
Legal Matters..............................   96
Experts....................................   96
Unaudited Condensed Consolidated Pro Forma
  Financial Data...........................  P-1
Index to Financial Statements..............  F-1

============================================================
============================================================

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                        9 7/8% SENIOR SUBORDINATED NOTES
                                  DUE 2008 FOR
                        9 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2008
                              THERMADYNE MFG. LLC

                            THERMADYNE CAPITAL CORP
                              --------------------
                                   PROSPECTUS
                              --------------------
                                           , 1998

============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:

SEC Registration Fee........................................  $60,585.15
Printing and Engraving Expenses.............................           *
Accounting Fees and Expenses................................           *
Legal Fees and Expenses.....................................           *
Miscellaneous...............................................           *
                                                              ----------
          Total.............................................  $        *
                                                              ==========

---------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Tenth of the Certificate of Incorporation of Thermadyne Capital Corp. ("Thermadyne Capital") makes mandatory indemnification expressly authorized under the DGCL for directors of Thermadyne Capital. With respect to officers of Thermadyne Capital, Article Tenth of Thermadyne Capital's Certificate of Incorporation provides indemnification to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law.

     Section 18-101 of the Delaware Limited Liability Company Act permits a limited liability company to indemnify any person from and against any end claims, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

     Article Four of the Limited Liability Company Agreement of Thermadyne Mfg. LLC ("Thermadyne Mfg.") makes mandatory indemnification expressly authorized for directors and officers of Thermadyne Mfg. to the fullest extent permitted under the DGCL with respect to a corporation organized under the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with its formation, on May 5, 1998, Thermadyne Capital issued 1,000 shares of its common stock to its parent, Thermadyne Mfg., for a purchase price of $1,000. In connection with its formation, on May 22, 1998, Thermadyne Mfg. issued all of its membership interests to its parent, Thermadyne Holdings Corporation.

     On May 22, 1998, the Co-Registrants sold $207,000,000 aggregate principal amount at maturity of 9 7/8% Senior Subordinated Notes due 2008 (the "Old Notes") to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") in a private placement in reliance on Section 4(2) under the Securities Act, at a price equal to 99.214% of the stated principal amount of such Old Notes. The Old Notes were immediately resold by the Initial Purchaser in reliance on Rule 144A promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

        EXHIBIT
          NO.                                        EXHIBIT
        -------                                      -------
          2.1              -- First Amended and Restated Plan of Reorganization of TDII
                              Company under Chapter 11 of the Bankruptcy Code,
                              confirmed by the United States Bankruptcy Court, District
                              of Delaware, on January 18, 1994.(1)
          2.2              -- Agreement and Plan of Merger, dated as of January 20,
                              1998, between Thermadyne Holdings Corporation and Mercury
                              Acquisition Corporation.(2)
          2.3              -- Amendment No. 1 to Agreement and Plan of Merger between
                              Thermadyne Holdings Corporation and Mercury Acquisition
                              Corporation.(10)
          3.1              -- Certificate of Incorporation of Thermadyne Capital Corp.*
          3.2              -- Bylaws of Thermadyne Capital Corp.*
          3.3              -- Limited Liability Company Agreement of Thermadyne Mfg.
                              LLC.*
          4.1              -- Indenture, dated May 22, 1998, among Thermadyne Mfg. LLC,
                              Thermadyne Capital Corp., the guarantors named therein
                              and State Street Bank and Trust Company, as Trustee.(10)
          4.2              -- Form of 9 7/8% Senior Subordinated Notes.(10)
          4.3              -- A/B Exchange Registration Rights Agreement dated as of
                              May 22, 1998, among Thermadyne Mfg. LLC, Thermadyne
                              Capital Corp., the guarantors named therein and
                              Donaldson, Lufkin & Jenrette Securities Corporation.(10)
          5.1              -- Opinion of Weil, Gotshal & Manges LLP.+
         10.1              -- Omnibus Agreement, dated as of June 3, 1988, among Palco
                              Acquisition Company (now Thermadyne Holdings Corporation)
                              and its subsidiaries and National Warehouse Investment
                              Company.(4)
         10.2              -- Escrow Agreement, dated as of August 11, 1988, among
                              National Warehouse Investment Company, Palco Acquisition
                              Company (now Thermadyne Holdings Corporation) and Title
                              Guaranty Escrow Services, Inc.(4)

        EXHIBIT
          NO.                                        EXHIBIT
        -------                                      -------
         10.3              -- Amended and Restated Industrial Real Property Lease dated as of August 11, 1988, between National Warehouse
                              Investment Company and Tweco Products, Inc., as amended
                              by First Amendment to Amended and Restated Industrial
                              Real Property Lease dated as of January 20, 1989.(4)
         10.4              -- Schedule of substantially identical lease agreements.(4)
         10.5              -- Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company (now
                              Thermadyne Holdings Corporation) for the benefit of
                              National Warehouse Investment Company.(4)
         10.6              -- Schedule of substantially identical lease guaranties.(4)
         10.7              -- Lease Agreement, dated as of October 10, 1990, between
                              Stoody Deloro Stellite and Bowling Green-Warren County
                              Industrial Park Authority, Inc.(4)
         10.8              -- Lease Agreement, dated as of February 15, 1985, as
                              amended, between Stoody Deloro Stellite, Inc. and
                              Corporate Property Associates 6.(4)
         10.9              -- Receivables Purchase Agreement, dated as of December 28,
                              1994, among Thermadyne Receivables, Inc., as Transferor,
                              and NationsBank of Virginia, N.A., as Trustee.(5)
         10.10             -- Purchase Agreement, dated as of August 2, 1994, between
                              Coyne Cylinder Company and BA Credit Corporation.(5)
         10.11             -- Sublease Agreement, dated as of April 7, 1994, between
                              Stoody Deloro Stellite, Inc., and Swat, Inc.(5)
         10.12             -- Share Sale Agreement dated as of November 18, 1995, among certain scheduled persons and companies, Rosny Pty
                              Limited, Byron Holdings Limited, Thermadyne Holdings
                              Corporation, and Thermadyne Australia Pty Limited
                              relating to the sale of the Cigweld Business.(6)
         10.13             -- Sublease Agreement, dated March 15, 1993, by and between
                              Stoody Deloro Stellite, Inc. and Lima Transportation.(7)
         10.14             -- First Amendment to Standard Industrial Lease, dated June
                              27, 1995, by and between Stoody Deloro Stellite, Inc. and
                              Lima Transportation.(7)
         10.15             -- Rights Agreement dated as of May 1, 1997, between
                              Thermadyne Holdings Corporation and BankBoston, N.A., as
                              Rights Agent.(8)
         10.16             -- First Amendment to Rights Agreement, dated January 20,
                              1998, between Thermadyne Holdings Corporation and
                              BankBoston, N.A.(2)
         10.17             -- Executive Employment Agreement dated May 22, 1998,
                              between Thermadyne Holdings Corporation and Randall E.
                              Curran.(10)
         10.18             -- Executive Employment Agreement dated May 22, 1998,
                              between Thermadyne Holdings Corporation and James H.
                              Tate.(10)
         10.19             -- Executive Employment Agreement dated May 22, 1998,
                              between Thermadyne Holdings Corporation and Stephanie N.
                              Josephson.(10)
         10.20             -- Executive Employment Agreement dated May 22, 1998,
                              between Thermadyne Holdings Corporation and Thomas C.
                              Drury.(10)
         10.21             -- Executive Employment Agreement dated May 22, 1998,
                              between Thermadyne Holdings Corporation and Robert D.
                              Maddox.(10)
         10.22             -- Award Agreement dated May 22, 1998, between Thermadyne
                              Holdings Corporation and Randall E. Curran.(10)
         10.23             -- Award Agreement dated May 22, 1998, between Thermadyne
                              Holdings Corporation and James H. Tate.(10)

        EXHIBIT
          NO.                                        EXHIBIT
        -------                                      -------
         10.24             -- Award Agreement dated May 22, 1998, between Thermadyne
                              Holdings Corporation and Stephanie N. Josephson.(10)
         10.25             -- Award Agreement dated May 22, 1998, between Thermadyne
                              Holdings Corporation and Thomas C. Drury.(10)
         10.26             -- Award Agreement dated May 22, 1998, between Thermadyne
                              Holdings Corporation and Robert D. Maddox.(10)
         10.27             -- Thermadyne Holdings Corporation Management Incentive
                              Plan.(10)
         10.28             -- Thermadyne Holdings Corporation Direct Investment
                              Plan.(10)
         10.29             -- Investors' Agreement dated as of May 22, 1998, between
                              Thermadyne Holdings Corporation, the DLJ Entities (as
                              defined therein) and the Management Stockholders (as
                              defined therein).(10)
         10.30             -- Credit Agreement dated as of May 22, 1998, between
                              Thermadyne Mfg. LLC, Comweld Group Pty. Ltd., GenSet
                              S.P.A. and Thermadyne Welding Products Canada Limited, as
                              Borrowers, Various Financial Institutions, as Lenders,
                              DLJ Capital Funding, Inc., as Syndication Agent, Societe
                              Generale, as Documentation Agent, and ABN Amro Bank N.V.,
                              as Administrative Agent.(10)
         10.31             -- Letter Agreement dated as of January 16, 1998, between
                              Donaldson, Lufkin & Jenrette Securities Corporation and
                              DLJ Merchant Banking II, Inc.(10)
         10.32             -- Assignment and Assumption Agreement dated as of May 22,
                              1998, between DLJ Merchant Banking II, Inc. and
                              Thermadyne Holdings Corporation.(10)
         12.1              -- Computation of Ratio of Earnings to Fixed Charges.(9)
         21.1              -- Subsidiaries of Thermadyne Holdings Corporation.(10)
         23.1              -- Consent of Ernst & Young LLP, Independent Auditors.*
         23.2              -- Consent of Weil, Gotshal & Manges LLP (included in the
                              opinion filed as Exhibit 5.1 to the Registration
                              Statement).
         24.1              -- Powers of Attorney (included in the signature pages in
                              Part II of this Registration Statement).
         99.2              -- Form of Letter of Transmittal.+
         99.3              -- Form of Notice of Guaranteed Delivery.+
         99.4              -- Form of Exchange Agent Agreement.+

---------------

  *  Filed herewith.

  +  To be filed by amendment.

 (1) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form 10 (File No. 0-23378) filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on February 7, 1994.

 (2) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 21, 1998.

 (3) Incorporated by reference to Thermadyne Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1997.

 (4) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under
     Section 12(g) of the Exchange Act, on April 28, 1994.

 (5) Incorporated by reference to Thermadyne Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

 (6) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 18, 1996.

 (7) Incorporated by reference to Thermadyne Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.

 (8) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on May 12, 1997.

 (9) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form S-4 (File No. 333-46631).

(10) Incorporated by reference to Thermadyne Holdings Corporation's Registration
     Statement on Form S-1 (File No. 333-       ) filed on June 19, 1998.

     (b) Financial Statement Schedules

     Financial Statement Schedules of Thermadyne Holdings Corporation and subsidiaries for the years ended December 31, 1995, 1996 and 1997:

           Schedule II Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) See Item 14.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized on June 22, 1998.

                                          THERMADYNE MFG. LLC.
                                          THERMADYNE CAPITAL CORP.

                                          By:       /s/ JAMES H. TATE
                                            ------------------------------------
                                                       James H. Tate
                                              Senior Vice President and Chief
                                                     Financial Officer

     Each person whose signature to this Registration Statement appears below hereby appoints Randall E. Curran and James H. Tate, and each of them individually, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement, which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Co-Registrants and in the capacities and on the dates indicated.

                        NAME                                          TITLE                        DATE
                        ----                                          -----                        ----

                /s/ RANDALL E. CURRAN                   Chairman of the Board, President      June 22, 1998
-----------------------------------------------------     and Chief Executive Officer
                  Randall E. Curran                       (principal executive officer)

                  /s/ JAMES H. TATE                     Director, Senior Vice President       June 22, 1998
-----------------------------------------------------     and Chief Financial Officer
                    James H. Tate                         (principal financial and
                                                          accounting officer)

                 /s/ PETER T. GRAUER                    Director                              June 22, 1998
-----------------------------------------------------
                   Peter T. Grauer

             /s/ WILLIAM F. DAWSON, JR.                 Director                              June 22, 1998
-----------------------------------------------------
               William F. Dawson, Jr.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized on June 22, 1998.

                                          C&G SYSTEMS HOLDING, INC.
                                          MARISON CYLINDER COMPANY
                                          MECO HOLDING COMPANY
                                          STOODY COMPANY
                                          TAG REALTY, INC.
                                          THERMADYNE CYLINDER COMPANY
                                          THERMADYNE INDUSTRIES, INC.
                                          THERMADYNE INTERNATIONAL CORP.
                                          THERMAL ARC, INC.
                                          THERMAL DYNAMICS CORP.
                                          TWECO PRODUCTS, INC.
                                          VICTOR COYNE INTERNATIONAL, INC.
                                          VICTOR EQUIPMENT COMPANY
                                          WICHITA WAREHOUSE CORPORATION
                                          WOODLAND CRYOGENICS COMPANY

                                          By:       /s/ JAMES H. TATE
                                            ------------------------------------
                                                       James H. Tate
                                              Senior Vice President and Chief
                                                     Financial Officer

     Each person whose signature to this Registration Statement appears below hereby appoints Randall E. Curran and James H. Tate, and each of them individually, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement, which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Co-Registrants and in the capacities and on the dates indicated.

                        NAME                                          TITLE                        DATE
                        ----                                          -----                        ----

                /s/ RANDALL E. CURRAN                   Chairman of the Board, President      June 22, 1998
-----------------------------------------------------     and Chief Executive Officer
                  Randall E. Curran                       (principal executive officer)

                  /s/ JAMES H. TATE                     Senior Vice President and Chief       June 22, 1998
-----------------------------------------------------     Financial Officer (principal
                    James H. Tate                         financial and accounting
                                                          officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized on June 22, 1998.

                                          COYNE NATURAL GAS SYSTEMS, INC.
                                          MODERN ENGINEERING COMPANY, INC.

                                          By:       /s/ JAMES H. TATE
                                            ------------------------------------
                                                       James H. Tate
                                              Senior Vice President and Chief
                                                     Financial Officer

     Each person whose signature to this Registration Statement appears below hereby appoints Randall E. Curran and James H. Tate, and each of them individually, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement, which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                        NAME                                          TITLE                        DATE
                        ----                                          -----                        ----

                /s/ RANDALL E. CURRAN                   President and Chief Executive         June 22, 1998
-----------------------------------------------------     Officer (principal executive
                  Randall E. Curran                       officer)

                  /s/ JAMES H. TATE                     Director, Senior Vice President       June 22, 1998
-----------------------------------------------------     and Chief Financial Officer
                    James H. Tate                         (principal financial and
                                                          accounting officer)

             /s/ STEPHANIE N. JOSEPHSON                 Director                              June 22, 1998
-----------------------------------------------------
               Stephanie N. Josephson

                 /s/ RICHARD G. GAST                    Director                              June 22, 1998
-----------------------------------------------------
                   Richard G. Gast

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 22, 1998.

                                          C & G SYSTEMS, INC.

                                          By:       /s/ JAMES H. TATE
                                            ------------------------------------
                                                       James H. Tate
                                              Senior Vice President and Chief
                                                     Financial Officer

     Each person whose signature to this Registration Statement appears below hereby appoints Randall E. Curran and James H. Tate, and each of them individually, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement, which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                        NAME                                          TITLE                        DATE
                        ----                                          -----                        ----

                /s/ RANDALL E. CURRAN                   President and Chief Executive         June 22, 1998
-----------------------------------------------------     Officer (principal executive
                  Randall E. Curran                       officer)

                  /s/ JAMES H. TATE                     Director, Senior Vice President       June 22, 1998
-----------------------------------------------------     and Chief Financial Officer
                    James H. Tate                         (principal financial and
                                                          accounting officer)

             /s/ STEPHANIE N. JOSEPHSON                 Director                              June 22, 1998
-----------------------------------------------------
               Stephanie N. Josephson

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Thermadyne Holdings Corporation

     We have audited the consolidated financial statements of Thermadyne Holdings Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 and have issued our report thereon dated February 5, 1998. Our audits also included the accompanying financial statement schedule. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                /s/ ERNST & YOUNG LLP

Orange County, California
February 5, 1998

                                  SCHEDULE II

                        THERMADYNE HOLDINGS CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                            COLLECTION
                                      BALANCE AT                           OF PREVIOUSLY    EFFECT OF      BALANCE
                                      BEGINNING                             WRITTEN OFF    DISCONTINUED    AT END
ALLOWANCE FOR DOUBTFUL ACCOUNTS       OF PERIOD    PROVISION   WRITEOFFS     ACCOUNTS       OPERATIONS    OF PERIOD
-------------------------------       ----------   ---------   ---------   -------------   ------------   ---------

Year ended December 31, 1997........    $1,649      $  875       $315           $ 8           $    0       $2,217
Year ended December 31, 1996........     1,888         975        785            57              486        1,649
Year ended December 31, 1995........     2,565       1,205        621            21            1,282        1,888

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          2.1            -- First Amended and Restated Plan of Reorganization of TDII
                            Company under Chapter 11 of the Bankruptcy Code,
                            confirmed by the United States Bankruptcy Court, District
                            of Delaware, on January 18, 1994.(1)
          2.2            -- Agreement and Plan of Merger, dated as of January 20,
                            1998, between Thermadyne Holdings Corporation and Mercury
                            Acquisition Corporation.(2)
          2.3            -- Amendment No. 1 to Agreement and Plan of Merger between
                            Thermadyne Holdings Corporation and Mercury Acquisition
                            Corporation.(10)
          3.1            -- Certificate of Incorporation of Thermadyne Capital Corp.*
          3.2            -- Bylaws of Thermadyne Capital Corp.*
          3.3            -- Limited Liability Company Agreement of Thermadyne Mfg.
                            LLC.*
          4.1            -- Indenture, dated May 22, 1998, among Thermadyne Mfg. LLC,
                            Thermadyne Capital Corp., the guarantors named therein
                            and State Street Bank and Trust Company, as Trustee.(10)
          4.2            -- Form of 9 7/8% Senior Subordinated Notes.(10)
          4.3            -- A/B Exchange Registration Rights Agreement dated as of
                            May 22, 1998, among Thermadyne Mfg. LLC, Thermadyne
                            Capital Corp., the guarantors named therein and
                            Donaldson, Lufkin & Jenrette Securities Corporation.(10)
          5.1            -- Opinion of Weil, Gotshal & Manges LLP.+
         10.1            -- Omnibus Agreement, dated as of June 3, 1988, among Palco
                            Acquisition Company (now Thermadyne Holdings Corporation)
                            and its subsidiaries and National Warehouse Investment
                            Company.(4)
         10.2            -- Escrow Agreement, dated as of August 11, 1988, among
                            National Warehouse Investment Company, Palco Acquisition
                            Company (now Thermadyne Holdings Corporation) and Title
                            Guaranty Escrow Services, Inc.(4)
         10.3            -- Amended and Restated Industrial Real Property Lease dated as of August 11, 1988, between National Warehouse
                            Investment Company and Tweco Products, Inc., as amended
                            by First Amendment to Amended and Restated Industrial
                            Real Property Lease dated as of January 20, 1989.(4)
         10.4            -- Schedule of substantially identical lease agreements.(4)
         10.5            -- Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company (now
                            Thermadyne Holdings Corporation) for the benefit of
                            National Warehouse Investment Company.(4)
         10.6            -- Schedule of substantially identical lease guaranties.(4)
         10.7            -- Lease Agreement, dated as of October 10, 1990, between
                            Stoody Deloro Stellite and Bowling Green-Warren County
                            Industrial Park Authority, Inc.(4)
         10.8            -- Lease Agreement, dated as of February 15, 1985, as
                            amended, between Stoody Deloro Stellite, Inc. and
                            Corporate Property Associates 6.(4)
         10.9            -- Receivables Purchase Agreement, dated as of December 28,
                            1994, among Thermadyne Receivables, Inc., as Transferor,
                            and NationsBank of Virginia, N.A., as Trustee.(5)
         10.10           -- Purchase Agreement, dated as of August 2, 1994, between
                            Coyne Cylinder Company and BA Credit Corporation.(5)

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.11           -- Sublease Agreement, dated as of April 7, 1994, between
                            Stoody Deloro Stellite, Inc., and Swat, Inc.(5)
         10.12           -- Share Sale Agreement dated as of November 18, 1995, among certain scheduled persons and companies, Rosny Pty
                            Limited, Byron Holdings Limited, Thermadyne Holdings
                            Corporation, and Thermadyne Australia Pty Limited
                            relating to the sale of the Cigweld Business.(6)
         10.13           -- Sublease Agreement, dated March 15, 1993, by and between
                            Stoody Deloro Stellite, Inc. and Lima Transportation.(7)
         10.14           -- First Amendment to Standard Industrial Lease, dated June
                            27, 1995, by and between Stoody Deloro Stellite, Inc. and
                            Lima Transportation.(7)
         10.15           -- Rights Agreement dated as of May 1, 1997, between
                            Thermadyne Holdings Corporation and BankBoston, N.A., as
                            Rights Agent.(8)
         10.16           -- First Amendment to Rights Agreement, dated January 20,
                            1998, between Thermadyne Holdings Corporation and
                            BankBoston, N.A.(2)
         10.17           -- Executive Employment Agreement dated May 22, 1998,
                            between Thermadyne Holdings Corporation and Randall E.
                            Curran.(10)
         10.18           -- Executive Employment Agreement dated May 22, 1998,
                            between Thermadyne Holdings Corporation and James H.
                            Tate.(10)
         10.19           -- Executive Employment Agreement dated May 22, 1998,
                            between Thermadyne Holdings Corporation and Stephanie N.
                            Josephson.(10)
         10.20           -- Executive Employment Agreement dated May 22, 1998,
                            between Thermadyne Holdings Corporation and Thomas C.
                            Drury.(10)
         10.21           -- Executive Employment Agreement dated May 22, 1998,
                            between Thermadyne Holdings Corporation and Robert D.
                            Maddox.(10)
         10.22           -- Award Agreement dated May 22, 1998, between Thermadyne
                            Holdings Corporation and Randall E. Curran.(10)
         10.23           -- Award Agreement dated May 22, 1998, between Thermadyne
                            Holdings Corporation and James H. Tate.(10)
         10.24           -- Award Agreement dated May 22, 1998, between Thermadyne
                            Holdings Corporation and Stephanie N. Josephson.(10)
         10.25           -- Award Agreement dated May 22, 1998, between Thermadyne
                            Holdings Corporation and Thomas C. Drury.(10)
         10.26           -- Award Agreement dated May 22, 1998, between Thermadyne
                            Holdings Corporation and Robert D. Maddox.(10)
         10.27           -- Thermadyne Holdings Corporation Management Incentive
                            Plan.(10)
         10.28           -- Thermadyne Holdings Corporation Direct Investment
                            Plan.(10)
         10.29           -- Investors' Agreement dated as of May 22, 1998, between
                            Thermadyne Holdings Corporation, the DLJ Entities (as
                            defined therein) and the Management Stockholders (as
                            defined therein).(10)
         10.30           -- Credit Agreement dated as of May 22, 1998, between
                            Thermadyne Mfg. LLC, Comweld Group Pty. Ltd., GenSet
                            S.P.A. and Thermadyne Welding Products Canada Limited, as
                            Borrowers, Various Financial Institutions, as Lenders,
                            DLJ Capital Funding, Inc., as Syndication Agent, Societe
                            Generale, as Documentation Agent, and ABN Amro Bank N.V.,
                            as Administrative Agent.(10)
         10.31           -- Letter Agreement dated as of January 16, 1998, between
                            Donaldson, Lufkin & Jenrette Securities Corporation and
                            DLJ Merchant Banking II, Inc.(10)

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.32           -- Assignment and Assumption Agreement dated as of May 22,
                            1998, between DLJ Merchant Banking II, Inc. and
                            Thermadyne Holdings Corporation.(10)
         12.1            -- Computation of Ratio of Earnings to Fixed Charges.(9)
         21.1            -- Subsidiaries of Thermadyne Holdings Corporation.(10)
         23.1            -- Consent of Ernst & Young LLP, Independent Auditors.*
         23.2            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1 to the Registration
                            Statement).
         24.1            -- Powers of Attorney (included in the signature pages in
                            Part II of this Registration Statement).
         99.2            -- Form of Letter of Transmittal.+
         99.3            -- Form of Notice of Guaranteed Delivery.+
         99.4            -- Form of Exchange Agent Agreement.+

---------------

  *  Filed herewith.

  +  To be filed by amendment.

 (1) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form 10 (File No. 0-23378) filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on February 7, 1994.

 (2) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 21, 1998.

 (3) Incorporated by reference to Thermadyne Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1997.

 (4) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under
     Section 12(g) of the Exchange Act, on April 28, 1994.

 (5) Incorporated by reference to Thermadyne Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

 (6) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 18, 1996.

 (7) Incorporated by reference to Thermadyne Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.

 (8) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on May 12, 1997.

 (9) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form S-4 (File No. 333-46631).

(10) Incorporated by reference to Thermadyne Holdings Corporation's Registration
     Statement on Form S-1 (File No. 333-       ) filed on June 19, 1998.